Exhibit 2.1

Execution Version

PRODUCT PURCHASE AGREEMENT

by and among

CITRON PHARMA LLC,

LUCID PHARMA LLC,

THE DIRECT AND INDIRECT
EQUITY HOLDERS OF SELLERS NAMED HEREIN,

ROMEO CHARLIE ACQUISITION I, LLC,

ROMEO CHARLIE ACQUISITION II, LLC,

ACETO CORPORATION

AND

VIMAL KAVURU, AS AGENT

DATED AS OF NOVEMBER 2, 2016

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APPENDIX A	Certain Defined Terms

SCHEDULES OTHER THAN DISCLOSURE SCHEDULES

1.1(a)	Assumed Contracts
1.1(b)	Excluded Contracts
1.1(c)	Existing Indebtedness
1.1(e)	Intellectual Property Licenses
1.1(f)	Knowledge of Sellers and Members
1.1(g)	Knowledge of Purchasers and Parent
1.1(h)	Partner Profit Split
1.1(i)	Products
1.1(j)	Pro Rata Shares
1.1(k)	Retained Products
1.3(o)	Excluded Assets
1.8	Equity Consideration
1.13(a)(i)	Accounts Receivable, Inventory, Prepaid Assets, Accrued Expenses, Trade Payables; Methodology; Line Items
1.13(a)(ii)	Form of Estimated Closing Statement; Form of Closing Statement
1.14(a)	Earn-Out Products
6.8	Agreements Restricting Sellers’ or Members’ Rights Regarding the Parent Shares
8.2(c)	Required Third Party Consents
9.9	Permitted Assignees of the Equity Consideration
12.1	Addresses of Members

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EXHIBITS

EXHIBIT A	List of Instruments and Documents to be provided by Sellers
EXHIBIT B	List of Instruments and Documents to be provided by Members
EXHIBIT C	List of Instruments and Documents to be provided by Parent
EXHIBIT D	List of Instruments and Documents to be provided by Purchasers
EXHIBIT E	Form of Subordination Agreement
EXHIBIT F	Form of Assignment and Assumption Agreement
EXHIBIT G	Form of Bill of Sale
EXHIBIT H	Form of Trademark Assignment Agreement

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PRODUCT PURCHASE AGREEMENT

This Product Purchase Agreement is made and entered into as of November 2, 2016, by and among Citron Pharma LLC, a New Jersey limited liability company (“Seller I”), Lucid Pharma LLC, a New Jersey limited liability company (“Seller II” and together with Seller I, “Sellers”), Citgen Pharma Holding LLC, a New Jersey limited liability company (“Member I”), Gensource Pharma LLC, a Delaware limited liability company (“Member II”), and Sudha Kavuru, an individual (“Member III” and collectively with Member I and Member II, “Direct Members”), SS Pharma LLC, a New Jersey limited liability company, Shore Pharma LLC, a New Jersey limited liability company, and Pharma Reach LLC, a New Jersey limited liability company (collectively, “Indirect Entity Members”), Vimal Kavuru and Subha Sri Thogarchedu (together, “Indirect Individual Members” and collectively with Indirect Entity Members, “Indirect Members;” and Indirect Members collectively with Direct Members, “Members”), Aceto Corporation, a New York corporation (“Parent”), Romeo Charlie Acquisition I, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent (“Purchaser I”), Romeo Charlie Acquisition II, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent (“Purchaser II” and together with Purchaser I, “Purchasers”), and Vimal Kavuru, as Agent (“Agent”) for Members and Sellers. Capitalized terms used and not otherwise defined herein shall have the respective meaning ascribed to them on Appendix A attached hereto.

WITNESSETH:

WHEREAS, Sellers desire to sell, transfer and assign certain launched and unlaunched products and related assets to Purchasers, and Purchasers desire to acquire such assets from Sellers and are willing to assume certain of Sellers’ Liabilities related to the products and related assets, all as more specifically provided herein;

WHEREAS, the Indirect Individual Members are the sole direct equity owners of the Indirect Entity Members, and the Indirect Entity Members are the sole direct equity owners of Member I and Member II, and together with Member III, each of the foregoing will receive substantial and direct benefits from the transactions contemplated by this Agreement and the Ancillary Agreements, and each Member is willing to undertake the obligations set forth herein with respect to Members in order to induce Purchasers and Parent to enter into this Agreement, the Ancillary Agreements and the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, and to induce Purchasers and Parent to enter into this Agreement and the transactions contemplated hereby, Sellers and Purchasers have entered into an administration services agreement (the “Administration Services Agreement”), which sets forth the agreements among Sellers and Purchasers with respect to the procedures for processing Pricing Allowances with respect to the Products;

WHEREAS, concurrently with the execution of this Agreement, and to induce Purchasers and Parent to enter into this Agreement and the transactions contemplated hereby, Rising Pharmaceuticals, Inc. (“Rising”), a Delaware corporation and a direct wholly-owned subsidiary of Parent, and Citgen Realty LLC (“Citgen”), a New Jersey limited liability company and a direct wholly-owned subsidiary of Member I, have entered into an agreement for the lease of the real property located at 650 Randolph Road, Township of Franklin, County of Somerset, New Jersey (the “Real Estate Lease Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and to induce Purchasers and Parent to enter into this Agreement, (i) Cronus Research Labs Private Limited, a private limited company, Seller I and Purchaser I have entered into two amended and restated joint development definitive agreements with respect to the Earn-Out Products and certain other Products (together, the “Joint Development Definitive Agreements”), (ii) Vimal Kavuru has entered into an employment agreement (the “Employment Agreement”) with Rising, (iii) each of the Covenant Parties has entered into a restrictive covenants agreement with Purchasers and Parent (the “Restrictive Covenants Agreement”), (iv) Sellers, Members and Parent have entered into a voting agreement (the “Voting Agreement”), (v) Sellers and Parent have entered into a stockholders’ rights agreement (the “Stockholders’ Rights Agreement”) and (vi) Sellers and Purchasers have entered into a transition services agreement (the “Transition Services Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and to induce Purchasers and Parent to enter into this Agreement, Purchaser I and a supplier of Seller I (the “Supplier”), have entered into a supply and distribution agreement (the “New Supply Agreement”);

WHEREAS, the execution, delivery and performance of each of the Ancillary Agreements by the respective parties thereto is an inducement to Parent’s and Purchasers’ entering into, and without which Parent and Purchasers would not have entered into, this Agreement or agreed to consummate the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1.          Purchase and Sale of Purchased Products and Related Assets. Upon the terms and subject to the conditions set forth herein and subject to Section 1.2, at the Closing, (x) Seller I shall (and the Members of Seller I shall take all applicable steps to cause Seller I to) sell, convey, assign, transfer and deliver to Purchaser I and Purchaser I shall purchase, acquire and accept from Seller I, free and clear of all Liens, other than Permitted Encumbrances, all of Sellers I’s right, title and interest, as of the Closing, in, to and under all of the products and assets of Seller I that are described in clauses (a) through (n) of this Section 1.1, but only to the extent that such assets are (i) Related to, in whole or in part, the Business, in all cases whether tangible or intangible, real, personal or mixed, and (ii) do not constitute Excluded Assets and (y) Seller II shall (and the Members of Seller II shall take all applicable steps to cause Seller II to) sell, convey, assign, transfer and deliver to Purchaser II, and Purchaser II shall purchase, acquire and accept from Seller II, free and clear of all Liens, other than Permitted Encumbrances, all of Seller II’s right, title and interest, as of the Closing, in, to and under all of the assets of Seller II that are described in clauses (a) through (o) of this Section 1.1, but only to the extent that such assets are (i) Related to, in whole or in part, the Business, in all cases whether tangible or intangible, real, personal or mixed, and (ii) do not constitute Excluded Assets, in all cases allocated between Purchaser I and Purchaser II as jointly directed by Purchaser I and Purchaser II and in all cases other than the Excluded Assets (the products and assets to be sold to Purchaser I and Purchaser II pursuant to this Section 1.1 collectively, the “Purchased Products and Related Assets”), such Purchased Products and Related Assets to consist of all of such right, title and interest in and to the following, except to the extent that any of the following refers to any Excluded Assets:

(a)         all rights, benefits and interests under the Assumed Contracts;

(b)         all Accounts Receivable, subject to the terms of the Administration Services Agreement;

(c)         all Purchased Intellectual Property;

(d)         all Product Registrations and the Registration Information (including applications that are in the process of being prepared by Sellers or any of their Affiliates for Product Registrations);

(e)         to the extent assignable or transferrable under applicable Law, all Governmental Authorizations (and all applications therefor) of Sellers, including the Governmental Authorizations set forth in Section 3.8(b) of the Disclosure Schedule;

(f)          all Inventory;

(g)         all rights in and to Products sold in the Business (including Products that are returned following the Closing that were sold prior to the Closing), other than with respect to any Retained Products;

(h)         all Books and Records, provided, however, that Sellers may retain a copy of all Books and Records and shall only be required to provide copies of any accounting and financial information;

(i)          all Proceedings, judgments and legal privileges of any nature available to or being pursued by or on behalf of either Seller or any of their Affiliates, whether arising by way of counterclaim or otherwise, in each case, relating to the Purchased Products and Related Assets and Assumed Liabilities, except for any rights to any refunds for Taxes paid by Sellers, and any deposits made by Sellers with any Taxing Authority, for or relating to Taxes, to the extent not reflected on the Closing Statement of Specified Assets and Liabilities;

(j)          all goodwill, if any, related to the Purchased Products and Related Assets;

(k)         all credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, and other prepaid assets, items and duties of Sellers;

(l)          all guaranties, express or implied warranties, indemnities and similar rights in favor of a Seller;

(m)        all operating and financial software, ERP programming and licenses to use the Sellers’ technology infrastructure; and

(n)         all telephone and facsimile numbers and all rights to receive mail and other communications addressed to Sellers and, solely as Related to the Business, their Affiliates.

Section 1.2.          Nonassignable Contracts and Rights. Notwithstanding anything to the contrary contained in this Agreement, no Assumed Contracts or other Purchased Products and Related Assets shall be deemed sold, transferred or assigned to either Purchaser pursuant to this Agreement if the attempted sale, transfer or assignment thereof to such Purchaser without the consent, novation or approval of another Person or Governmental Authority would be ineffective or would constitute a breach of an Assumed Contract or a violation of any Law or would in any other way materially adversely affect the rights of Sellers (or either Purchaser as transferee or assignee) and such consent, novation or approval is not obtained on or prior to the Closing Date. In such case, to the extent not expressly prohibited by the applicable Assumed Contract: (a) the beneficial interest in or to such Assumed Contracts or other Purchased Products and Related Assets (collectively, the “Beneficial Rights”) shall in any event pass as of the Closing Date to the applicable Purchaser under this Agreement; and (b) pending such consent, novation or approval, and so long as the applicable Seller transfers and turns over all Beneficial Rights with respect to each such Assumed Contract, the applicable Purchaser shall assume or discharge the Liabilities of such Seller under such Beneficial Rights as agent for such Seller, and such Seller shall (and the Members of such Seller shall take all applicable steps to cause such Seller to) act as such Purchaser’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Each Seller shall, and the Members of each such Seller shall take all applicable steps to cause Sellers to, use its commercially reasonable efforts (all at Sellers’ cost and expense) to obtain and secure any and all consents, novations and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Assumed Contracts or other Purchased Products and Related Assets underlying the Beneficial Rights, including their formal assignment or novation, if advisable or required. The applicable Purchaser and Sellers will make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for the applicable Purchaser the Beneficial Rights, including enforcement at the cost and for the account of the applicable Purchaser of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge by the applicable Purchaser of any Liability arising under such Assumed Contracts or other Purchased Products and Related Assets to the extent such Liability constitutes an Assumed Liability. With respect to any Assumed Contracts or other Purchased Products and Related Assets referred to above that contain a prohibition on assignment, or the assignment of which is otherwise prohibited by Law, and that are not assigned to either Purchaser because of the failure to obtain a required consent, assignment or novation (“Nontransferred Assets”), Sellers shall (and Members shall take all applicable steps to cause Sellers to) defend and hold harmless Purchasers from and against any Liability that Purchasers may have to a third-party to the extent arising under such Nontransferred Assets as a result of the transactions contemplated by this Agreement. To the extent any Assumed Contract may not be transferred or assigned to either Purchaser by reason of any such prohibition and the absence of any such consent, novation or approval, then, notwithstanding anything in this Agreement to the contrary, neither Purchaser shall be required to assume, satisfy or discharge any Assumed Liabilities arising under such Assumed Contract, except to the extent relating to any Beneficial Rights transferred to Purchasers.

Section 1.3.          Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to either Purchaser, and the applicable Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” means any right, title or interest in, to or under any of the following assets:

(a)         all Cash and Cash Equivalents held by Sellers as of the close of business on the Closing Date;

(b)         the capital stock of, membership interests in and other equity or ownership interests in each Seller and their respective Affiliates;

(c)         the organizational documents, minute books, member transfer books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers and their respective Affiliates;

(d)         the Retained Products;

(e)         the Excluded Contracts;

(f)          all Intracompany Receivables;

(g)         all known or unknown, liquidated or unliquidated, contingent or fixed, rights, claims or causes of action, choses in action, rights of recovery and rights of set-off of any kind, and indemnities against any Person that any Seller or any Member may have against any Person to the extent related to the Excluded Assets or the Retained Liabilities, except for Pricing Allowances, Rebates and Chargebacks Allowances, Returns and Commercial Rebates, which are for a Purchaser’s account in accordance with the Administration Services Agreement;

(h)         all rights of Sellers under Contracts Related to the Business that are not assigned to Purchasers after the Sellers have complied with Section 1.2, other than the Beneficial Rights;

(i)          solely with respect to any Third Party Claims (excluding any Third Party Claims covered by the Administration Services Agreement), all causes of action (including counterclaims) whether known or unknown, absolute, contingent (or based on a contingency) or otherwise, and defenses (i) to the extent not arising from or relating to the Purchased Products and Related Assets or Assumed Liabilities, as well as any books, records and privileged information relating thereto or (ii) relating to any period through the Closing to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that may be asserted against Sellers or Members or for which indemnification may be sought by any Purchaser Indemnified Party pursuant to ARTICLE IX;

(j)          all Insurance Policies and rights thereunder, including all insurance proceeds that Sellers or any of their Affiliates have a right to receive as of the Closing with respect to any matters or claims arising from or related to the Purchased Products and Related Assets and Business that relate to events, circumstances or occurrences prior to the Closing;

(k)         all records and reports prepared or received by the Sellers or any of their Affiliates in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business or the Purchasers so prepared or received;

(l)          all rights that accrue to Sellers under this Agreement and the Ancillary Agreements;

(m)        any rights to any refunds for Taxes paid by Sellers, and any deposits made by Sellers with any Taxing Authority, for or relating to Taxes, to the extent not reflected in the Closing Statement of Specified Assets and Liabilities;

(n)         any records related or attributable to (i) Taxes or Tax Returns of a Seller, (ii) Excluded Assets, or (iii) Retained Liabilities; and

(o)         the assets set forth in Schedule 1.3(o).

Section 1.4.          Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser I agrees, effective as of the close of business on the Closing Date, to assume and to satisfy and discharge when due only the following Assumed Liabilities from Seller I, and Purchaser II agrees, effective as of the close of business on the Closing Date, to assume and to satisfy and discharge when due only the following Assumed Liabilities from Seller II. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, PARENT AND PURCHASERS SHALL NOT ASSUME, AND PARENT AND PURCHASERS SHALL NOT IN ANY MANNER BECOME LIABLE FOR, ANY LIABILITIES OR OBLIGATIONS OF SELLERS OF ANY KIND OR NATURE OTHER THAN THE ASSUMPTION BY PURCHASERS OF THE ASSUMED LIABILITIES. The term “Assumed Liability” means the Liabilities described in clauses (a) through (c) of this Section 1.4, and only the Liabilities described in such clauses; provided, however, that with respect to the Liabilities described in clauses (a) through (c) of this Section 1.4, except for Liabilities included in the Closing Statement of Specified Assets and Liabilities, the term “Assumed Liability” shall only include such Liabilities to the extent arising out of, or relating to or otherwise in respect of the ownership or use of the Purchased Products and Related Assets or the operation or the conduct of the Business from and after the close of business on the Closing Date, and shall not include any portion of such Liabilities that arise out of, relate to or are otherwise in respect of Liabilities incurred prior to the close of business on the Closing Date, or any event, state of facts, occurrence, non-occurrence, circumstance, development or change that arose or existed prior to the close of business on the Closing Date. Subject in all cases to the foregoing provisions of this Section 1.4, the term “Assumed Liability” shall only include the following Liabilities:

(a)         all Accrued Expenses and Trade Payables included in the Closing Statement of Specified Assets and Liabilities;

(b)         all Liabilities of the Business arising under or to be performed under the Assumed Contracts and that relate to the period after the Closing (including, for the avoidance of doubt, performance of all executory obligations under the Assumed Contracts following the Closing), except to the extent such Liabilities arise from the breach of or default by Sellers under any Assumed Contract prior to the Closing (which Liabilities constitute Retained Liabilities) or constitute Liabilities that otherwise accrued prior to the Closing (which Liabilities constitute Retained Liabilities except to the extent that they are included in the Closing Statement of Specified Assets and Liabilities); and

(c)         all Liabilities for Transfer Taxes allocated to Purchasers pursuant to Section 12.6(a).

To the extent any Assumed Liability is allocable both to a pre-Closing and post-Closing period, the Assumed Liability shall only consist of the post-Closing portion thereof (and if such allocation is not readily subject to pro-rating by measure of days, or other identifiable characteristic, Purchasers and Agent shall reasonably determine the allocation in good faith).

Section 1.5.          Retained Liabilities. Notwithstanding any provision in this Agreement to the contrary, each Seller shall (and Members shall take all applicable steps to cause the applicable Seller to) retain and be responsible for all Liabilities of such Seller or any of their respective Affiliates, other than the Assumed Liabilities (the “Retained Liabilities”), including the following (whether or not subsumed within the foregoing):

(a)         all Liabilities of either Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants and advisors;

(b)         all Liabilities of either Seller and its Affiliates with respect to the Excluded Assets or Excluded Contracts;

(c)         all Liabilities of either Seller and its Affiliates to the extent arising out of, relating to or otherwise in respect of the ownership or use of the Purchased Products and Related Assets or the operation or the conduct of the Business prior to the close of business on the Closing Date;

(d)         all Liabilities based on tortious or illegal conduct, regardless of when made or asserted, which arise out of, relate to or are otherwise in respect of any express or implied representation, warranty, agreement or guarantee made by either Seller, or alleged to have been made by either Seller, or which are imposed or asserted to be imposed by operation of any Law, in connection with any service performed or product sold by or on behalf of either Seller, or any Proceeding seeking recovery for consequential or special damages, lost revenue or income or any other form of damages;

(e)         all Liabilities of either Seller arising out of (or in connection with) the employment by either Seller or other provision of services to either Seller or the termination of such employment or services of any Person by either Seller at any time (including any such Liabilities of any Affiliate), including all Liabilities related to any Employee Benefit Plans, programs, agreements and arrangements sponsored or maintained by either Seller or any of their Affiliates or ERISA Affiliates and any wages or commissions, severance (including statutory severance and benefits related to any acquired rights or similar protections under applicable Law), accrued payroll, paid-time-off, accrued vacation, workers’ compensation, retention benefits, termination benefits, change in control benefits, other benefits, and any other bonus or incentives, and all Liabilities with respect to COBRA or applicable state continuation coverage Laws;

(f)          subject to Section 12.6(a), which exclusively governs all Tax Liability with respect to Transfer Taxes, (i) all Liabilities for Taxes of either Seller or any of such Seller’s Affiliates, including Taxes (or the non-payment thereof) (A) relating to the Purchased Products and Related Assets or otherwise Related to the Business for all Pre-Closing Tax Periods, allocated in accordance with Section 12.6(b), (B) arising under any bulk transfer Law (or noncompliance therewith) or (C) that are otherwise incident to or arise as a consequence of the consummation by Sellers and/or Members of this Agreement and the transactions contemplated hereby, and (ii) all Taxes (or the nonpayment thereof) of either Seller and Members for all Tax periods, including, but not limited to, (x) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of Sellers or Members (or any predecessor of any of the foregoing) is or was a member on a day prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Laws, (y) any and all Taxes of any Person (other than the Sellers or Members) imposed on any Seller or Member as a transferee or successor, by Contract or pursuant to any Law, and (z) payments under any Tax allocation, sharing or similar agreement (whether oral or written), other than any such agreement entered into in the ordinary course of business, the primary purpose of which is not Taxes (all such taxes in this Section 1.5(f) shall be referred to as “Excluded Taxes”);

(g)         all Liabilities under the Assumed Contracts that are not Accrued Expenses or Trade Payables included in the Closing Statement of Specified Assets and Liabilities and that arise out of, relate to or are otherwise in respect of Liabilities incurred prior to the close of business on the Closing Date, or any event, state of facts, occurrence, non-occurrence, circumstance, development or change that arose or existed, prior to the close of business on the Closing Date;

(h)         all Liabilities relating to the cessation of benefits for each Hired Employee under each Employee Benefit Plan, the termination of participation in each Employee Benefit Plan and the distribution of all benefits accrued or payable thereunder to such Hired Employees and the satisfaction of all obligations arising thereunder as contemplated by Section 7.9(c);

(i)          all Liabilities of any Seller to any Member or any of their respective Affiliates;

(j)          all Liabilities to indemnify, reimburse or advance amounts to any officer, director, manager, employee or any other agent of any Seller;

(k)         all Liabilities relating to the failure to comply with any Environmental Law, including the failure to have all Environmental Permits required for the operations of either Seller and the conduct of the Business;

(l)          all Liabilities for any distribution to any current or former, direct or indirect, equity holder of a Seller, including Members, to be made (or to have been made) prior to, at or following the Closing, including in respect of (i) any part of the consideration received or to be received hereunder, (ii) any Tax distributions, (iii) any misallocations with respect to the foregoing, (iv) operating profits or (v) any matter or proceeds, whether or not related to the foregoing;

(m)        all Liabilities arising out of or resulting from any Seller’s, Member’s or their respective Affiliate’s, compliance or non-compliance with any Law or Governmental Order;

(n)         subject to Section 12.6(a), which exclusively governs all Tax Liability with respect to Transfer Taxes, all Liabilities of any Seller, that either (i) are existing on the Closing Date (other than the Assumed Liabilities) or (ii) arise out of, or result from or relate to, any transaction entered into prior to or at the Closing Date which are imposed on either Purchaser or any of their respective Affiliates as a result of or in connection with the transactions contemplated hereby;

(o)         all Liabilities with respect to any errors, omissions or misallocations of any amounts set forth in the Payout Spreadsheet, or claims that amounts were not distributed by Agent in accordance with the Payout Spreadsheet;

(p)         all Liabilities arising out of, relating to or otherwise in respect of claims by any customer of either Seller or any of their Affiliates (whether by Contract or otherwise) based on any failure of a Seller or any of their Affiliates to supply such customer any goods or services, provided, that for purposes of this Section 1.5(p), the term “Affiliates” shall only include Affiliates of Sellers prior to the Closing Date;

(q)         all Intracompany Payables;

(r)          all Liabilities for Transaction Expenses;

(s)         all obligations to make gross contribution payments that accrue prior to the Closing pursuant to the Second Amended and Restated Supply and Distribution Agreement, dated as of March 7, 2016, by and between Supplier and Seller I, as amended (the “Prior Supply Agreement”), except for invoices currently outstanding as of the Closing Date which are included as Trade Payables in the Closing Statement of Specified Assets and Liabilities;

(t)          all Liabilities relating to Products that are returned following the Closing that were sold prior to the Closing and had an expiration date that falls within the twelve (12) month period immediately following the sale thereof, subject to the terms of, and as set forth in, the Administration Services Agreement; and

(u)         all Special Claims (as defined in the Administration Services Agreement).

To the extent that (i) any Retained Liability applies solely to a pre-Closing Period, and (ii) the allocation of such Liability between a pre-Closing Period and post-Closing Period is not readily subject to pro-rating by measure of days or other identifiable characteristic, Purchasers and Agent shall reasonably determine the allocation in good faith; provided, however, for the avoidance of doubt, Liability for Excluded Taxes or any Tax Indemnity shall not be limited by the foregoing. For example, any penalties, interest, additions to Tax or similar items attributable to a failure to timely make Tax payments (that are Excluded Taxes), including estimated Tax payments (that are Excluded Taxes), prior to the Closing, in each case, shall be treated as attributable to a taxable period ending on or prior to the Closing Date. For the avoidance of doubt, this paragraph shall have no impact on Sellers’ obligations under Section 9.1(a), except Section 9.1(a)(iii).

Section 1.6.          Consideration; Payments. Subject to any adjustment required by Section 1.13, the aggregate “Purchase Price” payable by Purchasers in consideration for the Purchased Products and Related Assets and the assumption of the Assumed Liabilities shall consist of: (a) a cash payment made at Closing equal to the sum of (i) $270,000,000 (the “Cash Amount”); plus (ii) the amount, if any, by which the Positive Estimated Aggregate Amount, if any, exceeds $3,000,000 (the “Positive Estimated Surplus”; for the avoidance of doubt, if the Positive Estimated Aggregate Amount is $3,500,000, the Positive Estimated Surplus is $500,000); minus (iii) the amount, if any, by which the Negative Estimated Aggregate Amount, if any, exceeds $3,000,000 (the “Negative Estimated Shortfall”; for the avoidance of doubt, if the Negative Estimated Aggregate Amount is $3,500,000, the Negative Estimated Shortfall is $500,000); minus (iv) the amount of any Existing Indebtedness as of the close of business on the Closing Date, as set forth in the Payout Spreadsheet; minus (v) any Transaction Expenses payable at or after the Closing Date as set forth in the Payout Spreadsheet (such sum of (i) through and including (v), the “Aggregate Closing Date Cash Payment”, which shall be payable in accordance with Section 1.7 and Section 1.13); plus (b) the Equity Consideration, which shall be payable in accordance with Section 1.8, plus (c) the Earn-Out Amount, if any, which shall be payable in accordance with Section 1.14, plus (d) the Deferred Payment Amount, which shall be payable in accordance with Section 1.15.

Section 1.7.          Aggregate Closing Date Cash Payment. On the terms and subject to the conditions set forth herein, in addition to the assumption by Purchasers of the Assumed Liabilities, at the Closing Purchasers shall pay the Aggregate Closing Date Cash Payment as follows:

(a)          Purchasers shall pay to Sellers cash consideration in an aggregate amount equal to the sum of the following (the “Closing Payment”) (subject to adjustment as hereinafter provided in clauses (v) through (vii)):

(i)          the Cash Amount;

(ii)         plus (A) the Positive Estimated Surplus, if any; or (B) minus the Negative Estimated Shortfall, if any, in either case, as set forth in the Estimated Statement of Specified Assets and Liabilities;

(iii)        minus the aggregate amount of any Existing Indebtedness as of the close of business on the Closing Date, as set forth in the Payout Spreadsheet;

(iv)        minus the aggregate amount of any Transaction Expenses payable at or after the Closing Date, as set forth in the Payout Spreadsheet;

(v)         minus any amounts required to be included in the Tax Escrow pursuant to Section 7.7(b);

(vi)        plus any reimbursement of Sellers by Purchasers pursuant to Section 12.6(b); and

(vii)       minus any reimbursement of Purchasers by Sellers pursuant to Section 12.6(b).

(b)          Purchasers shall effect the Closing Payment by paying, or causing to be paid, to each Seller, by wire transfer of immediately available funds to the bank accounts specified in the Payout Spreadsheet, such Seller’s Pro Rata Share of the Closing Payment.

(c)          Purchasers shall pay or cause to be paid to each holder of Existing Indebtedness identified in the Payout Spreadsheet, by wire transfer of immediately available funds, the amount of such Existing Indebtedness payable with respect to such Person as set forth in the Payout Spreadsheet to the accounts set forth therein.

(d)          Purchasers shall pay or cause to be paid to each payee of Transaction Expenses, by wire transfer of immediately available funds, the amount of Transaction Expenses payable with respect to such payee as set forth in the Payout Spreadsheet to the accounts set forth therein.

Section 1.8.          Equity Consideration.

(a)          Subject to the representations and warranties of the Sellers (and their Permitted Transferees (as defined in the Stockholders’ Rights Agreement) as though they made such representations and warranties directly) in Section 3.32 and Section 3.33 being true and correct in all respects on the applicable Issuance Date, except as otherwise provided in Section 6 of the Stockholders’ Rights Agreement, on each Issuance Date, Parent shall issue to each Seller a number of Parent Shares equal to the product of (i) its Pro Rata Share, multiplied by (ii) the aggregate number of Parent Shares to be issued on such Issuance Date (as determined pursuant to this Section 1.8) in accordance with Schedule 1.8. For purposes of this Agreement, the term “Stock Consideration” shall refer to the Parent Shares, if any, issued pursuant to this Section 1.8 and the term “Equity Consideration” shall refer either to the Stock Consideration or to the payments to be made by Parent pursuant to Section 6 of the Stockholders’ Rights Agreement, whichever shall be applicable.

(b)          The term “Issuance Date” shall mean the earliest of (x)(i) with respect to seventy five percent (75%) of the Parent Shares, the third (3rd) anniversary of the Closing Date (the “First Issuance Date”), and (ii) with respect to twenty five percent (25%) of the Parent Shares, the fourth (4th) anniversary of the Closing Date (the “Second Issuance Date”), (y) with respect to any then-unissued portion of the Stock Consideration, the occurrence of a Parent Change of Control Event and (z) with respect to any then-unissued portion of the Stock Consideration, provided that no event described in clauses (a), (b), (c), or (d) of the definition of Eligibility Event has occurred, the date, if any, on which the stockholders of Parent fail to elect or re-elect Vimal Kavuru to the board of directors of Parent (the “Parent Board”) at any annual or special meeting of the stockholders of Parent (A) at which the election of directors to the Parent Board takes place (unless he is thereafter otherwise elected to the Parent Board within sixty (60) days after such meeting or within seven (7) days after the Initial Board Date) and (B) for which Vimal Kavuru has been nominated for election to the Parent Board. Notwithstanding the foregoing, if any date described in clauses (x), (y) or (z) of the immediately preceding sentence is not a Business Day, then the applicable Issuance Date shall be the first Business Day thereafter.

(c)          Additionally, (i) if any of Parent, the Purchasers or their respective Subsidiaries and Affiliates commences an action to enforce the Restrictive Covenants Agreement or any restrictive covenant in the Employment Agreement in a court of competent jurisdiction, then, notwithstanding anything in this Agreement to the contrary, any Issuance Date following the assertion of such action shall not occur until after a Final Determination is made in connection therewith, and (ii) if any claims for indemnification are pending pursuant to ARTICLE IX as of the Second Issuance Date and any such claim is, in the reasonable judgement of Parent, not ascertainable with a reasonable amount of diligence, then, notwithstanding anything in this Agreement to the contrary, the Second Issuance Date shall not occur until after a Final Determination is made in connection with such pending claims.

(d)          Upon the enactment of a new (or change in an existing) U.S. Tax Law which would result in a material and adverse Tax consequence to any of the Sellers or Members (taken together as a whole) due to the issuance of the Stock Consideration on the applicable Issuance Date that would not otherwise result if the Stock Consideration were issued to the Sellers before the applicable Issuance Date (an “Adverse Tax Change”), Agent may deliver written notice of such Adverse Tax Change to Parent, requesting the acceleration of Sellers’ right to receive the Stock Consideration (an “Acceleration Request”). Any Acceleration Request shall describe the applicable Adverse Tax Change in reasonable detail and shall be accompanied by a written opinion of Sellers’ (or Agent’s) outside legal counsel regarding the material and adverse impact of such Adverse Tax Change on Sellers or Members (taken as a whole). Parent shall consider any such Acceleration Request promptly and in good faith, but shall have no obligation to accelerate the grant of the Stock Consideration requested therein. In the event that Parent grants such Acceleration Request, then the applicable Issuance Date shall be the date on which the Stock Consideration is issued pursuant to this Section 1.8(d). Upon the enactment of a new (or change in an existing) Law or accounting, financial, Tax or other regulatory change applicable to Parent, Purchasers or any of their respective Affiliates, that would result in a material and adverse Tax, financial, accounting, legal or regulatory consequence to the Parent and its Subsidiaries (taken together as a whole) due to the issuance of the Stock Consideration on the applicable Issuance Date that would not otherwise result if the Stock Consideration were issued to the Sellers before or after the applicable Issuance Date or in some other manner (an “Adverse Legal Change”), Parent may deliver written notice of such Adverse Legal Change to the Agent, requesting a change in the applicable Issuance Date of the Stock Consideration (a “Parent Change Request”). Agent shall consider any such Parent Change Request promptly and in good faith, but shall have no obligation to agree to any change in the applicable Issuance Date or manner of issuance of the Stock Consideration requested therein. In the event that Agent grants such Parent Change Request, then the applicable Issuance Date shall be the date on which the Stock Consideration is issued pursuant to this Section 1.8(d).

Section 1.9.          Inventory. On the second Business Day immediately preceding the Closing, a physical count of the Inventory (the “Inventory Count”) will be taken and completed by the employees of Sellers in accordance with past practices and commercially reasonable procedures, subject to the commercially reasonable supervision of Purchasers and their accountants. A list of the Inventory, including the location thereof, shall be acknowledged in writing by Sellers and Purchasers at the Closing (the “Inventory Acknowledgment”) and shall set forth the amount of Inventory.

Section 1.10.         Withholding. To the extent that either Purchaser is required under any provision of Law to deduct and withhold Taxes on any payment hereunder, such Purchaser shall withhold and deduct such required amounts and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deductions and withholdings were made.

Section 1.11.         Allocation.

(a)          Subject to Section 1.11(d), for U.S. federal income tax purposes, the portion of the Purchase Price allocated to each Seller shall equal the sum of such Seller’s Pro Rata Share of (i) the Closing Payment, as provided in Section 1.7(a); (ii) the Upward Adjustment Amount, as provided in Section 1.13(c)(ii) (or, if applicable, minus the Downward Adjustment Amount, as provided in Section 1.13(c)(i)), provided that such Downward Adjustment Amount, if any, is not included in the Equity Consideration Reduction, if any); (iii) the Deferred Payment Amount; and (iv) subject to the Equity Consideration Reduction, the Equity Consideration, as provided in Section 1.8.

(b)          Within sixty (60) days following the final resolution of the adjustments provided pursuant to Section 1.13, Purchasers shall provide to Agent an allocation statement that provides the manner in which the Purchase Price allocated to each Seller pursuant to Section 1.11(a) and the Assumed Liabilities of each Seller shall be allocated among the Purchased Products and Related Assets of each Seller, which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations and, to the extent not inconsistent therewith, any other applicable Tax Law (each such allocation statement, an “Applicable Tax Allocation Statement”); provided, however, that the Applicable Tax Allocation Statement shall be subject to the review and approval of Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)          Agent shall have the right to withhold its approval in accordance with the provisions of Section 1.11(b), to any portion of the Applicable Tax Allocation Statement by written notice to the Purchasers. If Agent does not object to the Applicable Tax Allocation Statement by written notice to the Purchasers within thirty (30) days after receipt by Agent of the Applicable Tax Allocation Statement, then the Applicable Tax Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that the Applicable Tax Allocation Statement shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the allocations used to prepare the Applicable Tax Allocation Statement under this Agreement. If Agent objects to all or a portion of the Applicable Tax Allocation Statement in accordance with Section 1.11(b), Agent shall (within thirty (30) days after receipt by Agent of the Applicable Tax Allocation Statement) notify Purchasers in writing of its objection to the Applicable Tax Allocation Statement and shall set forth in such written notice the disputed item or items and the detailed basis for its objection and Purchasers and Agent shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, within thirty (30) days after Agent’s delivery of a valid written notice of objection to the Applicable Tax Allocation Statement, Agent and Purchasers have not reached an agreement regarding the disputed item or items specified in such written notice, then Agent and Purchasers shall have no further obligations pursuant to this Section 1.11(c), and Agent on the one hand, and Purchasers, on the other, shall each make its own determination of the allocation of the consideration referred to in this Section 1.11(c) (and all other items required under the Code) among the Purchased Products and Related Assets; provided, that nothing in this Section 1.11(c) shall impact the allocations set forth in Section 1.11(a) or Section 1.11(d).

(d)          Notwithstanding anything to the contrary in this Section 1.11, any Earn-Out Payment paid pursuant to Section 1.14 shall be allocated solely to Seller I.

(e)          Consistent Reporting. Each of Sellers and Purchasers shall, and shall cause their respective Affiliates to, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with this Section 1.11 (subject to adjustment in accordance with Section 1.13, Section 1.14 and Section 9.9, and otherwise in the event there is an adjustment to the Purchase Price in accordance with Section 9.8) and (ii) take no position in any Tax Return, Tax contest or otherwise that is inconsistent with this Section 1.11 (subject to adjustment in accordance with Section 1.13, Section 1.14 and Section 9.9, and otherwise in the event there is an adjustment to Purchase Price in accordance with Section 9.8). In the event that any of the allocations set forth in this Section 1.11 are disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify and consult with, in the case of Parent or Purchasers, Agent, and in the case of Sellers, Parent, concerning the resolution of such dispute, and use reasonable best efforts to contest such dispute in a manner consistent with this Section 1.11.

Section 1.12.         Tax Treatment. Sellers, each of the Members and Purchasers agree to treat all payments made either to or for the benefit of the other Party under Section 1.8 (as adjusted pursuant to Section 9.9(a)), Section 1.13 and Section 1.14 as adjustments to the Closing Payment for all Tax purposes to the extent permitted under applicable Tax Law; provided, for the avoidance of doubt, that a portion of such amounts may be treated as interest for U.S. federal income tax purposes.

Section 1.13.         Purchase Price Adjustments.

(a)          Estimated Statement of Specified Assets and Liabilities; Estimated Closing Statement; Estimated Calculation. Agent shall prepare and deliver to Purchasers not less than three (3) Business Days prior to the Closing Date, the following documents, each of which shall be reasonably acceptable to Purchasers: (i) an estimated statement of specified assets and liabilities of Sellers as of the close of business on the Closing Date, prepared using the methodology set forth in Schedule 1.13(a)(i) and, to the extent not inconsistent with such methodology, in accordance with GAAP, and containing the line items referenced in such Schedule 1.13(a)(i) (the “Estimated Statement of Specified Assets and Liabilities”); (ii) a statement in the form attached as Schedule 1.13(a)(ii) (the “Estimated Closing Statement”), prepared using the methodology set forth in Schedule 1.13(a)(i) and, to the extent not inconsistent with such methodology, in accordance with GAAP, setting forth Agent’s calculation, based on the Estimated Statement of Specified Assets and Liabilities, of (A) the amount of Accounts Receivable (the “Estimated Accounts Receivable Amount”), including therein, without duplication, Agent’s calculation of the Reserves Provision and Rebates and Chargeback Allowance, (B) the amount of Inventory, but only counting the Inventory in the Inventory Acknowledgement that meets the conditions set forth in Section 7.24 and that does not have an expiration date within three hundred sixty five (365) calendar days of the Inventory Count (the “Estimated Inventory Amount”), (C) the amount of Prepaid Assets (the “Estimated Prepaid Assets Amount”), (D) the amount of Trade Payables (the “Estimated Trade Payables Amount”), (E) the amount of Accrued Expenses (the “Estimated Accrued Expenses Amount”), (F) the aggregate amount of any Indebtedness (the “Estimated Indebtedness Amount”) and (G) the amount of Transaction Expenses (the “Estimated Transaction Expense Amount”), in each case, estimated as of the close of business on the Closing Date, with reasonable supporting detail; and (iii) a calculation of the amount of the Positive Estimated Aggregate Amount, if any, the Positive Estimated Surplus, if any, the Negative Estimated Aggregate Amount, if any, and the Negative Estimated Shortfall, if any (the “Estimated Calculation”), which Estimated Calculation shall be in the form attached as Schedule 1.13(a)(ii).

(b)          Post-Closing Determination.

(i)          As soon as reasonably practicable, but in no event later than seventy five (75) days after the Closing Date, Purchasers shall deliver to Agent: (A) a statement of specified assets and liabilities of Sellers as of the close of business on the Closing Date, prepared using the methodology set forth in Schedule 1.13(a)(i) and, to the extent not inconsistent with such methodology, in accordance with GAAP, and containing the line items referenced in such Schedule 1.13(a)(i) (the “Closing Statement of Specified Assets and Liabilities”); (B) a statement in the form attached hereto as Schedule 1.13(a)(ii) (the “Closing Statement”), prepared using the methodology set forth in Schedule 1.13(a)(i) and, to the extent not inconsistent with such methodology, in accordance with GAAP, setting forth Purchasers’ calculation, based on the Closing Statement of Specified Assets and Liabilities, of (1) the actual amount of Accounts Receivable (the “Closing Accounts Receivable Amount”), including therein, without duplication, Purchasers’ calculation of the Reserves Provision and Rebates and Chargebacks Allowance, (2) the actual amount of Inventory, but only counting the Inventory in the Inventory Acknowledgement that meets the conditions set forth in Section 7.24 and that does not have an expiration date within three hundred sixty five (365) calendar days of the Inventory Count (the “Closing Inventory Amount”), (3) the actual amount of Prepaid Assets (the “Closing Prepaid Assets Amount”), (4) the actual amount of Trade Payables (the “Closing Trade Payables Amount”), (5) the actual amount of Accrued Expenses (the “Closing Accrued Expenses Amount”), (6) the aggregate amount of any Indebtedness not included in the calculation of the Closing Payment (the “Closing Indebtedness Amount”) and (7) the aggregate amount of Transaction Expenses not included in the calculation of the Closing Payment (the “Closing Transaction Expense Amount”), in each case, calculated as of the close of business on the Closing Date, with reasonable supporting detail, and (C) a calculation of the Closing Aggregate Amount, based on the amounts set forth in the Closing Statement.

(ii)         If Agent disagrees with the calculation of the Closing Statement of Specified Assets and Liabilities, the Closing Statement, the Closing Accounts Receivable Amount, including the computation of the Reserves Provision and Rebates and Chargebacks Allowance taken into account in determining the Closing Accounts Receivable Amount, the Closing Inventory Amount, the Closing Prepaid Assets Amount, the Closing Trade Payables Amount, the Closing Accrued Expenses Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount or the Closing Aggregate Amount (collectively, the “Closing Calculations”), Agent may, within thirty (30) days after receipt of the Closing Statement of Specified Assets and Liabilities and the Closing Statement, deliver a notice (an “Objection Notice”) to Purchasers setting forth Agent’s objections in reasonable detail, and Agent’s Closing Calculations, or such portion of the Closing Calculations to which Agent objects, as applicable, with reasonable supporting detail; provided, that the nature of the objections shall only be based on mathematical errors or on the Closing Statement not being calculated in accordance with Section 1.13(b)(i). Any amounts in the Closing Calculations not specifically objected to by Agent in an Objection Notice delivered to Purchasers on or prior to the expiration of the thirty (30) day period referred to above shall be deemed accepted and shall be final and binding on Sellers and Agent. If Agent delivers an Objection Notice on or prior to the expiration of the thirty (30) day period referred to above, Purchasers and Agent shall negotiate in good faith to resolve any disagreements as to the Closing Calculations, but if there is no final resolution with respect to any amounts remaining in dispute (the “Disputed Amounts”) within fifteen (15) days after Purchasers have received the Objection Notice, Purchasers and Agent shall promptly (and in no event more than five (5) days after written request by Purchasers or Agent, as the case may be) retain Marcum LLP or, if that firm is unable or unwilling to so serve, another nationally recognized, independent accounting firm that is independent of Sellers, Members, Purchasers and Parent and that is reasonably acceptable to Purchasers and Agent (the “Accounting Firm”), to resolve any disagreements relating only to the Disputed Amounts, which, in the absence of subsequent written agreement by Purchasers and Agent, shall be the exclusive means of resolving such items in dispute.

(iii)        The Accounting Firm shall act as an expert (and not as an arbitrator) to determine, based solely on presentations by Purchasers and Agent and the supporting documentation referred to below in this Section 1.13(b)(iii), and not by independent review, only the Disputed Amounts and shall be limited to those adjustments, if any, required to be made for the Closing Calculations to comply with the provisions of this Agreement, and shall be instructed to deliver its determination of the Disputed Amounts in writing within thirty (30) days after its engagement. Subject to the foregoing sentence, none of Purchasers, on the one hand, or Agent, on the other hand, or any of their respective Representatives shall have or shall conduct any communication, either written or oral, with the Accounting Firm without the other either being present or receiving a concurrent copy of any written communication. The Accounting Firm shall make a determination with respect to the Disputed Amounts only and in a manner consistent with this Section 1.13 and the methodology set forth in Schedule 1.13(a)(i) and, to the extent not inconsistent with such methodology, in accordance with GAAP, and in no event shall the Accounting Firm assign a value to any item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party. Purchasers and Agent shall use their commercially reasonable efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Disputed Amounts as the Accounting Firm may reasonably request. Absent manifest error, the determination of the Accounting Firm shall be final, conclusive and binding upon the Parties. The Parties acknowledge and agree that the Accounting Firm’s written determination may be entered and reduced to judgment in any court of competent jurisdiction.

(iv)        The fees, expenses and costs of the Accounting Firm incurred in connection with such dispute, shall be borne by the Parties (or Sellers, in the case of Agent) in proportion to the aggregate amounts by which the sum total of the Disputed Amounts submitted to the Accounting Firm by each such Party (other than any dispute with respect to the Reserves Provision or the Rebates and Chargebacks Allowance) differed from the Accounting Firm’s final determination of the sum total of the Disputed Amounts. The respective fees and expenses of each Party’s legal, financial and accounting advisors incurred in connection with such dispute shall be borne by each such Party.

(c)          Post-Closing Adjustment.

(i)          Once all disputes relating to the Closing Calculations, if any, are or are deemed resolved in accordance with Section 1.13(b), the Aggregate Closing Date Cash Payment shall be recalculated using the final amounts of (1) the Closing Accounts Receivable Amount determined in accordance with Section 1.13(b) (in lieu of the Estimated Accounts Receivable Amount used under Section 1.7(a)), (2) the Closing Inventory Amount determined in accordance with Section 1.13(b) (in lieu of the Estimated Inventory Amount used under Section 1.7(a)), (3) the Closing Prepaid Assets Amount determined in accordance with Section 1.13(b) (in lieu of the Estimated Prepaid Assets Amount used under Section1.7(a)), (4) the Closing Trade Payables Amount determined in accordance with Section 1.13(b) (in lieu of the Estimated Trade Payables Amount used under Section 1.7(a)), (5) the Closing Accrued Expenses Amount determined in accordance with Section 1.13(b) (in lieu of the Estimated Accrued Expenses Amount used under Section 1.7(a)), (6) the Closing Indebtedness Amount determined in accordance with Section 1.13(b) (in lieu of the Estimated Indebtedness Amount used under Section 1.7(a)), (7) the Closing Transaction Expense Amount determined in accordance with Section 1.13(b) (in lieu of the Estimated Transaction Expense Amount used under Section 1.7(a)), (8) the Positive Closing Aggregate Amount determined from the Closing Statement in accordance with Section 1.13(b) (in lieu of the Positive Estimated Aggregate Amount determined in accordance with the definition of Estimated Aggregate Amount), if any, (9) the Negative Closing Aggregate Amount determined from the Closing Statement in accordance with Section 1.13(b) (in lieu of the Negative Estimated Aggregate Amount determined in accordance with the definition of Estimated Aggregate Amount), if any, (10) the amount, if any, by which the Positive Closing Aggregate Amount, if any, exceeds $3,000,000 (the “Positive Closing Surplus”, in lieu of the Positive Estimate Surplus used under Section 1.6; for the avoidance of doubt, if the Positive Closing Aggregate Amount is $3,500,000, the Positive Closing Surplus is $500,000) and (11) the amount, if any, by which the Negative Closing Aggregate Amount, if any, exceeds $3,000,000 (the “Negative Closing Shortfall”, in lieu of the Negative Estimated Shortfall used under Section 1.6; for the avoidance of doubt, if the Negative Closing Aggregate Amount is $3,500,000, the Negative Closing Shortfall is $500,000) (as so recalculated pursuant to clauses (1) through (11), the “Adjusted Closing Payment Amount”). If the Adjusted Closing Payment Amount is less than the amount of the Aggregate Closing Date Cash Payment (the amount of such shortfall, the “Downward Adjustment Amount”), then, unless Parent has notified Agent prior to the payment contemplated by this Section 1.13(c) that it intends to reduce the Equity Consideration or the Deferred Payment Amount pursuant to Section 9.9 within three (3) Business Days after the final determination of the Downward Adjustment Amount, Sellers shall pay, and Members shall take all applicable steps to cause Sellers to pay (including by contributing sufficient capital to Sellers with respect thereto), to Purchasers by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Purchasers, the Downward Adjustment Amount.

(ii)         If the Adjusted Closing Payment Amount is greater than the amount of the Aggregate Closing Date Cash Payment (the amount of such excess, the “Upward Adjustment Amount”), then, within three (3) Business Days after the final determination of the Upward Adjustment Amount, Purchasers shall pay or cause to be paid to each Seller, by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Agent, such Seller’s Pro Rata Share of the Upward Adjustment Amount.

(iii)        If the Adjusted Closing Payment Amount is equal to the amount of the Aggregate Closing Date Cash Payment, no payment shall be made pursuant to this Section 1.13(c).

(iv)        The procedures set forth in this Section 1.13 and the adjustment to the Equity Consideration and the Deferred Payment Amount in Section 9.9 shall be the sole and exclusive method for resolving any Disputed Amounts.

(d)          Access to Information. Each Party shall use its commercially reasonable efforts to provide promptly to the other Parties all information (including relevant Tax records relating to the Business or Purchased Products and Related Assets) and reasonable access (provided, that such access shall be during normal business hours (or at such other time consented to by Parent or Purchasers) and in a manner that does not unreasonably interfere with the normal business operations of such other Parties) to employees and accountants as such other Parties shall reasonably request in connection with the review of the Estimated Statement of Specified Assets and Liabilities, the Estimated Closing Statement, the Closing Statement of Specified Assets and Liabilities, the Closing Statement or the Objection Notice (including with respect to all of the calculations of amounts set forth therein), as the case may be, including all work papers of Parent and Purchasers in respect of the Purchased Products and Related Assets and Assumed Liabilities and the accountants who audited, compiled or reviewed such statements or notices (subject to Sellers and their representatives executing a customary non-reliance agreement if required by Purchasers’ or Parent’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other Parties to arrive at a final determination of the Closing Statement of Specified Assets and Liabilities and the Closing Statement.

Section 1.14.         Earn-Out.

(a)          Seller I shall be entitled to an Earn-Out Payment if, as and to the extent earned in accordance with this Section 1.14(a).  With respect to each of the Products set forth on Schedule 1.14(a) (each, an “Earn-Out Product”) which is first sold commercially by either Purchaser (the date of such first commercial sale, the “Launch Date”) before the fifth (5th) anniversary of the Closing Date, the following Earn-Out Payments (as defined below) shall be made: (1) if the One Year Anniversary Date (as defined below) for such Earn-Out Product occurs on or before the Earn-Out End Date (as defined below), Purchasers shall pay to Seller I in cash an amount equal to twenty-five percent (25%) of the Adjusted Gross Profit, if any, earned by Purchasers from sales of such Earn-Out Product (each such payment, an “Earn-Out Payment”) (x) during the period beginning on the Launch Date for such Earn-Out Product and ending on the First Month End Date (as defined below) for such Earn-Out Product, within ninety (90) days after such First Month End Date (or within five (5) days after the resolution of any dispute under Section 1.14(b)) and (y) during the period beginning on the day immediately following such First Month End Date for such Earn-Out Product and ending on the earlier of the Second Month End Date (as defined below) for such Earn-Out Product and the Earn-Out End Date, within ninety (90) days after the earlier of such Second Month End Date and the Earn-Out End Date (or within five (5) days after the resolution of any dispute under Section 1.14(b)) or (2) if such One Year Anniversary Date for such Earn-Out Product occurs after the Earn-Out End Date, Purchasers shall pay to Seller I in cash an amount equal to the Earn-Out Payment earned by Purchasers from sales of such Earn-Out Product during the period of time beginning on the Launch Date for such Earn-Out Product and ending on the Earn-Out End Date, within ninety (90) days after the Earn-Out End Date (or within five (5) days after the resolution of any dispute under Section 1.14(b)); provided, however, that the Earn-Out Payment shall not be earned by Seller I, or paid by Purchasers, unless and until, and only to the extent that, Adjusted Gross Profit for the Earn-Out Products, taken together, exceeds the aggregate Development Costs incurred by Purchasers and/or Parent, as the case may be, with respect to the Earn-Out Products, taken together; and provided, further, that no further payments shall be due under this Section 1.14(a) once the aggregate amount of such Earn-Out Payments (the “Earn-Out Amount”) for all Earn-Out Products equals fifty million dollars ($50,000,000). For purposes of this Section 1.14(a) (i) the “One Year Anniversary Date” for a particular Earn-Out Product shall mean the one year anniversary of the Launch Date for such Earn-Out Product, (ii) the “First Month End Date” for a particular Earn-Out Product shall mean the last day of the calendar month in which the One Year Anniversary Date for such Earn-Out Product occurs, (iii) the “Two Year Anniversary Date” for a particular Earn-Out Product shall mean the two year anniversary of the Launch Date for such Earn-Out Product, (iv) the “Second Month End Date” for a particular Earn-Out Product shall mean the last day of the calendar month in which the Two Year Anniversary Date for such Earn-Out Product occurs and (v) the “Earn-Out End Date” shall mean the last day of the calendar month in which the five (5) year anniversary of the Closing Date occurs.

(b)          At least five (5) days prior to a payment being due pursuant to Section 1.14(a), Parent shall calculate the Development Costs and the applicable Adjusted Gross Profit, and deliver to Agent a notice setting forth such calculation, and the corresponding payment due to Seller I (each such notice, an “Earn-Out Statement”). After receipt of each Earn-Out Statement, Agent shall have thirty (30) days to review and accept or disagree with the same. If Agent disagrees in good faith with the computation of the Development Costs or the applicable Adjusted Gross Profit or the corresponding payment set forth in the Earn-Out Statement due only to mathematical errors or that it was not calculated in accordance with this Agreement, Agent may, within such thirty (30) day period deliver an objection notice (an “Earn-Out Objection Notice”) to Parent setting forth Agent’s calculation of the Adjusted Gross Profit on the applicable Earn-Out Product for the applicable period, the Development Costs and the corresponding payment amount, if any, along with a statement setting forth Agent’s objections and, to the extent Agent is reasonably able to specify, adjustments to the Earn-Out Statement in reasonable detail. If Agent fails to deliver an Earn-Out Objection Notice to Parent on or prior to the expiration of such thirty (30) day period referred to above, the Earn-Out Statement and the calculation of Development Costs and Adjusted Gross Profit and the corresponding payment amount set forth therein shall be final and binding on the Sellers and Agent. If Agent delivers an Earn-Out Objection Notice on or prior to the expiration of such thirty (30) day period referred to above, Parent and Agent shall negotiate in good faith to resolve any disagreements regarding the computation of Adjusted Gross Profit, Development Costs and the corresponding payment amount set forth therein, but if there is no final resolution within fifteen (15) days after Parent has received the Objection Notice, Parent and Agent shall jointly retain the Accounting Firm in accordance with Section 1.13(b)(ii), and the provisions of Sections 1.13(b)(iii) and (iv) shall apply mutatis mutandis to the resolution of the foregoing dispute.

(c)          From and after the Closing and until all of the Earn-Out Payments have been paid or until Seller I (or its successors or permitted assigns) has no further rights thereto, in addition to any information rights that any Seller or Member may have pursuant to this Agreement or the Stockholders’ Rights Agreement, on an annual basis, Agent (or an accounting firm or other third party engaged by Agent at its sole expense) may review the books and records of Purchasers and Parent relating to the Earn-Out Products and the potential payment of the applicable Earn-Out Payments and, as necessary, the personnel of, and work papers prepared by, any member of Parent and Purchasers, in each case, as solely relating to the Earn-Out Products; provided, that such access shall be during normal business hours (or at such other time consented to by Parent or Purchasers) and in a manner that does not unreasonably interfere with the normal business operations of Parent or Purchasers. Parent and Purchasers shall provide to Agent for informational purposes, within thirty (30) days after the end of each fiscal quarter of Parent until all of the Earn-Out Payments have been paid or until Seller I (or its successors or permitted assigns) has no further rights thereto, a statement setting forth Parent’s calculation of Adjusted Gross Profit for each Earn-Out Product and Development Costs for the Earn-Out Products during such fiscal quarter.

(d)          Any payments pursuant to this Section 1.14 shall constitute an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law. Sellers hereby expressly acknowledge and agree that, notwithstanding anything to the contrary contained herein, there is no requirement, guaranty or other assurance of any kind that Sellers shall receive all or any portion of the Earn-Out Amount and Sellers’ right to receive any such Earn-Out Amount shall be governed solely and exclusively by the express provisions of this Section 1.14.

(e)          From and after the Closing, none of Purchasers, Parent or any of their respective Affiliates, directors, officers, employees, advisors or other agents shall have any fiduciary duty or any other obligation with respect to the Earn-Out Amount and Purchasers and Parent shall be free to operate the Business in any manner they determine, in their sole and absolute discretion, without regard to custom and practice, course of dealing or any similar doctrine, and without any obligation to minimize Development Costs or maximize Adjusted Gross Profit or sales of any Earn-Out Product. For purposes of emphasis, none of Parent, Purchasers or any of their respective Affiliates shall have any obligation to launch or sell any of the Earn-Out Products at any time, subject to the terms of Section 1.14(i).

(f)          Purchasers shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 1.14, the amount of (i) any Downward Adjustment Amount owed to it pursuant to Section 1.13(c), (ii) any Losses to which any Purchaser Indemnified Party may be entitled under ARTICLE IX of this Agreement, and (iii) any other obligations of any Seller or Member pursuant to this Agreement or any Ancillary Agreement.

(g)          Except as set forth in Schedule 9.9, Seller I may not sell, exchange, transfer or otherwise dispose of his, her or its right to receive any Earn-Out Payment.

(h)          Parent and/or Purchasers shall make a final determination as to whether to fund the development and launch of each Earn-Out Product within three (3) months after the Closing Date and if a determination is made not to fund any Earn-Out Product (a “Negative Determination”) then within thirty (30) days after the making of a Negative Determination with respect to an Earn-Out Product, Parent and/or Purchasers, as the case may be, shall transfer, assign and convey ownership of such Earn-Out Product to Seller I or its Affiliate at no cost to Seller I or its Affiliate.

(i)          If Parent and/or Purchasers make a determination to fund an Earn-Out Product that receives final approval from the FDA to commercialize such Earn-Out Product, at any time during the five (5) year period immediately following the Closing, Parent and/or Purchasers, as the case may be, shall act in a commercially reasonable manner to commercialize such Earn-Out Product and shall not take any action during such five (5) year period which is primarily intended to prevent or frustrate the commercialization of such Earn-Out Product; provided, that the failure to launch such Earn-Out Product shall in and of itself not be deemed a breach of this Agreement.

Section 1.15.         Deferred Payment Amount. On the terms and subject to the conditions set forth herein (including Section 9.9), on the later of (x) the fifth (5th) anniversary of the Closing Date and (y) the earlier of (i) the six (6) month anniversary of the termination and payment in full of all obligations, other than contingent indemnification obligations and any obligations that are cash collateralized or for which other credit support has been provided, of Parent and Purchasers under the Definitive Agreements as in effect on the Closing Date and (ii) the date that is five (5) years and six (6) months after the Closing Date (such later date, the “Deferred Payment Date”), provided that no “Default” or “Event of Default” (each as defined in the Definitive Agreements as in effect on the Closing Date) shall have occurred and is then continuing or would result therefrom, Purchasers shall pay to Sellers, in accordance with each Seller’s Pro Rata Share, to one or more accounts designated in writing by Agent at least five (5) Business Days prior to the Deferred Payment Date, cash consideration in an aggregate amount equal to $50,000,000 (the “Deferred Payment Amount”), minus any Deferred Payment Amount Reduction, and minus the amount of any then pending claim that has been asserted on or before the Offset Date for Losses of any Purchaser Indemnified Party pursuant to ARTICLE IX, if any, for which Parent could effect a Deferred Payment Amount Reduction upon a Final Determination in favor of such Purchaser Indemnified Party (each, a “Pending Claim”). The Deferred Payment Amount shall bear interest, payable to Sellers, in accordance with each Seller’s Pro Rata Share, to one or more accounts designated in writing by Agent at least five (5) Business Days prior to any Interest Payment Date (as defined below), at an annual rate equal to the Interest Rate then in effect, based on a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Such interest shall be payable, subject to any restriction or limitation due to a Default or Event of Default that has occurred and is continuing, or would result therefrom, under the Definitive Agreements as in effect on the Closing Date (A) annually in arrears on the first Business Day after each of the first five (5) anniversaries of the Closing Date and (B) if the Deferred Payment Date is later than the fifth (5th) anniversary of the Closing Date, in arrears on the Deferred Payment Date, for the period beginning on the fifth (5th) anniversary of the Closing Date and ending on the Deferred Payment Date (each of the foregoing payment dates in (A) and (B), an “Interest Payment Date”); provided that interest shall not accrue on any amount conclusively determined to be subject to a Deferred Payment Amount Reduction, but shall accrue on the amount of any Pending Claim until the Final Determination thereof. Upon the occurrence of a Deferred Payment Default, the overdue amount shall bear interest at the Default Rate from the date of such Deferred Payment Default until such overdue amount is paid in full. Notwithstanding anything to the contrary contained herein, if Parent has delivered to Agent written notice of one or more Pending Claims on or before the Offset Date, then a portion of the Deferred Payment Amount equal to the amount of any such Pending Claims may be retained by Purchasers until the Final Determination thereof (even if after the Deferred Payment Date) and, following such Final Determination, Purchasers may effect a Deferred Payment Amount Reduction for such amount or portion thereof in accordance with such Final Determination. Purchasers shall have the right, in their sole and absolute discretion, at any time and from time to time, to prepay all or any portion of the Deferred Payment Amount together with any accrued and unpaid interest thereon, without any penalty or premium.

ARTICLE II

CLOSING

Section 2.1.          Closing; Closing Deliveries.

(a)          Date and Location of Closing. The Closing shall take place at the offices of Lowenstein Sandler LLP, located at 1251 Avenue of the Americas, New York, New York 10020, (i) commencing at 10:00 A.M., New York time on the second (2nd) Business Day following the satisfaction (or, to the extent permitted hereby and by applicable Law, waiver) of all of the conditions set forth in ARTICLE VIII (other than the conditions that by their nature are to be satisfied by actions to be taken on the Closing Date, but subject to the waiver or satisfaction of such conditions, including any obligation to postpone Closing under Section 7.19(b)), or (ii) at such other time and place as Purchasers and Agent may mutually agree in writing; provided, that if the Marketing Period has not ended at the time set forth in clauses (i) or (ii) above after giving effect to any postponement of the Closing under Section 7.19(b), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Purchasers in writing on no fewer than two (2) Business Days’ notice to Agent and (y) the second Business Day immediately following the last day of the Marketing Period; provided, that all of the conditions set forth in ARTICLE VIII (other than the conditions that by their nature are to be satisfied by actions to be taken on the Closing Date, but subject to the waiver or satisfaction of such conditions, including any obligation to postpone Closing under Section 7.19(b)) have been satisfied (or, to the extent permitted hereby and by applicable Law, waived) on such date. The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective for all purposes of this Agreement and the transactions contemplated hereby as of the close of business on the Closing Date.

(b)          Delivery of Closing Consideration. On the terms and subject to the conditions set forth herein, at the Closing, Purchasers shall (and Parent shall cause Purchasers to) make the payments set forth in Section 1.7.

(c)          Closing Deliveries. On the terms and subject to the conditions set forth herein, at the Closing:

(i)          Sellers shall (and Members shall take all applicable steps to cause Sellers to) and Members shall deliver or cause to be delivered, to Purchasers and Parent, as applicable, the instruments and documents set forth in Exhibit A and Exhibit B, as applicable, in the case of those documents identified thereon with an asterisk, in form and substance reasonably acceptable to Parent.

(ii)         Parent and Purchasers, as applicable, shall deliver or cause to be delivered to Sellers and Members the instruments and documents set forth in Exhibit C and Exhibit D, as applicable, in the case of those documents identified thereon with an asterisk, in form and substance reasonably acceptable to Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Except as set forth in the disclosure schedules delivered to Purchasers concurrently with the execution of this Agreement (collectively, the “Disclosure Schedule”), Sellers and Members hereby, jointly and severally, represent and warrant to Purchasers and Parent as of the date hereof and as of the Closing Date as follows:

Section 3.1.          Organization, Good Standing and Qualification.

(a)          Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey, with full power and authority to own or lease its property and assets and to carry on the Business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Laws or where the ownership of the Purchased Products and Related Assets or the operation of the Business requires such qualification, except where the failure to be so qualified or licensed or in good standing (or the equivalent thereof) would not reasonably be expected to materially and adversely affect the Business, taken as whole. Section 3.1(a) of the Disclosure Schedule lists each jurisdiction in which each Seller is qualified as a foreign entity as of the date hereof and every fictitious name, assumed name, trade name and other name under which either Seller has ever conducted business under, owned or otherwise used for any purpose or in any jurisdiction.

(b)          Each Seller has delivered or made available to Purchasers true, correct and complete copies of its Governing Documents, in each case, as amended and or restated and in effect on the date hereof. Neither Seller is in violation of any of the provisions of its Governing Documents.

Section 3.2.          Authority; Binding Effect. Each Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance by each Seller of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of each Seller, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the board of managers or similar governing body of each Seller approving the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is or will be a party. This Agreement and the Signing Agreements to which each Seller is a party have been duly executed and delivered by each Seller and, assuming the valid execution and delivery by the other Parties (with respect to this Agreement) or the other parties thereto (with respect to the Signing Agreements), constitute legal, valid and binding obligations of such Seller, and each Ancillary Agreement (other than the Signing Agreements) to which it is or will be a party will be, prior to the Closing, duly executed and delivered by each Seller and will, from and after the Closing, assuming the valid execution and delivery by the other parties thereto, constitute a legal, valid and binding obligation of such Seller, in each case, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law).

Section 3.3.          Capitalization. The outstanding capitalization of each Seller and of each Member that is not a natural person is set forth on Section 3.3 of the Disclosure Schedule, including the names, addresses and percentage of membership interests of each Seller and Member held by each Direct Member and Indirect Member. Except as set forth in Section 3.3 of the Disclosure Schedule, no Person holds any direct or indirect equity interest in any Seller or Member.

Section 3.4.          No Conflicts. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene any provision of the Governing Documents of such Seller, (b) assuming that all consents, approvals and authorizations referenced in Section 3.5 have been obtained and all filings described therein have been made, conflict with, or result in the breach of, constitute a default under, result in the suspension, termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of a Seller under, or to a loss of any benefit of the Business to which a Seller is entitled under, (i) any Contract to which such Seller is a party or by which such Seller or its assets or properties is bound, or (ii) any Governmental Order or Law or other restriction of any Governmental Authority, in each case, to which such Seller is a party or by which such Seller is bound or to which any of the Purchased Products and Related Assets are subject, (c) result in the creation or imposition of any Lien on any of the Purchased Products and Related Assets, other than Permitted Encumbrances, or (d) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability or Indebtedness, except, in the case of the foregoing clauses (b), (c) and (d), where such conflict, breach, default, suspension, termination, cancellation or acceleration, or Lien, would not reasonably be expected to materially and adversely affect the Business, taken as a whole.

Section 3.5.          No Consents. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby, do not require any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any Person, other than (a) expiration or early termination of the waiting period under the HSR Act, (b) pursuant to the rules and regulations of the NASDAQ Stock Market (which has been received prior to the date hereof), (c) the consents or approvals set forth in Section 3.5 of the Disclosure Schedule, and (d) such other consents, approvals, authorizations, registration, declarations or filings which, if not obtained or made, would not reasonably be expected to materially and adversely affect the Business, taken as a whole.

Section 3.6.          Absence of Material Changes. Since the Balance Sheet Date, except as set forth in Section 3.6 of the Disclosure Schedule, (a) Sellers have conducted the Business only in the Ordinary Course of Business in all material respects (other than any actions taken in connection with the negotiation of the transactions contemplated hereby), (b) neither Seller has taken any action which, if taken after the date hereof, would require the consent of Purchasers pursuant to Section 7.2, (c) there has not been any physical damage, destruction or other extraordinary Losses (whether or not covered by insurance) affecting any of the Purchased Products and Related Assets, Owned Real Property or Leased Real Property, in each case, in excess of $100,000 individually or $250,000 in the aggregate, and (d) there has not been any Material Adverse Effect.

Section 3.7.          Litigation. Except as set forth in Section 3.7 of the Disclosure Schedule: (a) there is no civil, criminal or administrative Proceeding pending or, to the Knowledge of Sellers, threatened against either Seller (or to the Knowledge of Sellers, pending or threatened against any owners, managers, officers or employees of Sellers with respect to their business activities on behalf of Sellers); (b) there are no unsatisfied judgments against either Seller or any of their respective assets or properties or, to the Knowledge of Sellers, past or present owners, managers, officers or employees (in their respective capacity as such); and (c) neither Seller nor any of the Purchased Products and Related Assets is subject to any Governmental Order, other than Governmental Orders of general applicability which are not material to Sellers or the Purchased Products and Related Assets, taken as a whole.

Section 3.8.          Compliance with Laws.

(a)          Generally. Each Seller, and to the Knowledge of Sellers and the Knowledge of Members, each current or former employee of either Seller (with respect to the Business) is, and at all times in the last three (3) years has been, in compliance in all material respects with all Laws, including all Health Care Laws, Competition Laws and policies and guidelines of all Governmental Authorities applicable to the ownership of the Purchased Products and Related Assets or operation of the Business. Except as set forth in Section 3.8(a) of the Disclosure Schedule, neither Seller nor any of their respective Affiliates has received written notice nor, to the Knowledge of Sellers, any other type of notice, alleging a violation under an applicable Law or of a pending or, to the Knowledge of Sellers, threatened, Proceeding from a Governmental Authority, including the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Justice, or any other Person alleging potential or actual non-compliance by, or liability of, Sellers under any Health Care Law or Competition Law. To the Knowledge of Sellers, except as set forth in Section 3.8(a) of the Disclosure Schedule, no Seller, and no Member nor any current or former employee of a Seller (with respect to the Business) has received written notice nor, to the Knowledge of Sellers, any other type of notice, that it is under investigation with respect to the violation of any Law. Neither Seller has received written notice nor, to the Knowledge of Sellers, any other type of notice, from the FDA that could reasonably be expected to prevent, delay or impede either Seller from conducting its Business as currently conducted and as proposed to be conducted.

(b)          Governmental Authorizations. Section 3.8(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Governmental Authorizations held by Sellers. Sellers have all Governmental Authorizations, and have made all notifications, registrations, certifications and filings with all Governmental Authorities, required for the operation of the Business as currently conducted, and to offer and sell its services and goods, and all of the foregoing are as of the date of this Agreement, and will be immediately after the Closing, in full force and effect. No Seller, as of the date of this Agreement, has received written notice nor, to the Knowledge of Sellers, any other type of notice, that it is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any Governmental Authorization. To the Knowledge of Sellers, the Governmental Authorizations in effect as of the date of this Agreement with regard to Products or clinical studies ongoing as of the date of this Agreement will not be revoked as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

(c)          FCPA. Sellers (i) have instituted policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Sellers operate, and (ii) have maintained such policies and procedures in force. Sellers, and to the Knowledge of Sellers, their owners and respective Representatives are in compliance, and have for the past three (3) years been in compliance, in all material respects with the FCPA and any other similar anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdictions that are applicable to Sellers, their owners and their respective Representatives, in connection with the Business. Sellers and, to the Knowledge of Sellers, their owners and respective Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of any government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA or any other similar anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdictions that are applicable to Sellers, their owners and their respective Representatives in connection with the Business. Notwithstanding anything herein to the contrary contained in this Agreement, this Section 3.8(c) represents the sole and exclusive representations and warranties of Sellers and Members regarding FCPA compliance matters.

(d)          International Trade Laws. Sellers have instituted policies and procedures designed to ensure compliance with all International Trade Laws and Foreign International Trade Laws applicable to Sellers and the Business and have maintained such policies and procedures in force. Each Seller is and for the past three (3) years has been in compliance in all material respects with all International Trade Laws and Foreign International Trade Laws applicable to Sellers and the Business. No Seller has, within the last three (3) years, received any notice from any Governmental Authority of any actual or potential violation or failure to comply with any International Trade Laws and Foreign International Trade Laws. No licenses or other authorizations are required under any International Trade Laws or Foreign International Trade Laws for the operation of the Business as currently conducted. Notwithstanding anything herein to the contrary contained in this Agreement, this Section 3.8(d) represents the sole and exclusive representations and warranties of Sellers and Members regarding compliance with International Trade Laws and Foreign International Trade Laws.

Section 3.9.          Product Registrations; Regulatory Compliance.

(a)          A true, correct and complete list of the Product Registrations is set forth in Section 3.9(a) of the Disclosure Schedule. Except as set forth in Section 3.9(a) of the Disclosure Schedule, Sellers are the sole and exclusive owner of the Product Registrations, free and clear of any Liens, and no right of reference has been granted to any Person with respect to any of the Product Registrations. Sellers hold the Product Registrations required for the commercial sale of the Products in the countries where sold as of the date of this Agreement and such Product Registrations are valid and in full force and effect.

(b)          Neither Seller has received any written notice, letters or other correspondence nor, to the Knowledge of Sellers, any other type of notice, from the FDA, or any other Governmental Authority or Person threatening revocation, cancellation, suspension, non-renewal or adverse modification or contesting any of their Product Registrations.

(c)          Neither Seller has received written notice nor, to the Knowledge of Sellers, any other type of notice, from the FDA that the clinical and pre-clinical studies, whether or not conducted under an IND, submitted to the FDA in support of the Product Registrations were not conducted in accordance with standard medical and scientific research procedures and all applicable Health Care Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(d)          Neither Seller has received any written notice nor, to the Knowledge of Sellers, any other type of notice, from the FDA which would reasonably be expected to lead to the denial of an application for marketing approval or other Product Registration currently pending before the FDA.

(e)          Each Seller has submitted the applications and to the FDA and applicable Governmental Authority in the countries where the Products are commercially marketed to maintain the Product Registrations, including drug registration and listing submissions to the FDA and has paid and is current with respect to all filing or other fees due to any Governmental Authority with respect thereto. To the Knowledge of Sellers, no director, officer, manager, employee or owner of Sellers has received a written notice nor, to the Knowledge of Sellers, any other type of notice, that he or she is under investigation for conduct that could result in debarments under 21 U.S.C. § 335a(a). With respect to the Business, neither Seller nor any of their respective officers, employees, owners, agents or, to the Knowledge of Sellers, distributors, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program. None of the directors, officers, managers or, to the Knowledge of Sellers, employees or independent contractors of Sellers (i) has been or is currently excluded pursuant to 42 U.S.C. §1320a-7 or similar exclusion authority, or has been or is currently debarred, suspended, or otherwise ineligible to participate in any federal health care program as that term is defined in 42 U.S.C. §1320a-7b(f) or from any comparable state or private insurance programs, (ii) has been convicted of a criminal offense or been fined in relation to the provision of health care items or services or any other offense that may lead to exclusion under 42 U.S.C. §1320a-7 or similar exclusion authorities, or may result in suspension or debarment from any health care program (federal, state, or private), or (iii) is under investigation or subject to any type of judicial or administrative process for any health care fraud, or is otherwise aware of any circumstances which may result in criminal or civil liability, including conviction, fine, exclusion, debarment, suspension, or other ineligibility to participate in any health care program (federal, state, or private).

Section 3.10.         Product Distribution Practices. Since January 1, 2014, Sellers have (a) shipped and sold the Products in quantities that are substantially consistent with then-current market demand, and (b) priced all Products in the Ordinary Course of Business.

Section 3.11.         Products; Product Liability.

(a)          The Products listed on Schedule 1.1(i) constitute all products marketed, developed, sold or distributed by Sellers, identifying the Products included in the Purchased Products and Related Assets. Except as set forth in Section 3.11(a) of the Disclosure Schedule, Schedule 1.1(i) contains a true, correct and complete list of: (i) each Product that is commercially marketed, each Product that is contemplated to be commercially marketed and each Product that is in the initial research and development stage; (ii) with respect to each Product, the manufacturer of such Product and the owner of the ANDA with respect to such Product; and (iii) any agreement regarding the shared exclusivity or co-marketing with respect to any such Products held by a Person other than Sellers.

(b)          Each Product manufactured, licensed, marketed, produced, distributed or sold by or on behalf of either Seller is, as of the date of this Agreement, in compliance in all material respects with all applicable Laws, including Health Care Laws, and with the specifications and standards contained in the Product Registrations, was fit for its intended purpose and is and has been in material conformity with all applicable Contracts of Sellers. Neither Seller has any material liability for repair or replacement of any of the Products manufactured, licensed, marketed, produced, distributed or sold by or on behalf of Sellers, other than the reserve for product warranty claims (if any) set forth on the face of the Balance Sheet and replacement in the Ordinary Course of Business. Each Product contains warnings, the content and display of which conform to applicable Law, and no Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or license previously made available to Purchasers.

(c)          Except as set forth in Section 3.11(c) of the Disclosure Schedule, neither Seller has ever voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, nor is either Seller as of the date of this Agreement investigating, any recall, field alerts, field corrections, market withdrawal or replacement (other than replacement in the Ordinary Course of Business), safety alert, warning, “dear doctor” letter, investigator notice, safety alert, or other notice or action due to an alleged lack of safety, efficacy or regulatory compliance of any Product.

(d)          Neither Seller has ever received any written notice nor, to the Knowledge of Sellers, any other type of notice, that any Governmental Authority has (i) commenced or initiated the recall of any Product sold by or on behalf of Sellers or alleging any violations of any federal, state or local or any payor “fraud and abuse,” consumer protection or false claims statutes or regulations or any pricing or rebate reporting requirements, (ii) commenced, threatened to initiate or is investigating, any action to enjoin the manufacture or distribution of any Product sold or intended to be sold by or on behalf of Sellers, or (iii) issued any demand letter, finding of deficiency or non-compliance or adverse inspection report in respect of any Product or the Business.

Section 3.12.         Intellectual Property.

(a)          Section 3.12(a) of the Disclosure Schedule sets forth a complete list of (i) all Registered Intellectual Property (setting forth, for each item, the name of the owner of each such registration or application, the applicable jurisdiction, application or registration number, and date of application, registration or issuance, as applicable), (ii) all Trademarks owned by Sellers or any of their Affiliates that are material to the Business but are not the subject of any registration or application described in the preceding clause (i), and (iii) all computer software owned by Sellers or any of their Affiliates that is material to the Business. None of the Registered Intellectual Property has expired or been cancelled or abandoned. All documents necessary to maintain the Registered Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant Governmental Authority or domain name authorities, as the case may be, and except as listed in Section 3.12(a) of the Disclosure Schedule, there are no oppositions, cancellations, invalidity proceedings, interferences or reexamination Proceedings presently pending with respect to any Registered Intellectual Property.

(b)          Section 3.12(b) of the Disclosure Schedule lists any current or active Proceedings before any Governmental Authority directly involving any Purchased Intellectual Property. All Registered Intellectual Property is subsisting, enforceable and, to the Knowledge of Sellers, valid. There are no Proceedings pending or, to the Knowledge of Sellers, that have been threatened by any Person, challenging the ownership, validity or enforceability of any Purchased Intellectual Property (or, to the Knowledge of Sellers, any Intellectual Property licensed to Sellers pursuant to any Intellectual Property License (the “Licensed Intellectual Property”)). To the Knowledge of Sellers, no Purchased Intellectual Property has been developed or created in conjunction with any funding provided by a Governmental Authority which would grant any Governmental Authority any present or contingent intellectual property rights with respect thereto.

(c)          Sellers solely and exclusively own all Purchased Intellectual Property, and no other Person has any joint ownership interest in any Purchased Intellectual Property. The Purchased Intellectual Property and the rights of Sellers under the Licensed Intellectual Property are free and clear of any Liens, other than Permitted Encumbrances.

(d)          The Licensed Intellectual Property constitutes all of the Intellectual Property that is licensed to Sellers from any Person, and Sellers are in material compliance with the terms and conditions of all Intellectual Property Licenses pursuant to which such Licensed Intellectual Property is licensed. To the Knowledge of Sellers, no licensor–party to any Intellectual Property License is in material breach of any of its obligations to Sellers thereunder.

(e)          The Purchased Intellectual Property and the Licensed Intellectual Property, collectively, constitute all of the Intellectual Property owned or used by Sellers or any of their Affiliates in the conduct of the Business as currently conducted.

(f)          (i) To Knowledge of Sellers, none of the Products or the conduct of the Business is infringing or misappropriating any valid Intellectual Property right of any Person, (ii) to the Knowledge of Sellers, no Person is infringing or misappropriating any right of Sellers or any of their Affiliates in the Purchased Intellectual Property or the Licensed Intellectual Property, and (iii) none of Sellers or any of their Affiliates have sent or received any written notice alleging any such infringement or misappropriation set forth in the foregoing clauses (i) or (ii) and/or any invitation to license or request or demand to refrain from using Intellectual Property or proprietary rights.

(g)          None of Sellers or any of their Affiliates has granted any license, covenant not to sue, option or other rights with respect to any of the Purchased Intellectual Property, or granted, solely with respect to the Products, any rights of either Seller or any of their Affiliates under any Licensed Intellectual Property to any other Person.

(h)          The assignment of the Assumed Contracts to Purchasers and the consummation of the transactions contemplated hereby will not create or result in the grant of a license, covenant not to sue, option or other right under any Intellectual Property of Purchasers or any of their Affiliates.

(i)          Sellers have obtained from all consultants, advisors, employees and independent contractors who are authors or inventors under the law of any Intellectual Property that is used in the Business (each a “Creator”), unencumbered and unrestricted exclusive ownership of all of the Creators’ intellectual property rights in such contribution that Sellers do not already own by operation of Law. No Creator has retained any rights, licenses, claims or interest with respect to any such Intellectual Property. Sellers have provided or made available to Purchasers copies of all assignment forms currently used by Sellers with respect to Creators.

(j)          Sellers have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secret Rights of Sellers or any of their Affiliates or provided by any third party to Sellers or any of their Affiliates. All current and former employees and contractors of Sellers and their Affiliates and third parties having access to any such Trade Secret Rights have executed and delivered to Sellers a written agreement regarding the protection of such Trade Secret Rights. Sellers have taken commercially reasonable steps to implement and maintain a reasonable security plan consistent with industry practices of companies offering similar products or services. To the Knowledge of Sellers, none of Sellers or any of their Affiliates have experienced any breach of security or otherwise unauthorized access by third parties to the Trade Secret Rights in the possession, custody or control of Seller or any of their Affiliates.

(k)          Sellers and their Affiliates have complied in all material respects with all applicable Laws relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Sellers and their Affiliates (collectively, “Personal Data”). None of Sellers or any of their Affiliates has, within the last three (3) years, received a written complaint regarding Sellers’ respective collection, use or disclosure of Personal Data.

Section 3.13.         Purchased Products and Related Assets. Except as set forth in Section 3.13 of the Disclosure Schedule, Sellers have good and marketable title to (or valid leasehold or contractual interests in or right to use) all of the Purchased Products and Related Assets free and clear of any and all Liens, other than Permitted Encumbrances. Except for the Excluded Assets, none of which are material to the Business, the Purchased Products and Related Assets constitute all of the business, rights, assets, properties, licenses, contractual rights, going concern value, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible that are Related to the Business and are sufficient to the conduct the Business as currently conducted in all material respects. There are no assets or properties used in the operation of the Business and owned by any Person other than Sellers that will not be leased or licensed to Purchasers under valid, current leases or license arrangements. No Member or other Affiliate of any Seller owns any assets that are Related to the Business.

Section 3.14.         Taxes.

(a) (i) Each Seller has duly and timely filed (or caused to be filed) with the appropriate Taxing Authorities all income and other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) each Seller has paid (or caused to be paid) all income and other material Taxes due and payable (whether or not shown on any Tax Return), (iii) there are no Liens for Taxes nor has any Taxing Authority proposed in writing any Lien for Taxes on any of the Purchased Products and Related Assets, other than for Permitted Encumbrances set forth in paragraph (i) of such definition, (iv) no claim or proposed assessment, deficiency or other adjustment has been proposed in writing or, to the Knowledge of Sellers, otherwise exists for Taxes against any Seller which, if not satisfied or resolved, would result in a Lien on the Purchased Products and Related Assets that would survive the Closing Date or in a liability of Purchasers or their Affiliates as a transferee of or successor to the Purchased Products and Related Assets or the Business, (v) there is no ongoing or proposed audit of Sellers, and all Tax deficiencies or assessments have been paid in full, (vi) no Seller has waived any statute of limitations, agreed to any extension of time, or entered into any agreement in respect of Taxes the nonpayment or underpayment of which would result in a Lien on the Purchased Products and Related Assets that would survive the Closing Date or in Liability of Purchasers or their respective Affiliates as a transferee of or successor to the Purchased Products and Related Assets or the Business, (vii) no claim has ever been made, in writing, or to the Knowledge of Sellers otherwise exists, by a Taxing Authority in any jurisdiction where a Seller does not file Tax Returns that any such Seller is or may be subject to taxation by that jurisdiction as a result of such Seller’s operation, ownership or use of the Purchased Products and Related Assets or the Business, and (viii) no Seller has recorded a reserve for Tax Liabilities for financial accounting purposes due to (A) possible nexus in a jurisdiction in the United States, or (B) possible permanent establishment in a jurisdiction outside the United States, in each case, in which such Seller has not filed Tax Returns as a result of the operation, ownership or use of the Purchased Products and Related Assets or the Business.

(b)          Sellers have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts, paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority, in all material respects, all amounts required to be so withheld and paid under all applicable Laws. All Forms W-2 and 1099 (and the foreign equivalents thereof) required with respect to any payment or withholding by Sellers have been properly completed and timely filed in all material respects. All service providers to Sellers have been properly classified as employees or independent contractors for Tax purposes. Sellers have complied, in all material respects, with (x) all applicable requirements of any Taxing Authority to collect from the receipts of customers (or other Persons paying amounts to Sellers, as the case may be) the amount of all Taxes required to be collected, and (y) all applicable requirements of any Taxing Authority to pay and remit such Taxes when due, in the form required under applicable Law or to make adequate provision for the payment of such amounts to the proper Taxing Authorities.

(c)          None of the Purchased Products and Related Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, disregarded entity, trust or real estate mortgage investment conduit for U.S. federal income tax purposes.

(d)          Sellers have not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, and have not been subject to any ruling guidance specific to Sellers, that would be binding on Purchasers for any Post-Closing Tax Period.

(e)          None of Sellers nor any of their respective Affiliates are a party to and have not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(f)          Notwithstanding anything to the contrary contained in this Agreement, except as provided in Section 3.15(a)(xviii) and Section 3.20, the representations and warranties set forth in this Section 3.14 constitute the sole and exclusive representations and warranties regarding Taxes, Tax Returns and other matters relating to Taxes.

Section 3.15.         Contracts.

(a)          Section 3.15(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 3.15(a), all of the following Contracts (including all amendments or modifications thereto) to which any Seller is a party or by which any of the Purchased Products and Related Assets are bound, but only to the extent constituting Assumed Contracts (collectively, the “Material Contracts”):

(i)          any Contract that, in accordance with its terms, requires aggregate payments of $50,000 or more within the twelve (12) month period following the Closing Date;

(ii)         any Contract with each of (A) the fifteen (15) largest customers, and (B) the five (5) largest suppliers or service providers (measured by dollar volume of purchases or sales, respectively) during the fiscal year ended December 31, 2015, or during the six months ended June 30, 2016;

(iii)        any Contract or agreement relating to or evidencing Indebtedness, in excess of $50,000 individually or $100,000 in the aggregate;

(iv)        any Contract that contains any non-competition or exclusivity provisions (or that obligates Purchasers or any of their Affiliates to enter into any non-compete or exclusivity arrangements following the Closing) with respect to any line of business or geographic area, or that contain any non-solicitation provisions restricting either the Sellers’ ability to solicit, hire or engage any Person as an employee or consultant (or that obligates Purchasers or any of their Affiliates to enter into any such non-solicitation arrangements following the Closing);

(v)         any Contract that requires (or would require upon the happening of a contingency) the disposition of any assets or line of business of Sellers prior to Closing, or by Purchasers or their Affiliates following the Closing, other than the sales of Products in the Ordinary Course of Business;

(vi)        any Contract that grants a contractual counterparty “most favored nation” or similar status with respect to pricing or other material terms provided by a Seller;

(vii)       any Contract containing a right of first refusal or similar right or option to acquire any assets of Sellers, including the Purchased Products and Related Assets;

(viii)      any Contract that requires or obligates Sellers prior to Closing, or Purchasers or any of their Affiliates following the Closing, to purchase specified minimum amounts of any product or material during any twelve (12) month period or to perform or conduct research, clinical trials or development for the benefit of any Person other than Purchasers or any of their Affiliates;

(ix)         any Contract that could reasonably be expected to account for aggregate revenue of $100,000 or more during the fiscal year ending December 31, 2016;

(x)          any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Sellers with respect to the business of any operating business or material assets (other than routine purchase orders in the Ordinary Course of Business) or the capital stock or other equity securities of any other Person;

(xi)         any Contract in respect of the settlement of any material Proceeding;

(xii)        any Intellectual Property License, and any Contract pursuant to which either Seller or any of their Affiliates grants a license, covenant not to sue, option or other right with respect to any Purchased Intellectual Property;

(xiii)       any Contract with or issued by any Governmental Authority;

(xiv)      any Contract involving the payment of royalties or otherwise providing for profit sharing;

(xv)       any Contract relating to customer rebates, credits and allowances;

(xvi)      any Contract establishing or providing for any material partnership, strategic alliance, joint venture or collaboration;

(xvii)     any Contract in respect of Owned Real Property or Leased Real Property; and

(xviii)    any Contract that contains any liability or obligation to indemnify any Person against any Tax liability or to share any Tax liability with any Person, other than any such Contract entered into in the Ordinary Course of Business, the primary purpose of which is not Taxes.

(b)          Each Seller has made available to Purchasers true, correct and complete copies of all Material Contracts, in each case, including any and all amendments, supplements or modifications thereto, or reasonably detailed written descriptions of any oral Material Contracts. Each Material Contract is a legal, valid and binding obligation enforceable against the applicable Seller and, to the Knowledge of Sellers, the other party thereto, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law). Neither Seller nor, to the Knowledge of Sellers, any other party thereto is in material breach or material violation of, or a default under, or has delivered a written notice of termination of, any Material Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or a default by either Seller of, any Material Contract. No party has given notice to either Seller of any material dispute with respect to any Material Contract.

Section 3.16.         Financial Statements. Section 3.16 of the Disclosure Schedule sets forth the following financial statements of each of Sellers and Citgen: (a) an audited balance sheet, statement of income, statement of cash flows and statements of changes in members’ equity for each Seller as of and for the fiscal years ended on December 31, 2015, 2014 and 2013 and for Citgen as of the fiscal year ended on December 31, 2015 (the “Audited Financial Statements”), each of which is subject to an unqualified audit opinion set forth in Section 3.16 of the Disclosure Schedule; (b) reviewed comparative balance sheet, statements of income, statements of cash flows and statements of changes in members’ equity for each Seller as of and for the six month period ended on June 30, 2016, and internally prepared comparative balance sheets, statements of income and statements of cash flows and statements of members’ equity for Citgen as of and for the six month period ended on June 30, 2016 (together with the Additional Reviewed Statements to be delivered pursuant to Section 7.20, the “Reviewed Financial Statements”); and (c) unaudited quarterly income statements of each Seller for the quarterly periods ended on March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 (the “2015 Quarterly Financial Statements” and collectively with the Reviewed Financial Statements and the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (i) have been derived from the information contained in the Books and Records; (ii) other than with respect to the Financial Statements of Citgen described in clause (b) above, have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby, subject in the case of the Reviewed Financial Statements to normal year-end audit adjustments described therein (the effect of which will not be material to the Sellers and Citgen, taken as a whole) and the absence of related notes; and (iii) fairly present in all material respects, the consolidated financial condition (to the extent such Financial Statements are consolidated), results of operations and cash flows of Sellers and Citgen as of the times and for the periods referred to therein, subject to, with respect to the Reviewed Financial Statements, normal year-end audit adjustments and the absence of footnote disclosures and other presentation items (the effect of which is not, individually or in the aggregate, material to either Seller or Citgen). Sellers and Citgen maintain systems of internal accounting controls sufficient to provide reasonable assurances to Sellers and Citgen for purposes of preparing their audited financial statements that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets or authorization of expenditures is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.17.         No Undisclosed Liabilities. Sellers do not have any Liabilities or Indebtedness (whether or not required under GAAP to be reflected on a consolidated balance sheet of the Business or the notes thereto), other than any such Liabilities that (a) are adequately reserved against on the Financial Statements or reflected in the notes thereto, (b) have been incurred since the Balance Sheet Date in the Ordinary Course of Business which are not, in the aggregate, material, or (c) are Retained Liabilities.

Section 3.18.         Inventory. Section 3.18 of the Disclosure Schedule sets forth a breakdown by unit types, and the price per unit, of the Inventory held by or on behalf of Sellers, including the location thereof, as of September 30, 2016, and with respect to any finished product included in the Inventory, the shelf life thereof, as of September 30, 2016. All Inventory is merchantable, fit for the purposes for which it was intended in the Ordinary Course of Business, salable at prevailing market prices that are not less than the lesser of: (a) the book value amounts thereof; or (b) the price customarily charged by Sellers therefor, conforms to the specifications established therefor, is in compliance with the applicable quality agreement between Seller(s) and the supplier thereof, has been manufactured, handled, maintained, packaged and stored in accordance with all applicable Laws, and is not and shall not be prior to Closing misbranded or adulterated, within the meaning of the FDCA. The values at which the Inventory was carried and set forth in the balance sheets included in the Financial Statements reflect the valuation policy of stating Inventory at cost or market, whichever is lower, on a first-in, first-out basis, and reflect adequate write-offs, write-downs and reserves for damaged, defective, excess, slow-moving or obsolete items, computed in accordance with GAAP and consistent with past practice. Sellers do not have any consigned Inventory.

Section 3.19.         Receivables. Section 3.19 of the Disclosure Schedule sets forth a true, correct and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Sellers as of September 30, 2016, including therein the calculation of the Reserves Provision and Rebates and Chargebacks Allowance (collectively, the “Accounts Receivable”). All existing Accounts Receivable of Sellers (including those Accounts Receivable reflected on the Financial Statements that have not yet been collected and any Accounts Receivable that have arisen since the Balance Sheet Date and have not yet been collected): (a) represent valid obligations of customers of Sellers arising from bona fide transactions entered into in the Ordinary Course of Business; and (b) are or will be in all material respects valid and enforceable receivables collectible at the aggregate recorded amount thereof subject to the reserve for uncollectible accounts set forth in the Balance Sheet. To the Knowledge of Sellers, except as set forth in Section 3.19 of the Disclosure Schedule, no voluntary or involuntary bankruptcy Proceedings have been commenced against any of the suppliers or customers of either Seller to which either Seller made aggregate payments, or from which either Seller received aggregate payments, in excess of $25,000 in the past twelve (12) months.

Section 3.20.         Benefit Plans; ERISA.

(a)          Section 3.20(a) of the Disclosure Schedule contains a true, correct and complete list of all Employee Benefit Plans: (i) maintained or sponsored by either Seller; (ii) contributed to by either Seller or to which either Seller is obligated to contribute; or (iii) with respect to which either Seller has or may have any Liability (whether direct or indirect); in any case, for the benefit of current or former directors, officers, employees (including leased employees and co-employees), consultants, advisors or other independent contractors of either Seller, or any of their respective beneficiaries or dependents. The Employee Benefit Plans disclosed or required to be disclosed on Section 3.20(a) of the Disclosure Schedule are referred to collectively herein as the “Seller Employee Benefit Plans.”

(b)          Neither Seller nor any ERISA Affiliate has at any time within the past six (6) years been a party to or established, maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to the following: (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Sections 3(37) or 4001(a)(3)); (ii) a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (v) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee or other service provider (or any dependent thereof) other than as required pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Laws and at the sole expense of the participant or participant’s beneficiary; or (vi) an arrangement that provides for indemnification for or gross-up of any Taxes.

(c)          Except as set forth on Section 3.20(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby may (either alone or in conjunction with any other event such as termination of employment or other service) result in or cause any payment (whether of separation, severance or termination pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Employee Benefit Plan or any current or former officer, employee or other service provider of either Seller, or give rise to any obligation to fund any such payment or benefit, in each case. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby may result in any payment or benefit that could reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(d)          Each Employee Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. No Proceedings with respect to the Seller Employee Benefit Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Seller Employee Benefit Plans are pending or, to the Knowledge of Sellers, threatened. No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan or with respect to either Seller. Each Employee Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, if any, has been, since January 1, 2005, in operational compliance, and, since January 1, 2009, in documentary compliance, with Section 409A of the Code.

(e)          Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has either received a favorable determination letter from the IRS as to the qualification under the Code of such Employee Benefit Plan and the Tax-exempt status of such related trust, or has been established pursuant to a prototype plan that has received a favorable opinion or advisory letter from the IRS. Nothing has occurred and, to the Knowledge of Sellers, no circumstance exists that could adversely affect the qualified status of such Employee Benefit Plan or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the plan.

(f)          With respect to each Employee Benefit Plan, Sellers have delivered or made available to Purchasers a true, correct and complete copy of, to the extent applicable, (i) such Employee Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and a summary of material modifications, if any, related to such Employee Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Employee Benefit Plan, if any, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Employee Benefit Plan together with all schedules and any financial statements, (iv) the three most recent actuarial reports or financial statements relating to such Employee Benefit Plan, and (v) the most recent determination, opinion, or advisory letter, issued by the IRS with respect to such Employee Benefit Plan.

(g)          Neither Seller has any commitment or intent to amend any existing Employee Benefit Plan or create any new arrangement that would be an Employee Benefit Plan.

Section 3.21.         Employment Matters.

(a)          Section 3.21(a) of the Disclosure Schedule contains a true, correct and complete list of the names of all Persons who are employees or independent contractors of either Seller as of the date hereof, specifying: (i) the name, title and date of hire (or engagement) of such individual; and (ii) the rate of hourly pay (or, for salaried employees, base salary), target bonus, and commission (or, for independent contractors, the fees), payable to such individual, whether such employee is classified as exempt or nonexempt under the Fair Labor Standards Act, work location, vacation entitlement formula, amount of accrued but unused vacation, sick leave, or other paid-time-off, amount of accrued but unpaid bonus, whether or not any such employee is on leave of absence (and if so the reason for absence and the expected date of return to work), and immigration or visa status.

(b)          Each Seller is and has been for the last three (3) years in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, occupational safety and health requirements, withholding, and classification of employees and independent contractors.

(c)          Each Seller has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither Seller has undertaken any reductions-in-force in the past three hundred sixty five (365) days. Neither Seller is, nor has either Seller ever, engaged in any unfair labor practice. Neither Seller is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).

(d)          Neither Seller has received any written notice, nor to the Knowledge of Sellers, any other type of notice, that such Seller may be in violation of any applicable Laws pertaining to immigration control or that any current or former employee of either Seller is or was not legally authorized to be employed in the United States or is or was using an invalid social security number.

(e)          No dispute or Proceeding relating to or involving the employees or independent contractors of either Seller is pending, or to the Knowledge of Sellers, threatened by any Person (including any Governmental Authority), with respect to either Seller (whether under applicable Law, Contract or otherwise).

(f)          Neither Seller is a party to, or bound by, or has ever been a party to or bound by, any collective bargaining or other agreement with a labor organization representing any employee of either Seller, nor are any activities or Proceedings of any labor union pending or, to the Knowledge of Sellers, threatened. There has not been, nor, to the Knowledge of Sellers, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting either Seller.

Section 3.22.         Real Property.

(a)          Section 3.22(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Owned Real Property.

(b)          Section 3.22(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Leased Real Property. Sellers have made available to Purchasers a true, correct and complete copy of each Real Property Lease. There are no understandings, oral or written, between the parties to such leases which in any manner vary the obligations or rights of any party thereunder.

(c)          Each Real Property Lease is in full force and effect, and the applicable Seller holds a valid and existing leasehold interest as a tenant thereunder. To the Knowledge of Sellers, no party is in default with respect to that party’s obligations under any Real Property Lease.

(d)          No parcel of Owned Real Property nor, to the Knowledge of Sellers, no parcel of Leased Real Property is subject to any Governmental Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor nor, to the Knowledge of Sellers, has any condemnation, expropriation or taking been proposed.

Section 3.23.         Environmental Matters.

(a)          Sellers and Citgen are and at all times have been in compliance, in all material respects, with all applicable Environmental Laws and have obtained and are and at all times have been in compliance in all material respects with all Governmental Authorizations required under Environmental Laws for the operations of Sellers and Citgen and the conduct of the Business (“Environmental Permits”) and all of such Environmental Permits are valid and in full force and effect. To the Knowledge of Sellers, there are no threatened Proceedings for the revocation, cancellation or suspension of any material Environmental Permit currently held by a Seller or Citgen. Sellers have provided to Purchasers copies of all material Environmental Permits held by either Seller or Citgen, which are listed on Section 3.23 of the Disclosure Schedule. Any past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and, to the Knowledge of Sellers, there is no requirement proposed for adoption or implementation with respect to the Business under any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect.

(b)          To the Knowledge of Sellers, none of Sellers or Citgen has been the subject of any Proceeding which relates to the disposal, arrangement for the disposal, release or threatened release of any Hazardous Materials that could give rise to a Liability of either Seller, Citgen or the Business under Environmental Laws except as would not reasonably be expected to have a Material Adverse Effect.

(c)          None of Sellers, Citgen Members, any Owned Real Property or, to the Knowledge of Sellers, any Leased Real Property, is subject to any unresolved Governmental Order or notice by a Governmental Authority or other Person pursuant to any Environmental Law or in connection with Hazardous Materials. No portion of Owned Real Property nor, to the Knowledge of Sellers, any portion of any Real Property formerly owned by Sellers or Citgen, any Leased Real Property or any Real Property formerly leased by a Seller or Citgen, is listed on the National Priorities List under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System List or any similar state or foreign list of sites requiring environmental investigation or remediation under any Environmental Law.

(d)          Except as would not reasonably be expected to have a Material Adverse Effect, none of Sellers, Citgen or Members, nor to the Knowledge of Sellers, any other Person has disposed of, released or placed any Hazardous Materials on, under or at any Owned Real Property, Leased Real Property or any Real Property formerly owned or leased by a Seller or Citgen. Except as would not reasonably be expected to have a Material Adverse Effect, none of Sellers, Citgen or Members has disposed of, released, placed or arranged for the transportation or disposal of any Hazardous Materials on, under or at any other location, including third party disposal facilities and locations used or operated by a Seller, Citgen or a Member. As used in this Section 3.23, the term “release” or “released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing of Hazardous Material into the environment.

(e)          To the Knowledge of Sellers, there are no Environmental Liabilities for which Sellers, Citgen or any Member is responsible except as would not reasonably be expected to have a Material Adverse Effect. There are no Liens arising under or pursuant to any applicable Environmental Laws to the Knowledge of Sellers, on any Owned Real Property, Real Property formerly owned by Sellers or Citgen, or any Leased Real Property or Real Property formerly leased by Sellers or Citgen. There are no pending, nor to the Knowledge of Sellers, threatened Proceedings or investigations with respect to Environmental Liabilities of or with respect to Sellers or Citgen. None of Sellers, Citgen or Members has assumed or agreed to indemnify any Person for Environmental Liabilities.

(f)          The Owned Real Property and, to the Knowledge of Sellers, the Leased Real Property does not contain any underground or aboveground storage tanks, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation, except in material compliance with Environmental Laws.

(g)          Notwithstanding anything to the contrary contained in this Agreement, this Section 3.23 and Section 7.4 represent the sole and exclusive representations and warranties of Sellers and Members regarding environmental matters.

Section 3.24.         Suppliers and Customers. Section 3.24 of the Disclosure Schedule lists the fifteen (15) largest customers of the Business and the five (5) largest suppliers of goods and services to the Business (measured, in each case, by dollar volume of purchases or sales) during the fiscal year ended December 31, 2015, and the six months ended June 30, 2016, and the dollar amount of purchases or sales which each listed customer or supplier represented during such period (each a “Material Customer” or “Material Supplier”). Neither Seller has received written notice from any Material Customer or Material Supplier expressly stating that such Material Customer or Material Supplier will stop or materially decrease the rate or amount of its transactions with either Seller.

Section 3.25.         Supplier Representations and Warranties. To the Knowledge of Sellers, the representations and warranties made by the Supplier in the New Supply Agreement are true and correct in all respects.

Section 3.26.         Insurance. Section 3.26 of the Disclosure Schedule sets forth a true, correct and complete list of any and all insurance policies (including “occurrence” based policies) issued to Sellers in effect as of the date of this Agreement and any “occurrence” based policies issued to Sellers in the past that have expired (the “Insurance Policies”) (specifying the applicable insurer, amount of coverage, type of insurance, policy numbers and any pending claims thereunder).  All premiums due and owing with respect to the Insurance Policies have been paid.  The Insurance Policies are valid, binding and enforceable and Sellers are otherwise in compliance with the terms and provisions of the Insurance Policies.  Sellers have not received any written notice of cancellation of, or notice of a material amendment for, any of the Insurance Policies. Section 3.26 of the Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all pending claims and the claims history of each Seller during the past five (5) years, including with respect to insurance obtained but not currently maintained.  Except as set forth in Section 3.26 of the Disclosure Schedule, Sellers have not received any written correspondence from any of the insurance companies who issued the Insurance Policies denying coverage or reserving rights under any such Insurance Policies.  All of the Insurance Policies will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.

Section 3.27.         Books and Records. Sellers have made or kept, and made available to Purchasers, all Books and Records. Such Books and Records, in reasonable detail, accurately and fairly reflect the activities of Sellers and the Business in all material respects. The Books and Records are in all material respects true, correct and complete.

Section 3.28.         Bank Accounts. Section 3.28 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Sellers at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; and (c) the names of all individuals authorized to draw on or make withdrawals from, or who have signature authority on, such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of Sellers.

Section 3.29.         Related Party Transactions. Except as set forth in Section 3.29 of the Disclosure Schedule, no Related Party is a party to any Contract that pertains to the Business, or has any interest in any property, rights or assets used in or pertaining to the Business or is otherwise involved in any Contract, business arrangement or relationship with the Business, other than with respect to payment of salaries, benefits and commissions to employees in the Ordinary Course of Business. Except as set forth in Section 3.29 of the Disclosure Schedule, no Related Party owns or has owned, directly or indirectly, any equity or other financial or voting interest in, or has a familial relationship with, any competitor, supplier (including the Supplier), licensor, lessor, distributor, independent contractor or customer of the Business or any Affiliate of the foregoing. Except as set forth in Section 3.29 of the Disclosure Schedule, none of Sellers or their respective Affiliates is an Affiliate of the Supplier.

Section 3.30.         Subsidiaries. Except as set forth in Section 3.30 of the Disclosure Schedules, Sellers do not own or control, directly or indirectly, any right to acquire, any capital stock, membership interests, partnership interests, joint venture interests, equity interest or other security interests in any Person. Sellers do not have any Subsidiaries that are engaged in the Business or that own or lease assets that are used in the Business.

Section 3.31.         Brokers. Other than J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller. Members and/or Sellers are solely responsible for the fees and expenses of J.P. Morgan Securities LLC.

Section 3.32.         Investment Intent; Qualification as Purchaser.

(a)          The Parent Shares to be acquired pursuant to the terms hereof are being acquired for each Seller’s own account(s), for investment and not for distribution or resale to others. No Seller will sell, assign, transfer, encumber or otherwise dispose of any of such Parent Shares unless (i) a registration statement under the Securities Act with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or (ii) Parent has received a written opinion of counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer, encumbrance or disposition does not require registration under the Securities Act.

(b)          Each Seller understands that, except as otherwise provided in this Agreement and in the Stockholders’ Rights Agreement, the Parent Shares are not being registered under the Securities Act and must be held indefinitely, unless they are subsequently registered thereunder or an exemption from such registration is available.

(c)          Each Seller represents and warrants that it is an “accredited investor,” as such term is defined in Rule 501(a) promulgated by the SEC under the Securities Act, and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Parent Shares contemplated hereby. Each Seller will execute and deliver to Parent such documents as Parent may reasonably request in order to confirm the accuracy of the foregoing.

(d)          Each Seller understands that the Parent Shares are not being registered under the Securities Act in part on the ground that the issuance thereof is exempt under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering and that Parent’s reliance on such exemption is predicated in part on the foregoing representations and warranties of each Seller.

Section 3.33.         Restrictive Legend. Each Seller acknowledges that the Parent Shares to be issued may not be sold, assigned, transferred, encumbered or disposed of unless they are registered under the Securities Act or unless an exemption from such registration is available and shall be subject to applicable stop transfer instructions provided by Parent to its transfer agent. Accordingly, the following restrictive legend will be placed on any instrument, certificate or other document evidencing the Parent Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION OR RESALE. THEY MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR STATE SECURITIES LAWS.”

Section 3.34.         State Takeover Statutes. No state takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby.

Section 3.35.         Exclusivity of Representations. The representations and warranties made by Sellers and Members in this Agreement and the Signing Agreements are the exclusive representations and warranties made by Sellers and Members. Sellers and Members hereby disclaim any other express or implied representations and warranties.

Section 3.36.         Full Disclosure. To the Knowledge of Sellers, no representation or warranty made by either Seller in this Agreement, any Ancillary Agreement to which it is or will be party, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of a Seller pursuant hereto or thereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING MEMBERS

Except as set forth in the Disclosure Schedule, Members hereby, jointly and severally, represent and warrant to Purchasers and Parent as of the date hereof and as of the Closing Date as follows:

Section 4.1.          Organization; Good Standing and Qualification. Each Member that is not an individual is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed or in good standing (or the equivalent thereof) would not reasonably be expected to materially impair such Member’s ability to consummate the transaction contemplated hereby.

Section 4.2.          Authority; Binding Effect.

(a)          Each Member has all requisite power and authority and, in the case of any Member that is a natural person, is competent, to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Member of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance by such Member of its obligations hereunder and thereunder have been duly authorized individually or, for each Member that is an entity, by all requisite action on the part of such Member, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the board of managers or similar governing body of such Member approving the execution, delivery and performance by such Member of this Agreement and each Ancillary Agreement to which it is or will be a party.

(b)          This Agreement and each Signing Agreement to which each Member is a party has been duly executed and delivered by each Member and, assuming the valid execution and delivery by Purchasers and Parent (with respect to this Agreement) or the other parties thereto (with respect to the Signing Agreements), constitute legal, valid and binding obligations of each Member, and each Ancillary Agreement (other than the Signing Agreements) to which it is or will be a party will be, prior to the Closing, duly executed and delivered by each Member and will, from and after the Closing, assuming the valid execution and delivery by Purchasers and Parent, as applicable, constitute a legal, valid and binding obligation of each Member, in each case, enforceable against each Member in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law).

Section 4.3.          No Conflicts. The execution, delivery and performance by each Member of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene any provision of the Governing Documents of any Member that is an entity, (b) assuming that all consents, approvals and authorizations referenced in Section 3.5 have been obtained and all filings described therein have been made, conflict with, or result in the breach of, constitute a default under, result in the suspension, termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Member under, or to a loss of any benefit to which a Member is entitled under, (i) any Contract to which any Member is a party or by which any Member or its assets or properties are bound, or (ii) any Governmental Order or Law or other restriction of any Governmental Authority, in each case, to which such Member is a party or by which such Member is bound or to which any of the assets or properties of such Member are subject, (c) result in the creation or imposition of any Lien on any of the assets or properties of such Member, or (d) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of any Member, except, in the case of the foregoing clauses (b), (c) and (d), where such conflict, breach, default, suspension, termination, cancellation or acceleration, or Lien, would not reasonably be expected to materially impair such Member’s ability to consummate the transactions contemplated hereby.

Section 4.4.          No Consents. The execution, delivery and performance of this Agreement by Members and the consummation of the transactions contemplated hereby, do not require any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, other than (a) expiration or early termination of the waiting period under the HSR Act, (b) pursuant to the rules and regulations of the NASDAQ Stock Market (which has been received prior to the date hereof), and (c) such other consents, approvals, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair Members’ ability to consummate the transactions contemplated hereby.

Section 4.5.          Litigation. There is no civil, criminal or administrative Proceeding pending or, to the Knowledge of Members, threatened against any Member that seeks to affect, delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of any Member to consummate the transactions contemplated by this Agreement.

Section 4.6.          Brokers. Other than J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Member. Members and/or Sellers are solely responsible for the fees and expenses of J.P. Morgan Securities LLC.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers hereby represent and warrant to Sellers and Members as of the date hereof and as of the Closing Date as follows:

Section 5.1.          Organization; Good Standing and Qualification. Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed or in good standing (or the equivalent thereof) would not reasonably be expected to materially impair such Purchaser’s ability to consummate the transactions contemplated hereby.

Section 5.2.          Authority; Binding Effect.

(a)          Each Purchaser has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Purchaser of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance by each Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of such Purchaser, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the board of managers or similar governing body of such Purchaser approving the execution, delivery and performance by such Purchaser of this Agreement and each Ancillary Agreement to which it is or will be a party.

(b)          This Agreement and the Signing Agreements have been duly executed and delivered by Purchasers and, assuming the valid execution and delivery by Sellers, Members and Agent (with respect to this Agreement) or the other parties thereto, other than Parent (with respect to the Signing Agreements), constitute legal, valid and binding obligations of Purchasers, and each Ancillary Agreement (other than the Signing Agreements) to which it is or will be a party will be, prior to the Closing, duly executed and delivered by Purchasers and will, from and after the Closing, assuming the valid execution and delivery by the other parties thereto (other than Parent), constitute a legal, valid and binding obligation of Purchasers, in each case, enforceable against Purchasers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law).

Section 5.3.          No Conflicts. The execution, delivery and performance by each Purchaser of this Agreement and each of the Ancillary Agreements to which each Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene any provision of the Governing Documents of either Purchaser, (b) assuming that all consents, approvals and authorizations referenced in Section 3.5 have been obtained and all filings described therein have been made, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of either Purchaser under, or to a loss of any benefit to which either Purchaser is entitled under, (i) any Contract to which either Purchaser is a party or by which either Purchaser or its assets or properties are bound, or (ii) any applicable Law, Governmental Order or other restriction of any Governmental Authority, in each case, to which either Purchaser is a party or by which either Purchaser is bound or to which any of the assets or properties of either Purchaser are subject, (c) result in the creation or imposition of any Lien on any of the assets or properties of either Purchaser, or (d) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of either Purchaser, except, in the case of the foregoing clauses (b), (c) and (d), where such conflict, breach, default, suspension, termination, cancellation or acceleration, or Lien, would not reasonably be expected to materially impair Purchasers’ ability to consummate the transactions contemplated hereby.

Section 5.4.          No Consents. The execution and delivery of this Agreement by Purchasers and the consummation of the transactions contemplated hereby, do not require any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, other than (a) expiration or early termination of the waiting period under the HSR Act, (b) pursuant to the rules and regulations of the NASDAQ Stock Market (which has been received prior to the date hereof); and (c) such other consents, approvals, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair Purchasers’ ability to consummate the transactions contemplated hereby.

Section 5.5.          Litigation. There is no civil, criminal or administrative Proceeding pending, or to the Knowledge of Purchasers, threatened against any Purchaser that seeks to affect, delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of Purchasers to consummate the transactions contemplated by this Agreement.

Section 5.6.          Brokers. Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchasers. Purchasers and/or Parent are solely responsible for the fees and expenses of Wells Fargo Securities, LLC.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Sellers and Members as of the date hereof and as of the Closing Date as follows:

Section 6.1.          Organization; Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed or in good standing (or the equivalent thereof) would not reasonably be expected to materially impair Parent’s ability to consummate the transactions contemplated hereby.

Section 6.2.          Authority; Binding Effect.

(a)          Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance by Parent of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Parent, including any requisite resolution duly adopted and not subsequently rescinded or modified in any way by the Parent Board approving the execution, delivery and performance by Parent of this Agreement and each Ancillary Agreement to which it is or will be a party.

(b)          This Agreement and the Signing Agreements have been duly executed and delivered by Parent and, assuming the valid execution and delivery by Sellers, Members and Agent (with respect to this Agreement) and the other parties thereto, other than Purchasers (with respect to the Signing Agreements), constitute legal, valid and binding obligations of Parent, and each Ancillary Agreement (other than the Signing Agreements) to which it is or will be a party, prior to the Closing, has been duly executed and delivered by Parent and will, from and after the Closing, assuming the valid execution and delivery by the other parties thereto (other than Purchasers), constitute a legal, valid and binding obligation of Parent, in each case, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law).

Section 6.3.          No Conflicts. The execution, delivery and performance by Parent of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene any provision of the Governing Documents of Parent, (b) assuming that all consents, approvals and authorizations referenced in Section 3.5 have been obtained and all filings referenced therein have been made, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Parent under, or to a loss of any benefit to which Parent is entitled under, (i) any Contract to which Parent is a party or by which Parent or its assets or properties are bound, or (ii) any applicable Law, Governmental Order or other restriction of any Governmental Authority, in each case, to which Parent is a party or by which Parent is bound or to which any of the assets or properties of Parent are subject, (c) result in the creation or imposition of any Lien on any of the assets or properties of Parent, or (d) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of Parent, except, in the case of the foregoing clauses (b), (c) and (d), where such conflict, breach, default, suspension, termination, cancellation or acceleration, or Lien, would not reasonably be expected to materially impair Parent’s ability to consummate the transactions contemplated hereby.

Section 6.4.          No Consents. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby, do not require any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, other than (a) expiration or early termination of the waiting period under the HSR Act, (b) pursuant to the rules and regulations of the NASDAQ Stock Market (which has been received prior to the date hereof); and (c) such other consents, approvals, authorizations, registrations, declarations or filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair Parent’s ability to consummate the transactions contemplated hereby.

Section 6.5.          Litigation. There is no civil, criminal or administrative Proceeding pending, or to the Knowledge of Parent, threatened against Parent that seeks to affect, delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement.

Section 6.6.          FCPA. Parent (a) has instituted policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Parent operates, and (b) has maintained such policies and procedures in force. Parent, and to the Knowledge of Parent, its Representatives are in compliance, and have for the past three (3) years been in compliance, in all material respects with the FCPA and any other similar anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdictions that are applicable to Parent and its Representatives in connection with Parent’s business. Parent and, to the Knowledge of Parent, its Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of any government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case, in violation in any material respect of the FCPA or any other similar anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdictions that are applicable to Parent and its Representatives in connection with Parent’s business.

Section 6.7.          SEC Reports. Since September 30, 2015, Parent has filed all SEC Reports with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder. Such SEC Reports (a) were prepared in all material respects in accordance with the requirements of the Exchange Act, and the published rules, regulations and interpretations of the SEC thereunder, each as applicable to such SEC Reports, and (b) did not contain as of the time they were filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

Section 6.8.          Parent Shares.

(a)          When issued to each Seller pursuant to the terms hereof, the Parent Shares: (i) shall have been duly authorized and validly issued; (ii) shall be fully paid and nonassessable; (iii) shall not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right; and (iv) shall not have been issued in violation of any applicable Law, the certificate of incorporation or bylaws (or analogous charter documents) of Parent or any Contract to which Parent is party or otherwise bound.

(b)          Except for this Agreement, the Voting Agreement, the Stockholders’ Rights Agreement, and those documents listed on Section 6.8 of the Disclosure Schedules (which are the most current versions of such documents), there are no documents or agreements to which Parent is a party or is otherwise bound containing any restrictions of any kind that would expressly by its terms affect Sellers’ or Members’ rights to own, vote and dispose of the Parent Shares to be issued to Sellers under Section 1.8.

Section 6.9.          Brokers. Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Purchasers and/or Parent are solely responsible for the fees and expenses of Wells Fargo Securities, LLC.

Section 6.10.         Financing; Commitment Letter; Sufficient Funds.

(a)          As of the date hereof, Parent and Purchasers have received (i) the commitment letter, dated as of November 2, 2016, in favor of each of Parent and/or Purchasers from the Financing Sources, and (ii) the fee letters related thereto (the documents referenced in clauses (i) and (ii), together with all exhibits, annexes, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, collectively the “Commitment Letter”), pursuant to which the Financing Sources have committed, subject to the terms and conditions of the Commitment Letter, to lend to Parent and/or Purchasers, the amounts set forth therein (the “Financing”) for the purpose of, among other things, funding the transactions contemplated by this Agreement, prior to the Outside Date. Except for the fee letters referred to in the Commitment Letter (a redacted, true copy of which fee letters have been provided to Agent in the form of the Redacted Fee Letters), a true and complete copy of such Commitment Letter has been provided to Agent prior to the date hereof. Each of Parent and Purchasers, as applicable, has fully paid, or has caused to be fully paid, any and all commitment fees or other fees required by such Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Commitment Letter is a legal, valid and binding obligation of Parent and Purchasers, as applicable, and, to the Knowledge of Parent and the Knowledge of Purchasers, each other party thereto, and the Commitment Letter is in full force and effect. As of the date hereof, the Commitment Letter has not been amended or modified and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, to the Knowledge of Parent and to the Knowledge of Purchasers, (x) none of Parent or Purchasers is in breach of any of the material terms or conditions set forth in the Commitment Letter, (y) no event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to constitute a breach of or default under any of terms or conditions set forth in the Commitment Letter on the part of Parent or any Purchaser, as applicable, or a failure by Parent or any Purchaser, as applicable, to satisfy a condition precedent set forth therein, in any case, which would materially impair or materially and adversely affect the Financing, and (z) none of Parent or Purchasers has any reason to believe, based on actual knowledge without any duty of inquiry, that the full amount of the Financing necessary to enable Purchasers to pay the Aggregate Closing Date Cash Payment will not be available to Parent or Purchasers, as the case may be, on the Closing Date.

(b)          The net proceeds of the Financing, when funded in accordance with the Commitment Letter and Definitive Agreements, together with Parent’s and Purchasers’ cash on hand, will be, in the aggregate, sufficient to (i) make the Aggregate Closing Date Cash Payment, and (ii) pay all fees and expenses required to be paid at the Closing by Parent or Purchasers in connection with the transactions contemplated by this Agreement, in each case, on the Closing Date. Neither Parent nor any Purchaser is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would impair or adversely affect the resources and capabilities (financial or otherwise) of Parent and the Purchasers to perform their obligations hereunder. The Financing is subject to no conditions to the obligations of the parties under the Commitment Letter to make the full amount of the Financing available to Parent and Purchasers, as applicable, at the Closing, other than those set forth in the Commitment Letter.

ARTICLE VII

COVENANTS

Section 7.1.          Information and Documents. From and after the date of this Agreement and pending the Closing, each Member and Sellers shall (and Members shall take all applicable steps to cause Sellers to), and shall cause their respective Affiliates to, (a) permit Purchasers and their Representatives and the Financing Sources to make all investigations and inspections of Members, Sellers, the Business and Sellers’ premises, (b) furnish, or cause to be furnished, to Purchasers and their Representatives and the Financing Sources, all Books and Records, any Contracts of or pertaining to any Seller, including with respect to any Seller’s product pipeline, current product Contracts, customers, raw material suppliers, manufacturers, product development partners and employees, and their respective Representatives, and (c) subject to Section 7.14, provide Purchasers and their Representatives and the Financing Sources access to Sellers’ customers, suppliers, employees, and management, in each case, as Purchaser or their Representatives and the Financing Sources may from time to time reasonably request. The investigations, inspections and access referred to in this Section 7.1 shall be made upon reasonable notice and shall be conducted in a manner which does not unreasonably interfere with the operations of the Business. All such information, investigations, inspections and access shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 7.2.          Conduct.

(a)          From and after the date hereof through the Closing, except (i) as set forth in Section 7.2(a) of the Disclosure Schedule or as otherwise expressly contemplated by this Agreement or the transactions contemplated hereby, or (ii) as Purchasers shall otherwise consent in writing, Sellers shall (and Members shall take all applicable steps to cause Sellers to), and shall cause their respective Affiliates to, conduct the Business, and cause the Business to be conducted, in the Ordinary Course of Business, and use commercially reasonable efforts to (w) maintain the assets and properties of the Business, (x) preserve intact the Business and the current relationships and goodwill of the Business with employees (except in the case of termination for cause), customers and suppliers, (y) maintain the Books and Records and all Tax Returns relevant to the Purchased Products and Related Assets or the Business in the usual, regular and ordinary manner, on a basis consistent with the Ordinary Course of Business, and (z) comply in all material respects with applicable Law. In addition, without limiting the foregoing, Sellers shall (and Members shall take all applicable steps to cause Sellers to), except as Purchasers shall otherwise consent in writing, submit all adverse event reports required to be submitted to any Governmental Authority under any Law, and maintain in effect all Product Registrations and Governmental Authorizations of Sellers.

(b)          From and after the date hereof through the Closing, except (i) as set forth in Section 7.2(b) of the Disclosure Schedule or as otherwise contemplated by this Agreement, or (ii) as Purchasers shall otherwise consent in writing (which consent shall not be unreasonably withheld, except that with respect to the matters described in Section 7.2(b)(iv) (solely with respect to the Material Contracts described in Section 3.15(a)(iv), Section 3.15(a)(v), Section 3.15(a)(vi), Section 3.15(a)(vii), Section 3.15(a)(x) and, solely with respect to the settlement of any material Proceeding(s) for an amount exceeding $100,000 individually or $250,000 in the aggregate, Section 3.15(a)(xi)), Section 7.2(b)(v), Section 7.2(b)(vi), Section 7.2(b)(vii) and Section 7.2(b)(xv), such consent may be withheld by Purchasers in their sole and absolute discretion), each Seller and each Member covenants and agrees that, in connection, directly or indirectly, with the Business, they shall not (and Members shall take all applicable steps to cause Sellers not to), and shall cause their respective Affiliates not to:

(i)          incur, create or assume any Lien, other than Permitted Encumbrances;

(ii)         incur any Indebtedness, other than short-term borrowings under that certain Credit Agreement, dated as of August 15, 2016, among Seller I, the Guarantors (as defined therein), the Lenders (as defined therein) and Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, incurred in the Ordinary Course of Business, so long as (A) if the Closing occurs before December 1, 2016, no more than $14,500,000 is outstanding thereunder at any time, (B) if the Closing occurs between December 1, 2016 and January 31, 2017, no more than $16,500,000 is outstanding thereunder at any time, (C) if the Closing occurs between February 1, 2017, and March 31, 2017, no more than $18,500,000 is outstanding thereunder at any time, (D) if the Closing occurs between April 1, 2017, and May 30, 2017, no more than $20,500,000 is outstanding thereunder at any time, and (E) if the Closing occurs from and after June 1, 2017, no more than $23,000,000 is outstanding thereunder at any time;

(iii)        amend or modify any term of, or waive any right under, any Material Contract, or terminate, or fail to use reasonable efforts to renew, any Material Contract;

(iv)        enter into any Contracts that would constitute Material Contracts if such Contracts were in effect as of the date hereof, and which Contracts, taken together with any other Contract with an affiliated party, could require aggregate payments by one or both Sellers in excess of $1,000,000;

(v)         divest, sell, assign, license, transfer, abandon, cancel, convey, lease or otherwise dispose of, whether or not for value, any assets, rights or properties that would constitute Purchased Products and Related Assets, except for sales of Inventory in the Ordinary Course of Business;

(vi)        acquire any stock, property or assets of any other Person (in connection with a purchase of or investment in such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation or otherwise;

(vii)       adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sellers, Member I, Member II or any of the Indirect Entity Members;

(viii)      (A) declare, set aside or make any distribution (whether in cash, equity interests, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any limited liability company interest of either Seller, (B) split, combine or reclassify any limited liability company interests of either Seller, or (C) purchase, repurchase, redeem or otherwise acquire any limited liability company interests of either Seller, Member I, Member II or any of the Indirect Entity Members, including securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, limited liability company interests of either Seller, Member I, Member II or any of the Indirect Entity Members; provided, however, that this Section 7.2(b) shall not preclude Sellers, Member I, Member II or any of the Indirect Entity Members from making cash distributions solely to the extent necessary to cover current, past or estimated Tax obligations of Members in respect of Sellers’ income allocated to them for a tax year ending on, prior to or including the Closing Date;

(ix)         make any capital expenditures and/or research and development expenditures outside of the Ordinary Course of Business or in excess of $250,000 individually, or $1,000,000 in the aggregate, or incur any Liabilities in respect thereof;

(x)          authorize for issuance, issue, deliver, sell, grant, pledge, transfer, or agree or commit to issue, sell or deliver or otherwise encumber or dispose of or subject to any Lien (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), any limited liability company interest of either Seller, Member I, Member II or any of the Indirect Entity Members, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any of such limited liability company interests, securities or convertible securities or any other securities or equity equivalents (including stock appreciation rights or phantom interests);

(xi)         amend or change, or waive any provision of, the Governing Documents (whether by merger, consolidation or otherwise) of either Seller, Member I, Member II or any of the Indirect Entity Members, or form or dispose of any Subsidiary;

(xii)        change the accounting policies or procedures or the financial accounting or actuarial methods, principles, practices or reporting of the Business except to the extent required to conform with GAAP or applicable Law;

(xiii)       engage in (A) any trade loading practices, (B) any activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (C) accelerating collections of Accounts Receivable, (D) postponing payments by Sellers that would otherwise be expected (based on past practice) to be made in pre-Closing periods, or (E) any other deferred revenue activity or inventory overstocking or understocking activity;

(xiv)      make any material change in the manner of billing of, or the credit lines made available to, any customers of the Business;

(xv)       settle any Proceeding or enter into any Contract to settle any Proceeding (A) that would (x) materially and adversely affect the conduct of operations of the Business with respect to any Product or (y) result in the Business being subject to any Governmental Order or other equitable relief or admission of wrongdoing, or (B) for an amount exceeding $100,000 individually or $250,000 in the aggregate;

(xvi)      withdraw, amend, cancel, modify, neglect or terminate any existing or pending Product Registrations or any Governmental Authorizations of Sellers;

(xvii)     dispose of or permit to expire, terminate or otherwise lapse any rights in, to or for the use of any of the Purchased Intellectual Property or Licensed Intellectual Property, or disclose to any Person any of the Purchased Intellectual Property or Licensed Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process;

(xviii)    grant any license, covenant not to sue or other right under any Purchased Intellectual Property or Licensed Intellectual Property, or cancel, abandon or allow to lapse or expire any Purchased Intellectual Property, or rights to Licensed Intellectual Property;

(xix)       settle or compromise any Liability for Taxes, change in any respect any Tax election or Tax method of accounting, make any new Tax election or adopt any new Tax method of accounting, or amend any Tax Return that would, in each case, affect the Tax treatment of any Purchased Products and Related Assets on or after the Closing;

(xx)        (A) adopt or amend any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted), except, in each case, as required by applicable Law, (B) pay any bonus or make any profit-sharing or similar payment to any directors, officers, managers, employees or independent contractors of either Seller, (C) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, or pay any change of control payment, severance or similar amount not otherwise due, to such individuals, or (D) grant to any directors, officers, managers, or employees of Sellers any material increase in wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to such individuals, except as may be expressly required under existing written agreements (copies of which have been given by Sellers to Purchasers and Parent) as in effect on the date hereof;

(xxi)       hire any individual employee at a compensation level (counting all amounts to be earned or payable to such employee) of greater than $125,000 per annum individually, or multiple employees who shall collectively receive compensation of greater than $250,000 per annum in the aggregate, or engage any independent consultant or contractor under terms that are not terminable without penalty on notice of thirty (30) days or less or for an amount payable greater than $150,000 per annum individually, or $300,000 per annum in the aggregate; provided, that with respect to any employee as of the date hereof that terminates his or her employment for any reason, the Company may hire any replacement employee at a level of compensation no greater in any material respect than such terminated employee’s compensation, unless the terminated employee has been identified by Purchasers as a candidate for an employment offer contemplated by Section 7.9;

(xxii)      make any advances, or reimburse any expenses, to any officer, director, manager or employee of either Seller, other than routine travel expenses;

(xxiii)     pay any management fee, service charge or other extraordinary compensation to, or engage in any transaction or enter into any agreement with, any officer, director, manager, Member, employee, equity holder or Affiliate of either Seller, or any immediate family member or any Affiliate of any of the foregoing (excluding compensation to officers or employees of Sellers in the Ordinary Course of Business);

(xxiv)      enter into an agreement or transaction (x) other than on arm’s length terms or (y) outside the Ordinary Course of Business;

(xxv)       cancel or fail to renew any insurance policy or fail to give all notices and present all claims (if any) under all such policies in a timely fashion;

(xxvi)      do any other act which would cause any representation or warranty of Sellers or Members in this Agreement, or in any Ancillary Agreement, to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time;

(xxvii)     incur any Liability, except for those incurred in the Ordinary Course of Business or which would constitute a Retained Liability; unless prohibited under Section 7.2(b)(iv);

(xxviii)    enter into any new line of business; or

(xxix)      authorize, agree or resolve or consent to do any of the foregoing.

For the avoidance of doubt, in the event that an action that is permitted by one subsection of this Section 7.2(b) is prohibited or in conflict with another subsection prohibiting the taking of such action, the provision prohibiting the taking of such action shall control.

(c)          None of the Members, other than the Individual Indirect Members, shall engage in any activities, business or operating activities, or take any other action, between the date of this Agreement and the Closing, except (i) as is consistent with the activities, business or operating activities of such Member in the ninety (90) day period immediately prior to the date hereof, and (ii) as would not, individually or in the aggregate, reasonably be expected to impair or delay, in any respect, such Member’s ability to consummate the transactions contemplated hereby.

(d)          Nothing contained in this Agreement is intended to give Purchasers, directly or indirectly, the right to control or direct either Seller’s or their respective Affiliates’ businesses or operations prior to the consummation of the transactions contemplated by this Agreement. Prior to the consummation of the transactions contemplated by this Agreement, Sellers shall (and Members shall take all applicable steps to cause Sellers to) exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

Section 7.3.          Regulatory Approvals.

(a)          Each of the Parties shall cooperate with one another to prepare all necessary documentation (including furnishing all information required) under the HSR Act and under any other applicable Competition Laws to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement. Each Party shall promptly (and in any event within one (1) Business Day) inform the other Parties of any written communications with any Governmental Antitrust Entity regarding any such filings or the transactions contemplated by this Agreement. Subject to applicable Law and the terms hereof, the Parties will consult and cooperate with one another in connection with any analyses, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to Proceedings under the HSR Act or other Competition Laws and/or responding to requests or objections made by any Governmental Antitrust Entity. In connection with and without limiting the foregoing, but subject to the terms hereof, unless prohibited by applicable Law or by the applicable Governmental Antitrust Entity, the Parties shall (i) give each other reasonable advance notice of all meetings with any Governmental Antitrust Entity relating to this Agreement, (ii) to the extent reasonably practicable, permit counsel for each Party to participate in any in-person meetings with the Governmental Antitrust Entity, if permitted by that Governmental Authority, (iii) promptly (and in any event within one (1) Business Day) provide each other (or counsel of each Party, as appropriate) with copies of all written communications from any Governmental Antitrust Entity relating to this Agreement or the transactions contemplated hereby, (iv) provide each other (or counsel of each Party, as appropriate) with drafts of all proposed written communications with the Governmental Antitrust Entity and consider in good faith the comments of the other Party on such draft, and (v) otherwise keep the other Party reasonably apprised with respect to any communications with any Governmental Antitrust Entity regarding this Agreement. Any such disclosures or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. Notwithstanding the foregoing, any materials furnished by Purchasers or Sellers to the other party pursuant to this Section 7.3 may be redacted to remove references concerning the valuation of Sellers or the Purchased Products and Related Assets.

(b)          Without limiting the generality of the other provisions of this Section 7.3, the Parties shall provide or cause to be provided as promptly as practicable to any Governmental Antitrust Entity information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including (i) filing no later than ten (10) Business Days after the date hereof, any notification and report form and related material required under the HSR Act by Purchasers and Sellers, and (ii) filing promptly after a filing requirement is determined under any other applicable Competition Laws by Purchasers or Sellers, as applicable, and thereafter, with respect to any such filing under clause (i) or clause (ii), responding promptly to any request for additional information or documentary materials that may be made. Further, each of the Parties shall use its commercially reasonable efforts, including cooperating in good faith with the other Parties, to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the transactions contemplated by this Agreement under any Competition Law. Purchasers and Sellers shall use commercially reasonable efforts to take such action as may be required to cause the timely expiration or early termination of the notice periods under the HSR Act or other Competition Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. In the event that Purchasers decide to litigate any decision by a Governmental Antitrust Entity, Sellers shall use commercially reasonable efforts to cooperate with Purchasers in such litigation. Sellers, on the one hand, and Purchasers, on the other hand, shall each be responsible for fifty percent (50%) of all fees associated with the filing of the Notification and Report Form pursuant to the HSR Act.

(c)          For the purposes of this Section 7.3, “commercially reasonable efforts” of Purchasers and Parent shall include (a) entering into a consent decree containing Purchasers and Parent’s agreement to hold separate and divest (pursuant to such terms as may be required by any Governmental Authority) assets as may be determined by any Governmental Authority; provided, however, nothing in this Agreement will require Purchasers or Parent to take any actions, including entering into any consent decree, hold separate orders or other arrangements, that require the divestiture of any assets of the Purchasers or Parent or limits Parent’s freedom of action with respect to, or its ability to retain, the Purchased Products and Related Assets or any of Parent’s or its affiliates’ other assets or businesses, or in Parent’s reasonable judgment would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to this Agreement, either individually or in the aggregate, other than actions which, in the aggregate, involve assets that collectively generated total worldwide revenues of less than the equivalent of USD $10,000,000 in the most recently completed fiscal year.

(d)          In addition, with regard to any Governmental Antitrust Entity, none of Sellers, Members or any of their Affiliates shall, without Purchasers’ prior written consent in Purchasers’ sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Purchasers’ freedom of action with respect to, or Purchasers’ ability to retain, any of the Purchased Products and Related Assets or otherwise receive the full benefits of this Agreement.

Section 7.4.          Consents; Environmental Permits. Subject to Section 7.3, promptly following the execution of this Agreement, Sellers shall (and Members shall take all applicable steps to cause Sellers to) use commercially reasonable efforts to obtain consents of any and all Persons (including Governmental Authorities) with respect to the consents set forth on Section 3.5 of the Disclosure Schedule and those that are necessary for the consummation of the transactions contemplated by this Agreement, including any formal assignment or novation that is advisable or required. Each of the Parties shall cooperate with one another to ensure (a) the transfer of all Environmental Permits to Purchasers, or (b) in the case of such Environmental Permits that cannot be transferred, the reissuance promptly after the Closing Date of the Environmental Permits necessary for the continued conduct of the Business.

Section 7.5.          Efforts to Consummate Generally. Subject to the terms and conditions of this Agreement (and without limiting the requirements of Section 7.3 and Section 7.4), each Party shall use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the date hereof, including (a) satisfying the conditions precedent set forth in ARTICLE VIII within the control of such Party, (b) subject to Section 1.2, securing as promptly as practicable all consents, novations, approvals, waivers and authorizations required in connection with the transactions contemplated hereby as well as those consents set forth on Section 3.5 of the Disclosure Schedule, (c) effecting all registrations, filings and transfers (to the extent transferable) of Governmental Authorizations Related to the Business in a manner consistent with the operation of the Business during the one (1) year period immediately prior to the Closing, and (d) drafting, negotiating, executing and delivering to each other in good faith such other agreements, documents, instruments and/or certificates, and doing such other acts and things, as may be reasonably necessary or desirable for the implementation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Prior to the Closing and subject to the terms and conditions of this Agreement, Sellers shall (and Members shall cause Sellers to) use their reasonable best efforts to take all corporate actions, subject to the occurrence of the Closing, necessary and reasonably requested by Parent or Purchasers to permit the consummation of the Financing on the Closing Date.

Section 7.6.          Further Assurances.

(a)          After the Closing, and without further consideration, each Seller and Member shall execute and deliver to Purchasers, and Members shall take all applicable steps to cause Sellers to execute and deliver to Purchasers, such further instruments of transfer and assignment as Purchasers may reasonably request in order to more effectively convey and transfer the Purchased Products and Related Assets to Purchasers Each Seller and Member shall, and Members shall take all applicable steps to cause Sellers to, execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

(b)          To the extent that, during the twelve (12) months following the Closing, any of Purchasers or Sellers discovers that any Purchased Products and Related Assets have not been transferred to either Purchaser (in circumstances other than as contemplated by Section 1.2) or that any of the Excluded Assets have been transferred to either Purchaser, it shall promptly notify the other Parties, and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of Sellers and with any necessary prior third party consent or approval, to (i) Purchasers or their designated assignee, in the case of any Purchased Products and Related Assets which were not transferred to either Purchaser at Closing, or (ii) Sellers or their designated assignee, in the case of any Excluded Asset which was transferred to either Purchaser at Closing. Pending such transfer, at Sellers’ expense, Purchasers or Sellers, as applicable, shall hold in trust such Purchased Products and Related Assets or Excluded Asset, as applicable, and provide to the other Party or its designated assignee all of the benefits associated with the ownership of such Purchased Products and Related Assets or Excluded Asset, as applicable, and cause such Purchased Products and Related Assets or Excluded Asset, as applicable, to be used or retained as may be reasonably instructed by the other Party.

(c)          To the extent permitted by applicable Law, for Tax purposes, any Excluded Asset referred to in Section 7.6(b) shall be considered to have never been transferred, and any Purchased Products and Related Assets referred to in Section 7.6(b) shall be considered to have been transferred as of the Closing.

Section 7.7.          Bulk Transfer Laws.

(a)          Provided that Sellers’ representation and warranty in Section 3.34 is true and correct and subject to Section 7.7(b), Purchasers and Sellers hereby agree to waive compliance with the requirements and provisions of Article 6 of the Uniform Commercial Code as adopted in any jurisdiction that may be applicable with respect to the sale to Purchasers of any or all of the Business, the Products or the Purchased Products and Related Assets.

(b)          Prior to the execution of this Agreement, Sellers have provided (and, to the extent applicable, caused their Affiliates to provide) to Purchasers all of the information relating to Sellers (or their Affiliates, as applicable) that Purchasers require in order to file a New Jersey Form C-9600 – Notification of Sale, Transfer, or Assignment in Bulk (the “Form C-9600”) with the New Jersey Department of Treasury, Division of Taxation, Bulk Sales Unit (the “Department”),. Promptly after the execution of this Agreement, Purchasers shall file with the Department the Form C-9600 as so agreed upon, together with an executed copy of this Agreement. If, subsequent to such filing, the Department requests that Sellers file a New Jersey Form TTD – Asset Transfer Tax Declaration (a “Declaration”), Agent shall (and Members shall take all applicable steps to cause Sellers to) promptly prepare and file the Declaration on behalf of Sellers, the form and substance of which shall be mutually agreed by Agent and Parent. The Parties shall cooperate in good faith to respond to any inquiries from, or requests for information to be submitted to, the Department. The Closing shall not occur until Purchasers have received a notification from the Department pursuant to the New Jersey Bulk Sale Law (N.J.S.A. 54:50-38) regarding the amount, if any, of the Purchase Price that is required by the Department to be escrowed at the Closing by Purchasers (the “Tax Escrow”). If the Department notifies Purchasers that an amount, including Sellers’ estimated New Jersey tax liability on the transactions contemplated by this Agreement, is required to be included in the Tax Escrow, such amount shall be withheld from the Closing Payment by Purchasers and be considered a Retained Liability until Sellers’ liability for such amount is finally determined by the Department. After the Closing, any portion of the Tax Escrow that is finally determined pursuant to the New Jersey Bulk Sale Law to be properly due and owed by Sellers to the Department shall be paid by Purchasers to the Department from the Tax Escrow, and all other remaining funds in the Tax Escrow shall be promptly disbursed by Purchasers to Sellers in accordance with written allocation instructions theretofore received from and executed by Agent. In the event that the Department determines that the Tax Escrow is not sufficient to satisfy all outstanding amounts required to be paid to the Department pursuant to the New Jersey Bulk Sale Law, Sellers agree, jointly and severally, to pay to the Department any further amount necessary to satisfy the Department’s determination.

Section 7.8.          Insurance.

(a)          Sellers shall use best efforts to cause their product liability insurance carriers, and any carriers that issued “occurrence” based polices, to expressly name Parent and Purchasers as additional insureds on Sellers’ product liability Insurance Policies, with respect to any matters or claims arising from or related to the Purchased Products and Related Assets and Business to the extent arising from or related to facts or events that occurred at or prior to the Closing. These product liability Insurance Policies shall also provide by endorsement that (i) they are primary with no right of contribution from any insurance policies issued to Parent or Purchaser; and (ii) the insurance companies waive any rights of subrogation against Purchaser and Parent. Sellers shall be solely and fully responsible for any deductibles, retentions, or co-insurance in the product liability Insurance Policies.

(b)           Contemporaneously with the Closing, Sellers shall purchase, at their sole expense, “run-off” coverage for their respective product liability Insurance Policies for a period of six (6) years from the date of Closing with terms and conditions that are no less advantageous than the current product liability Insurance Policies with respect to claims arising from or related to facts or events that occurred at or before the Closing.

Section 7.9.          Employees.

(a)          From the date hereof and through the Closing, Sellers shall provide Parent, Purchasers and their respective Affiliates and Representatives with reasonable access during normal business hours to the employees of Sellers, their Affiliates and Subsidiaries and the Books and Records relating to such employees, for the purpose of evaluating to which employees, if any, Purchasers and their Affiliates may desire to offer employment as of the close of business on the Closing Date pursuant to this Section 7.9(a). Sellers, Members and their respective Affiliates and Subsidiaries shall reasonably cooperate with, and provide reasonable assistance to, Purchasers, Parent and their respective Affiliates and Representatives to enable them to make such evaluations. No later than ten (10) days prior to the Closing Date, Purchasers shall deliver to Sellers a list of Sellers’ employees to whom either Purchaser (or an Affiliate of either Purchaser) intends to offer employment as of the close of business on the Closing Date. To the extent not prohibited by applicable Law, each Seller shall terminate the employment of all of such employees effective as of the close of business on the Closing Date. Within fifteen (15) days after Closing each Seller shall cause to be discharged, satisfied and paid in full to all of its employees an amount equal to (i) all Liabilities associated with any severance obligations owed to such employees pursuant to any Employee Benefit Plan, including any employment agreement, offer letter or compensation arrangement or applicable Law, and (ii) any other amounts such employees may be entitled to receive as the result of employment termination, including accrued wages, accrued and unused vacation and other paid time off and accrued bonuses, if any. Those of Sellers’ employees who receive and accept either Purchaser’s (or any such Affiliate’s) offer of employment and report to work for active duty with such Purchaser (or any such Affiliate) immediately following the Closing are collectively referred to herein as the “Hired Employees.” Each Seller shall, effective as of the close of business on the Closing Date, release all Hired Employees from and, if requested by Purchasers, assign to Purchasers or an Affiliate of Purchasers its rights under any non-competition, non-solicitation, confidentiality and similar restrictive covenants or agreements and any assignment of inventions agreements previously entered into between such Seller and such Hired Employees. Each Seller shall deliver to Purchasers, at or before the Closing Date, written evidence, in form and substance satisfactory to Purchasers, of the release and assignment described in the immediately preceding sentence. Nothing herein shall confer upon any Hired Employee any right to be employed by either Purchaser or any Affiliate of either Purchaser for any specified period of time following the Closing Date or in any way limit Purchasers’ or any of their Affiliates’ right to terminate the employment of any Hired Employee at any time following the Closing Date for any reason (or no reason).

(b)          Purchasers (or an applicable Affiliate) shall provide each Hired Employee, until the first anniversary of the Closing Date, total annual compensation which is no less favorable than the total annual compensation in effect with respect to such Hired Employees immediately prior to the Closing Date. To the extent that any filings are required with the USCIS with respect to any Hired Employees on H1 or Practical Training Visas, the Parties agree that such Hired Employees will remain on the applicable Seller’s payroll for such transitionary period, and Sellers will invoice Purchasers for such services.

(c)          With respect to any Employee Benefit Plan, Sellers shall take any necessary actions to cause, as of the close of business on the Closing Date, Hired Employees and their eligible spouses, dependents, and beneficiaries who are covered under such Employee Benefit Plan to cease coverage under such Employee Benefit Plan. Each Seller shall, at its own expense, terminate each Hired Employee’s participation under each Employee Benefit Plan immediately prior to the Closing Date, and take such further actions after the Closing Date as may be necessary, appropriate or advisable to distribute all benefits accrued or payable thereunder and to otherwise satisfy all obligations arising thereunder, in each case, with respect to the Hired Employees.

(d)          From and after the close of business on the Closing Date, Purchasers (or an applicable Affiliate) shall use commercially reasonable efforts to give each Hired Employee full credit for vesting and eligibility purposes (but not for benefit accrual purposes, except vacation, if applicable) under any “employee benefit plan” (as defined in Section 3(3) of ERISA) (excluding both any post-retirement health or other welfare plans or programs and any equity compensation arrangements maintained by Purchasers or any of their Affiliates) provided, sponsored, maintained or contributed to by Purchasers (or an applicable Affiliate) in which such Hired Employee will participate effective as of the close of business on the Closing Date (collectively, the “Purchaser Benefit Plans”), for such Hired Employee’s service with Sellers to the extent recognized by Sellers under the corresponding Employee Benefit Plan, except to the extent that (i) such credit would result in the duplication of benefits for the same period of service, or (ii) such service is with respect to a newly-established Purchaser Benefit Plan for which similarly-situated employees of Purchasers or their Affiliates do not receive past service credit.

(e)          Purchasers (or an applicable Affiliate) shall use commercially reasonable efforts to waive for each Hired Employee, and his or her dependents, any waiting period provision, pre-existing condition limitation, and actively-at-work requirements under Purchaser Benefit Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA (collectively, the “Purchaser Welfare Plans”). Purchasers (or an applicable Affiliate) shall use commercially reasonable efforts to give full credit under the Purchaser Welfare Plans for all co-payments made and deductibles satisfied prior to the Closing Date in the same plan year as the Closing Date. Claims incurred by a Hired Employee with respect to any welfare benefit plan following the close of business on the Closing Date shall be the responsibility of the applicable Purchaser Welfare Plan, subject to the terms and conditions of such Purchaser Welfare Plan. Claims incurred with respect to any welfare benefit plan for Hired Employees rendered prior to close of business on the Closing Date shall be the responsibility of the welfare benefit plan of the Seller which covered such employees prior to close of business on the Closing Date.

(f)          This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

Section 7.10.          Financing.

(a)          Without limiting Sellers’ obligation to deliver the Required Information as set forth herein, each of Parent and Purchasers shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, promptly, all things necessary, proper or advisable to arrange and obtain Financing and the proceeds thereof on the terms and conditions described herein and in the Commitment Letter including (i) maintaining in effect the Commitment Letter, (ii) negotiating definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) or, if available, on other terms that are acceptable to each of Parent and Purchasers and no less favorable in any material respect (as determined by each of Parent and Purchasers, in their sole and absolute discretion), to each of Parent and/or Purchasers than the terms set forth in the Commitment Letter and would not adversely affect in any material respect (including delaying the timing beyond the applicable dates set forth in Section 10.1(b)) the ability of each of Parent and Purchasers to consummate the transactions contemplated herein, (iii) satisfying on a timely basis all conditions applicable to Parent, Purchasers and their respective Subsidiaries in the Commitment Letter and the Definitive Agreements that are within their respective control and complying with their respective obligations thereunder, (iv) complying with their respective obligations under the Commitment Letter, and (v) if the conditions to the Financing have been satisfied or waived, in accordance with the terms and provisions of the Commitment Letter and Definitive Agreements, as applicable, consummate the Financing in accordance with the terms and provisions of the Commitment Letter and Definitive Agreements. Each of Parent and Purchasers shall use reasonable best efforts to comply with its obligations, and reasonable best efforts to enforce its rights, under the Commitment Letter in a timely and diligent manner; provided, however, that none of Purchasers or Parent shall be required to commence a Proceeding against any Financing Source.

(b)          None of Purchasers or Parent shall, without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed; provided that it shall be deemed reasonable to withhold consent if any of the following could reasonably be expected to prevent or delay the Closing beyond the applicable dates set forth in Section 10.1(b)): (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, modification or waiver would (A) prevent the Closing Date from occurring or delay the Closing beyond the applicable dates set forth in Section 10.1(b), (B) reduce the aggregate amount of the Financing to an amount, when taken together with the Closing Cash Contribution, that would be insufficient to consummate the transactions contemplated by this Agreement and to pay related fees and expenses (unless Parent or either Purchaser has arranged an alternative source of funds to complete the transactions contemplated by this Agreement, delivers commitment letters and remakes the representations and warranties in Section 6.10 hereof with respect to such alternative source of funds and commitment letters, and pursues such source of funds with the same obligations imposed on it under this Section 7.10 in respect of the Financing), (C) materially adversely affect the ability of Parent or any Purchaser to enforce their rights against other parties to the Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or any Purchaser to enforce their rights against such other parties to the Commitment Letter as in effect on the date hereof or in the Definitive Agreements, or (D) make the funding of the Financing or the satisfaction of any condition thereunder materially less likely to occur, other than (x) to obtain a waiver of any closing conditions by Financing Source(s) or their agents, or (y) to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof; or (ii) release, terminate or consent to the release or termination of the obligations of any Financing Sources or other Persons under the Commitment Letter in a manner that would prevent the Closing from occurring or delay the Closing beyond the applicable dates set forth in Section 10.1(b). Parent or Purchasers shall (x) promptly (but in any event within two (2) Business Days prior to execution of any such proposed amendment, modification, waiver, release, termination or consent, or notice thereof) deliver to Agent copies of any such proposed amendment, modification, waiver, release, termination or consent, and (y) promptly (but in any event within two (2) Business Days after the execution of any such proposed amendment, modification, waiver, release, termination or consent, or notice thereof) deliver to Agent copies of any such executed amendment, modification, waiver, release, termination or consent, in each case subject to redaction of fees, hold levels, pricing, economic “flex” terms and other economic provisions that are customarily redacted in connection with acquisition agreements of this type; provided, that any failure by Parent or Purchasers to timely deliver to Agent copies of any such executed amendment, modification, waiver, release, termination or consent or any error in doing so shall not limit or otherwise affect the obligations of Agent hereunder and none of Parent or Purchasers shall be in breach or default hereunder as a result of any such failure or error if Parent and Purchasers deliver such copies during the five (5) Business Day period immediately following receipt by Parent of written notice of such failure or error from Sellers. Agent shall, as soon as practicable, and in no event later than two (2) Business Days after receipt thereof, respond to a request for consent under this Section 7.10(b).

(c)          In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent or Purchasers shall (i) use reasonable best efforts to arrange and obtain alternative debt financing (in an amount sufficient, when taken together with the Closing Cash Contribution, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous to Parent or Purchasers than the conditions set forth in the Financing and are otherwise on terms no less favorable to Parent or Purchasers than such unavailable Financing (including the “flex” provisions), and (ii) promptly (but in any event within two (2) days after receipt of notice of the unavailability of all or any portion of the Financing) notify Agent of such unavailability and, to the Knowledge of Parent and to the Knowledge of Purchasers, the reason therefor. For the purposes of this Section 7.10, the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question) and the term “Financing” shall be deemed to include any financing contemplated by any commitment letter as permitted by this Section 7.10 to be amended or modified or replaced by any alternative financing arranged in compliance herewith prior to the Closing. Parent and Purchasers shall remake the representations set forth in Section 6.10 hereof with respect to any such alternate Commitment Letter and Financing upon the arrangement thereof. Prior to the Closing, Parent or Purchasers shall provide Agent with prompt (but in any event within five (5) days after receipt of notice regarding any of the items hereinafter set forth) written notice if  (A) to the Knowledge of Parent or Purchasers, there exists any breach or default by any party to the Commitment Letter, any letter or agreement related thereto or the Definitive Agreements or any expiration or termination (or attempted or purported termination, whether or not valid) of the obligations of any Financing Sources or other Persons under the Commitment Letter, (B) Parent or Purchasers receive any written notice or other written communication from any Financing Source or other source with respect to (x) any actual or threatened breach, default, termination or repudiation by any party to any Commitment Letter or the Definitive Agreements of any provision thereof, or (y) any dispute or disagreement between or among any parties to the Commitment Letter or other Definitive Agreement, if applicable, with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing or (C) for any reason, Parent or Purchasers no longer believe in good faith that they will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein; provided, however, that in no event will Parent or Purchasers be under any obligation to disclose any information pursuant to clauses (A), (B) or (C) that is subject to attorney-client, common interest, joint defense or similar privilege if Parent or Purchasers shall have used their commercially reasonable efforts to disclose such information in a way that would not waive such privilege. In the event that Parent or Purchasers do not provide access or information in reliance on the preceding sentence, Parent or Purchasers shall provide notice to Agent that such access or information is being withheld and Parent or Purchasers shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Without limiting the foregoing, Parent and Purchasers shall keep Agent reasonably informed on a reasonably current basis in reasonable detail of the material developments concerning the Financing, provide to Agent prompt notice of any material adverse change with respect to the Financing and provide to Agent, upon reasonable request, executed copies of the material Definitive Agreements, if any, and such other information and documentation available to them as shall be reasonably requested by any Seller for purposes of monitoring the progress of the Financing and the financing activities related thereto, in each case, including only those redactions as described in the definition of Redacted Fee Letter set forth herein.

(d)          Prior to the Closing, Sellers shall (and Members shall cause Sellers to) use their reasonable best efforts to provide, and cause its and their respective Representatives to provide, such cooperation as is reasonable and customary in connection with the arrangement, syndication and consummation of the Financing, including such cooperation as is contemplated by the Commitment Letter, including the following: (i) furnishing the Required Information to Parent, Purchasers and Financing Sources, as promptly as reasonably practicable; (ii) causing senior managers of the Business and/or senior officers of the Sellers to participate in a reasonable number of meetings (including conference calls with the parties acting as agents, lead arrangers, lead bookrunners for the Financing and senior management and the employees, investment bankers, attorneys, accountants and other Representatives of Parent and Purchaser), drafting sessions, due diligence sessions and sessions with ratings agencies, in each case, prior to or during the Marketing Period that are customary for financings of a type similar to the Financing; (iii) assisting in a commercially reasonable manner Parent and Purchasers and their Financing Sources in the preparation of any offering documents, prospectuses, syndication documents and materials, including confidential information memoranda, private placement memoranda, offering memoranda, lender and investor presentations, bank information memoranda, rating agency materials and similar documents contemplated therein as reasonably requested by Parent or Purchasers (collectively, the “Offering Documentation”); (iv) cooperating with the marketing efforts of Parent, Purchasers and Financing Sources for any of such Financing; (v) executing and delivering customary representation and authorization letters to accountants and auditors, customary closing certificates and other certificates, agreements and Definitive Agreements as may be reasonably requested by Parent or Purchasers, provided, in each case, that employees of Sellers who will not be employees of Parent or any Purchaser as of the Closing Date shall not be required to sign any such document, and provided further that such documents shall only be effective as of the Closing Date; (vi) using reasonable best efforts to facilitate the obtaining of (A) audit reports, customary representation and authorization letters and consents of accountants and auditors with respect to financial statements and other financial information for the Purchased Products and Related Assets for inclusion in any Offering Documentation, (B) customary closing certificates and other certificates, (C) customary legal opinions of internal and local counsel and other external counsel, as applicable, to Sellers and Members, and (D) pay-off letters and lien terminations which are required as conditions precedent to the Financing under the Commitment Letter, provided, in each case, that employees of Sellers who will not be employees of Parent or any Purchaser as of the Closing Date shall not be required to sign any such document, and provided further that such documents shall only be effective as of the Closing Date; (vii) otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, the pay-off of Existing Indebtedness and the release of related Liens, guarantees and other security interests, in each case, to the extent required as conditions precedent to the Financing under the Commitment Letter, provided, in each case, that employees of Sellers who will not be employees of Parent or any Purchaser as of the Closing Date shall not be required to sign any document, and provided further that any such documents shall only be effective as of the Closing Date; (viii) providing reasonable access to the Financing Sources (subject to the execution of non-disclosure and confidentiality agreements reasonably acceptable to Agent) to conduct due diligence, collateral audits and appraisals and evaluate the Purchased Products and Related Assets for the purposes of consummating the Financing and establishing collateral arrangements as of the Closing (and providing all relevant information or documentation reasonably requested in connection therewith); and (ix) using reasonable best efforts to obtain waivers, consents, estoppels, approvals, authorizations and instruments which may be requested by Parent or Purchasers, in each case, to the extent required as conditions precedent to the Financing under the Commitment Letter, provided, in each case, that employees of Sellers who will not be employees of Parent or any Purchaser as of the Closing Date shall not be required to sign any such document, and, provided, further, that such documents shall only be effective as of the Closing Date; provided, that (A) all material, non-public information regarding the Purchased Products and Related Assets and Sellers, Members and their Affiliates provided to Parent, Purchasers or any Financing Source or any other Person pursuant to this Section 7.10 that is not disclosed in the Offering Documentation shall be kept confidential by them in accordance with the terms of the Confidentiality Agreement, in the case of Parent or Purchasers, or a confidentiality agreement on terms substantially identical to those set forth in the Confidentiality Agreement or otherwise customarily used in connection with financing transactions similar to the Financing and reasonably acceptable to Agent, in the case of any other Person, and (B) none of Sellers or their Affiliates shall be required to (1) commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing, (2) take any action to the extent that it would, in Sellers’ reasonable, good faith judgment, violate any applicable Law based upon the advice of its outside legal counsel, (3) incur any Liability, including any commitment or other similar fee, make any other payment, or provide or agree to provide any indemnity in connection with the Financing, (4) approve in any respect the Financing or any of the Definitive Agreements, (5) waive or amend the terms of this Agreement in connection with the Financing in a manner materially adverse to Sellers, (6) take any action to the extent that it would, in Sellers’ reasonable, good faith judgment, conflict with any certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational document of either Seller or any Contract to which either Seller is a party, in each case, as in effect as of the date hereof, or (7) take any action to the extent that it would adversely interfere materially and unreasonably with the business operations of either Seller; provided, further, that Parent and Purchasers shall, jointly and severally, agree to promptly upon request by Sellers (but in any event no later than Closing), reimburse Sellers for all reasonable and documented out-of-pocket third party costs and expenses (including reasonable attorneys’ fees) incurred by Sellers and each of their respective officers, directors, managers, members of management, employees and other Representatives in connection with the cooperation contemplated by this Section 7.10. Parent and Purchasers, jointly and severally, shall indemnify and hold harmless Sellers and Members from and against Losses suffered or incurred by any of them in connection with the arrangement of the Financing, including of any action taken in accordance with this Section 7.10, and any information utilized in connection therewith (other than such Losses relating to or arising out of the provision of information supplied by or on behalf of Sellers (excluding any modification to that information by Purchaser) or the Financing Sources with respect to information or facts relating to the Financing Sources). Sellers shall furnish Required Information to Parent, Purchasers and the Financing Sources that is Compliant, as promptly as reasonably practicable in order to enable the timely consummation of the Financing. All Required Information shall be Compliant at the time provided to Purchasers, Parent and the Financing Sources. If any of the Required Information ceases to be Compliant at any time following delivery thereof, Sellers shall promptly notify the Purchasers and Parent in writing of the Required Information that has ceased to be Compliant, and shall, as promptly as reasonably practicable in order to enable the timely consummation of the Financing, furnish a supplement to the Required Information to Parent, Purchasers and the Financing Sources so that all such Required Information is Compliant.

(e)          Parent and Purchasers agree to keep Sellers currently and reasonably informed with respect to their efforts under this Section 7.10, and shall provide Sellers an update with respect to such efforts (including all information with respect thereto reasonably requested by Sellers) within two (2) Business Days following Parent’s or Purchasers’ receipt of a request for such information from any Seller; provided, that any failure by Parent or Purchasers to timely deliver to Sellers such requested information or any error in doing so shall not limit or otherwise affect the obligations of the Sellers hereunder and none of Parent or Purchasers shall be in breach or default hereunder as a result of any such failure or error if Parent and Purchasers deliver such information during the five (5) Business Day period immediately following receipt by Parent of written notice of such failure or error from Sellers.

Section 7.11.         Existing Indebtedness.

(a)          At the Closing, (i) all Existing Indebtedness and all ancillary obligations thereto (including all interest accrued thereon and all fees, charges or premiums associated therewith) shall be repaid and discharged by Sellers, other than the Existing Indebtedness which shall be satisfied by the Purchasers or Parent at Closing in accordance with the Payout Spreadsheet and Section 1.7(c), and (ii) all commitments related to such Existing Indebtedness shall be terminated by Sellers without any Liability to Parent, Purchasers or their respective Affiliates, except as specifically set forth in the Payout Spreadsheet.

(b)          Sellers shall (and Members shall take all applicable steps to cause Sellers to) deliver to Purchasers at least five (5) Business Days prior to the Closing Date customary pay-off letters, in form and substance reasonably acceptable to Purchasers, from each lender of Existing Indebtedness, and such pay-off letters shall provide for the release of all Liens over the Purchased Products and Related Assets securing the Existing Indebtedness, together with the return of any collateral in the possession of the applicable lender, on or immediately prior to the Closing Date.

Section 7.12.         Assistance with Financial Reporting.

(a)          Prior to the Closing, Sellers shall (and Members shall take all applicable steps to cause Sellers to) deliver to Parent such financial statements of Seller I, Seller II and Citgen, as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act (including its obligation to file with the SEC a Current Report on Form 8-K containing all information required by Items 2 and 9 of the SEC’s Form 8-K (without regard to the time period in which such information must be filed), together with executed reports of the outside auditors with respect to all such financial statements that are required to be audited. Such reports shall be in form and substance satisfactory to Parent. The financial statements delivered pursuant to this Section 7.12(a) shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC, including in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, Sellers shall (and Members shall take all applicable steps to cause Sellers to) cause such outside auditors to deliver to Parent executed consents, in form and substance satisfactory to Parent and suitable for filing by Parent with the SEC, which consents shall authorize Parent to file with the SEC the reports referred to in this Section 7.12(a) and all other reports delivered by Sellers hereunder.

(b)          Sellers acknowledge that (i) Parent may offer securities to the public and that in connection with such transactions, information concerning Sellers and the Business may be required to be included in registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions, (ii) in addition to the Current Report on Form 8-K to be filed by Parent within four (4) Business Days after the Closing, Parent may be required to provide information regarding the Sellers and Citgen and the transactions contemplated hereby in periodic reports filed by Parent with the SEC, and (iii) Parent will require information regarding, among other things, the owners of shares of Common Stock who seek to have their shares registered pursuant to the Stockholders’ Rights Agreement, for inclusion in a registration statement relating to such shares. Sellers shall (and Members shall take all applicable steps to cause Sellers to) provide Parent with any information, certificates, documents or other materials about Sellers and Citgen or the Business as are reasonably necessary to be included in such registration statements or SEC reports.  Sellers shall (and Members shall take all applicable steps to cause Sellers to) cause the applicable auditors to provide Parent and any underwriters for Parent with any consents, comfort letters, reports or information that are necessary to complete such registration statements, which shall be in form and substance reasonably satisfactory to Parent and suitable for filing by Parent with the SEC. Parent shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding Sellers or the Business unless Sellers shall (and Members shall take all applicable steps to cause Sellers to) and the Members named therein shall have consented in writing to the information so included, which consent shall not be unreasonably delayed, conditioned or withheld. Parent shall provide Sellers and their counsel with copies of any such registration statements described in this Section 7.12(b) at the time of filing.

Section 7.13.         No-Shop.

(a)          From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to ARTICLE X, Sellers, Members and their respective Affiliates shall not, and shall cause their respective Representatives not to, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Purchasers, Parent or any of their respective Representatives (including Purchasers’ Financing Sources), as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Purchasers, Parent or any of their respective Representatives (including Purchasers’ Financing Sources), as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Purchasers, Parent or any of their respective Representatives (including Purchasers’ Financing Sources), as applicable) to make or effect an Acquisition Proposal; or (iii) enter into any Contract with respect to, or otherwise endorse, any Acquisition Proposal. Sellers and Members shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal and shall revoke all access in favor of any Person (other than Purchasers, Parent or any of their respective Representatives (including Purchasers’ Financing Sources), as applicable) to any virtual data room established for the purposes of evaluating a potential acquisition of all or part of the Business and shall have requested or will promptly request both orally and in writing (email is sufficient) each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of all or part of the Business to return all confidential information heretofore furnished to such Person by or on behalf of Members, Sellers or any of their respective Representatives and to destroy any documents or information derived from such confidential information. Each Seller and each Member hereby represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b)          Sellers shall (and Members shall take all applicable steps to cause Sellers to) notify Purchasers as promptly as possible and no later than forty-eight (48) hours after receipt by any Seller or any Member (or their respective Representatives) of any Acquisition Proposal or any request for information in connection with an Acquisition Proposal or for access to the properties, books or records of the Business by any Person that informs any Seller or any Member (or their respective Representatives) that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing (email is sufficient) and shall indicate, in reasonable detail, the terms and conditions of such proposal, inquiry or contact.

(c)          For purposes hereof, “Acquisition Proposal” means any inquiry, indication, expression of interest, proposal or offer (whether or not labeled or titled as such) from any Person (other than Purchasers, Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller or Member, (ii) the issuance or acquisition of equity securities of Sellers or Members, or (iii) the sale, lease, license, transfer, exchange or other disposition of any of Sellers’ or Members’ properties, assets, or securities, including the Purchased Products and Related Assets, outside the Ordinary Course of Business.

(d)          Each Seller agrees that the rights and remedies for noncompliance with this Section 7.13 shall include having such provision specifically enforced by any court having jurisdiction (without having to post any bond), it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and Purchasers and that money damages would not provide an adequate remedy to Parent or Purchaser.

Section 7.14.         Trade Notification. Sellers and Purchasers shall mutually agree on the method, content, form and timing of notifications to manufacturers, distributors, suppliers, customers and other third parties of the sale of the Purchased Products and Related Assets to Purchasers, such agreement not to be unreasonably withheld, conditioned or delayed by any of Sellers. Sellers and Purchasers agree to provide sufficient advance notice prior to Closing to such Persons of the transactions contemplated hereby and the plans associated therewith, so as to provide a smooth transition of the Business from Sellers to Purchasers.

Section 7.15.         Seller-Labeled Products.

(a)          Purchasers and their Affiliates may use, reproduce and display, and Sellers, on behalf of themselves and their Affiliates, hereby grant to Purchasers and their Affiliates a non-exclusive, paid-up and royalty-free right and license to use, reproduce and display, the NDC Numbers of Sellers and their Affiliates, to the extent the foregoing are affixed to (i) the Inventory of finished, packaged Products that are included in the Purchased Products and Related Assets, and/or (ii) quantities of finished, packaged Products, if any, that are manufactured, within sixty (60) months after the Closing Date, for or on behalf of Purchasers or their Affiliates (Products subject to subsection (ii), the “Seller-Labeled Products”); provided, that (x) except for any Seller-Labeled Products and the Inventory, as of the date that is sixty (60) months after the Closing Date, Purchasers and their Affiliates shall cease and discontinue all use of such NDC Numbers of Sellers and their Affiliates; provided, further, that, with respect to any Seller-Labeled Products and the Inventory, the license set forth in this Section 7.15 shall continue until Purchasers and their Affiliates have disposed of all such Seller-Labeled Products and Inventory, and (y) Purchasers shall provide Sellers, within a reasonable time, with written notice of the date and expiration date of the last lot of each Product sold that is included within the Seller-Labeled Products.

(b)          Purchasers shall fully reimburse Sellers for any increased cost or Liability (other than with respect to any Pricing Allowances which are addressed in the Administration Services Agreement) associated with any changes in pricing, including any changes in wholesale acquisition cost, made by Purchasers or any of their Affiliates to any Product that bears an NDC Number of Sellers. Purchasers shall notify Sellers immediately of any such changes in pricing to a Product that bears an NDC Number of Sellers.

(c)          Purchasers and their Affiliates shall reasonably cooperate with Sellers and provide reasonable assistance, Product sales and other information and access as may be reasonably required by Sellers to comply with any reporting obligations that arise as a result of the sale by Purchasers of a Product bearing an NDC Number of Sellers, and to audit the Books and Records of Purchasers and their Affiliates with respect to any such sales; provided, that such audit takes place upon reasonable advance written notice to Purchasers, during normal business hours of Purchasers and does not unreasonably interfere with Purchasers’ business.

(d)          Subject to appropriate confidentiality protection, after the Closing Date and for a period of ten (10) years thereafter (except with respect to government claims not subject to a statute of limitations, such as Medicaid rebate claims, which shall continue as long as there is potential for a claim), Purchasers and their Affiliates shall reasonably cooperate with Sellers and their Representatives, subject to confidentiality protections reasonably satisfactory to Purchasers, during normal business hours and upon reasonable advance notice, to provide reasonable access to records maintained by Purchasers and their Affiliates relating to Purchasers’ and their Affiliates’ distribution of Seller-Labeled Products or related regulatory filing and reporting requirements and activities with respect to Seller-Labeled Products, including government price reporting (“Distribution Activities”), to provide reports reasonably requested by Sellers regarding such records and information, and to permit copying at the expense of Sellers or, where reasonably necessary, to loan original documents relating to the same for the purposes of (i) any financial reporting or tax matters relating to Distribution Activities, (ii) any claims or litigation involving Distribution Activities, or (iii) any investigation being conducted by any Governmental Authority relating to Distribution Activities.

Section 7.16.         Transfer of Product Registrations, Related Applications and Dossiers.

(a)          On the Closing Date, each Seller shall deliver a letter to the FDA transferring the rights to the Product Registrations to Purchasers (or their designee). On the Closing Date, Purchasers shall deliver a letter to the FDA assuming responsibility for the Product Registrations from Sellers. As soon as practicable after the Closing Date and in no event more than thirty (30) calendar days following the Closing Date, each Seller shall deliver to Purchasers, or its Affiliate as directed by Purchasers, in physical and electronic form, the Registration Information and Regulatory Documentation. Following the transfer of the Product Registrations, Sellers shall retain no rights in the Product Registrations or Registration Information, including any rights to use or reference.

(b)          Promptly after the Closing and in any event within sixty (60) calendar days after the Closing, Sellers and Purchasers shall make all appropriate filings and submissions with Governmental Authorities, including the Centers for Medicare & Medicaid Services and the FDA to register NDC Numbers and transfer all regulatory responsibilities, excluding all Retained Liabilities and except as contemplated by the Administration Services Agreement.

Section 7.17.         Correspondence; Payments.

(a)          Each of Sellers, Members and Agent authorizes Purchasers on and after the Closing Date to receive and open all mail and other communications received by Purchasers relating to the Purchased Products and Related Assets and the Assumed Liabilities and to deal with the contents of such communications in good faith and in a proper manner. Each of Sellers, Members and Agent shall use commercially reasonable efforts to promptly deliver, or cause to be delivered, to Purchasers any mail or other communications received by any Seller, Member, Agent or their respective Affiliates from (x) any Governmental Authority (including the FDA), customer, supplier or manufacturer intended for the Purchasers (including any mail or other communications in respect of the Purchased Products and Related Assets, the subject matter of this Agreement and the Ancillary Agreements) within two (2) Business Days following receipt thereof, and (y) any other Person intended for the Purchasers (including any mail or other communications in respect of the Purchased Products and Related Assets, the subject matter of this Agreement and the Ancillary Agreements) within five (5) Business Days following receipt thereof.

(b)          Each of Sellers, Members and Agent agrees that Purchasers have the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Purchasers in respect of any note or account receivable transferred to Purchasers pursuant to this Agreement and each of Sellers, Members and Agent shall furnish Purchasers such evidence of this authority as Purchasers may request.

Section 7.18.         Public Announcements.

(a)          Promptly after the execution of this Agreement, Parent shall disseminate a press release in the form and substance of the press release heretofore agreed upon by Parent and Sellers.

(b)          Parent may, if it so determines, arrange one or more conference calls, subsequent press releases or other means for publicly disclosing the transactions contemplated hereby, independent of the Financing. To the extent feasible, Parent will consult with Agent prior to conducting such conference calls or pursuing such other forms of communication.

(c)          Within four (4) Business Days after the execution of this Agreement, Parent intends to file with the SEC the Acquisition 8-K (as defined in the Commitment Letter) pursuant to which it will describe the transactions contemplated hereby and pursuant to which it may file, as required, with the SEC a copy of this Agreement, the Ancillary Agreements and other documents related thereto.

(d)          In connection with the Financing and other steps that Parent may take to raise equity or debt capital, and in other filings that Parent may be required to make under the Exchange Act, Parent may make such other public disclosures regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby as are required by Law in the opinion of Parent’s counsel, subject, except in the case of filings that Parent may be required to make under the Exchange Act, to prior notice to Sellers if practicable.

(e)          Following the initial public announcement of the transactions contemplated hereby and prior to the Closing, subject to Section 7.14, Sellers and Members may make announcements regarding the transactions contemplated hereby to any employees, customers, suppliers and others having dealings with either Seller; provided, however, that such announcements shall not include any material information not theretofore publicly disclosed by Parent and shall be subject to Parent’s prior review and written approval.

(f)          In all other instances, until the consummation of the Closing or the termination of this Agreement, none of the Parties hereto will issue or make any report, statement or release pertaining to the matters contemplated by this Agreement without the prior written consent of Parent and Agent, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Parties hereto may make such disclosures as are required, in the opinion of their respective counsel, by Law, the requirements of the SEC or the rules of NASDAQ and/or any quotation system or exchange upon which any security of Parent is traded or quoted, as the case may be.

(g)          Following the Closing, except as otherwise required by Law, Sellers and Members shall not, and shall cause their Affiliates not to, disclose any information regarding the transactions contemplated hereby unless (i) such information has previously been publicly disclosed by Parent in a filing made by Parent with the SEC, or (ii) such information is disclosed with Parent’s prior written consent.

Section 7.19.         Notification of Certain Matters.

(a)          Sellers and Members shall promptly notify Purchasers and Parent, and Parent and Purchasers shall promptly notify Sellers and Members, in writing of: (a) receipt of any notice from any third party alleging that the consent of the third party is or may be required in connection with the transactions contemplated hereby; (b) any Material Adverse Effect with respect to Sellers, the Business or the Purchased Products and Related Assets; (c) any event, state of facts, occurrence, non-occurrence, circumstance, development or change that would reasonably be expected to cause a failure of any of the conditions to Closing set forth in Section 8.1 or Section 8.2; (d) any Proceedings commenced or, to its knowledge (for purposes of this Section 7.19, the term “knowledge” shall mean the Knowledge of Sellers, the Knowledge of Members, the Knowledge of Purchasers or the Knowledge of Parent, as applicable), threatened, involving or affecting any Party, the Business or any Party’s respective properties, employees, owners or assets, including the Purchased Products and Related Assets, including any Proceeding commenced, or to its knowledge, threatened by any Governmental Authority; or (e) any violation, or alleged violation, of Law by Sellers or Members (or any employees or owners of the foregoing) or otherwise relating to the Business or the Purchased Products and Related Assets.

(b)          Notwithstanding anything in this Agreement to the contrary, no notification or investigation by any Party shall affect the representations, warranties, indemnities or other covenants of any Party or the conditions to the obligations of any Party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to any Party receiving such notice.  If any event, state of facts, occurrence, non-occurrence, circumstance, development or change first occurs or develops during the period commencing immediately after the execution of this Agreement by Sellers and ending on the second (2nd) Business Day immediately prior to the Closing Date, which would reasonably be expected to cause a failure of any of the conditions to Closing set forth in Section 8.1 or Section 8.2, then Agent shall provide prompt written notice thereof to Parent and Purchasers pursuant to Section 7.19(a) (a “Condition Failure Notification”), and Parent and Agent shall, within the thirty (30) consecutive calendar day period immediately following Parent’s and Purchasers’ receipt of such Condition Failure Notification (or such longer period as shall be mutually agreed by Parent and Agent) (a “Negotiation Period”), engage in good faith negotiations in an attempt to determine the amount of Losses that would reasonably likely be suffered by Purchaser Indemnified Parties and any other amendments to this Agreement or the Ancillary Agreements as may reasonably be expected to be necessary, appropriate or advisable in respect thereof, arising or resulting from the matter(s) set forth in the Condition Failure Notification.  In the event that the Parties are unable to agree upon the amount of such Losses or any of the terms of such amendments during the Negotiation Period, then the amount of such Losses and any such proposed amendments shall be promptly submitted to arbitration by a panel of three (3) arbitrators selected by mutual agreement of Parent and Agent or, failing such agreement, by a panel of three (3) arbitrators experienced in mergers and acquisitions that are selected in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect solely for the purposes of determining the dollar amount of such Losses and any such amendments. All such Losses constitute Retained Liabilities hereunder, and, as a result, the Purchaser Indemnification Parties shall be entitled to full indemnification with respect to such Losses pursuant to Article IX. The Parties hereto shall reform this Agreement and any applicable Ancillary Agreements to incorporate any such arbitral award and any such amendments (which reformed agreements shall be valid, binding and enforceable against the Parties).  The arbitration shall take place in New York City, in accordance with the rules of the AAA then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the New York Code of Civil Procedure.  The arbitrators shall be directed to provide in writing to the parties the basis for the award or order of such arbitrators.  A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  Each party will bear its own costs in respect of any such dispute.  Parent, on the one hand, and Sellers, on the other hand, shall each be responsible for fifty percent (50%) of the arbitrators’ compensation charges and the administrative fees of the AAA.  The parties knowingly and voluntarily agree to this arbitration provision and acknowledge that such arbitration shall be instead of any civil litigation, meaning that the parties each are waiving any rights to a jury trial in connection with the foregoing matters.  If (x) Agent delivers a Condition Failure Notification to Parent and Purchasers, and (y) Closing otherwise would have occurred under Section 2.1 during the applicable Negotiation Period, but for the delivery of the Condition Failure Notification and the operation of this sentence, then, notwithstanding anything in this Agreement to the contrary, the Closing shall occur as otherwise provided in and subject to the conditions of Section 2.1, but in no event sooner than the date (the “Extension Date”) that is on (A) the tenth (10th) calendar day after the date on which Closing otherwise would have occurred under Section 2.1 but for the delivery of the Condition Failure Notification and the operation of this sentence, and (B) the first Business Day after the last day of the Negotiation Period; it being understood if there are more than one Condition Failure Notifications given, then the provisions of this Section 7.19(b) shall be successively complied with.  For the avoidance of doubt, the occurrence of the Closing while the amount of Losses and any amendments have not been determined shall not in any way be deemed a waiver, or otherwise diminish the entitlement of the Purchaser Indemnified Parties’ rights to indemnification hereunder, in respect of the applicable Condition Failure Notification.

Section 7.20.         Additional Financial Statements. Between the date hereof and the Closing Date, Sellers shall (and Members shall take all applicable steps to cause Sellers to) provide Parent: (a) within fifteen (15) Business Days after the end of each calendar month, an internally prepared balance sheet as of the end of such month and related internally prepared statements of operations and cash flows of Seller I, Seller II and Citgen for such monthly period then ended; (b) except as otherwise required under clause (c) below, within thirty (30) Business Days after the end of each calendar quarter, a reviewed balance sheet as of the end of such quarter and related reviewed statements of operations and cash flows of Seller I, Seller II and Citgen for such quarterly period then ended and (c) on or before December 7, 2016 (but in all events at least five (5) Business Days before Closing), reviewed comparative balance sheets, statements of income, statements of cash flows and statements of changes in members’ equity for each Seller as of and for the quarterly periods ended on March 31, 2016, June 30, 2016 and (if the Closing is after November 15, 2016) September 30, 2016 (collectively with the financial statements in clauses (a) and (b), the “Additional Reviewed Statements”). The Additional Reviewed Statements shall: (i) be true, correct and complete in all material respects; (ii) be derived from and prepared in accordance with the information contained in the Books and Records; (iii) be prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby; and (iv) present accurately and fairly in all material respects the consolidated financial condition, results of operations and cash flows of Seller I, Seller II and Citgen as of the times and for the periods referred to therein, subject to (A) the absence of footnote disclosures and other presentation items, and (B) changes resulting from normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material). The Additional Reviewed Statements shall be accompanied by an unqualified certification of each Seller’s and Citgen’s chief financial officer (or similar executive officer) to the effect that the Additional Reviewed Statements conform to the requirements of the immediately preceding sentence. Upon delivery to Parent, the Additional Reviewed Statements shall be considered “Reviewed Financial Statements” for purposes of this Agreement. There shall be no changes in the method of application of Sellers’ and Citgen’s accounting policies or changes in the method of applying Sellers’ and Citgen’s use of estimates in the preparation of the Additional Reviewed Statements as compared with the Audited Financial Statements.

Section 7.21.         Payout Spreadsheet. Sellers shall (and Members shall take all applicable steps to cause Sellers to) deliver to Purchasers as soon as practicable but not later than five (5) Business Days prior to the Closing Date, a Payout Spreadsheet in form and substance reasonably satisfactory to Parent (the “Payout Spreadsheet”), setting forth the name of each Seller, holder of Indebtedness and payee of Transaction Expenses to be paid at Closing, and with respect to each such Person: (a) the dollar amount and the related calculations of the Aggregate Closing Date Cash Payment, Existing Indebtedness or Transaction Expenses due or payable to such Person, as applicable; (b) the bank account information to which payment by wire transfer should be delivered; (c) such Person’s mailing address and taxpayer identification number; (d) such other information reasonably requested by Purchasers in order to effect the payments required therein; and (e) in the case of Transaction Expenses, invoices setting forth the final amounts due and payable in respect of the Transaction Expenses. Purchasers shall be entitled to rely upon the information set forth in the Payout Spreadsheet.

Section 7.22.         Dissolution and Winding-Up. From and after the Closing Date, each Seller shall (and Members shall take all applicable steps to cause each Seller to) and each of Member I and Member II and each Indirect Entity Member shall (a) maintain its existence and all franchises in full force and effect in accordance with applicable Law; (b) maintain an adequate level of capital so as not to be deemed insolvent under applicable Law; (c) not liquidate, dissolve, wind-up its affairs or agree to adopt a plan to effect any of the foregoing, or otherwise take any material steps to effect any of the foregoing; provided, that at any time after the later of (x) the first (1st) anniversary of the Second Issuance Date and (y) the third (3rd) anniversary of the Closing Date, each Seller and each of Member I and Member II and each Indirect Entity Member may liquidate, dissolve and wind-up its operations unless there are then pending any indemnification claims by any Purchaser Indemnified Parties, in which case, Purchasers’ prior written consent to such liquidation, dissolution and winding-up shall be required; and (d) not take any other action that would have the effect of avoiding Liability under this Agreement or depriving Purchasers of recourse under this Agreement or under any Ancillary Agreement.

Section 7.23.         Medicaid & Other Government Rebates. From and after the Closing Date, Sellers shall comply with all of their obligations with respect to Medicaid and other government rebate claims as further provided under the Administration Services Agreement.

Section 7.24.         Inventory. Between the date hereof and the Closing Date, the Inventory maintained by Sellers shall be merchantable and fit for the purposes for which it was intended and usable or salable in the Ordinary Course of Business, shall conform to the specifications established therefor, shall be in compliance with the applicable quality agreement between Seller(s) and the supplier thereof, shall have been manufactured, handled, maintained, packaged and stored in accordance with all applicable Laws, shall not be misbranded or adulterated, within the meaning of the FDCA and shall include no damaged or defective items.

Section 7.25.         Names. Within forty five (45) days after the Closing Date (the “Discontinuation Period”), Sellers and their Affiliates shall discontinue all use of the Names (including on any stationary, signage, internet or other electronic communications). During the Discontinuation Period: (a) in no event shall any Seller, any Member or any of their respective Affiliates use any Names after the Closing in any manner or for any purpose different from the use of such Names by Sellers during the forty five (45) day period preceding the Closing; (b) neither Sellers nor Members shall engage in any marketing, advertising, promotion, sales or similar activities which use any of the Names; (c) Purchasers and its Affiliates shall have the right to practice quality control with regard to the Names and marks it acquires hereunder; and (d) prior to any distribution of any materials bearing Names, Sellers and their Affiliates shall use their reasonable best efforts to redact or modify such materials in order to minimize or eliminate the use of the Names. Any and all goodwill generated by the use of the Names under this Section 7.25 shall inure solely to the benefit of Purchasers. In any event, Sellers and their Affiliates shall not use the Names in any manner that may damage or tarnish the reputation of Purchasers or Parent, or the goodwill associated with the Business or the Names, in any material respect.

Section 7.26.         Governance Matters.

(a)          Following the Closing, the Parent Board shall recommend to the Nominating and Governance Committee of the Parent Board that Vimal Kavuru be nominated to serve on the Parent Board, (i) for the period commencing on the Initial Board Date and ending on the third (3rd) anniversary of the Closing Date, and (ii) following the third (3rd) anniversary of the Closing Date, for so long as Vimal Kavuru and his permitted transferees (in accordance with the provisions of the Stockholders’ Rights Agreement and the Voting Agreement) collectively hold at least three percent (3%) of the total outstanding shares of Common Stock of Parent on a fully-diluted basis (after giving effect to the exercise of all outstanding options and warrants to purchase Parent’s Common Stock and the conversion or exchange of all outstanding convertible securities, but excluding the bond hedge agreements entered into in connection with that certain Indenture governing the $143.75 million aggregate principal amount of 2.00% Convertible Senior Notes due 2020 issued by Parent, dated November 16, 2015, by and between Parent and Citibank, N.A., as trustee); provided, that the nomination right described in this Section 7.26(a) shall expire immediately, without further action, notice or deed, upon the occurrence of an Eligibility Event. In the event that the Closing Date occurs prior to the Initial Board Date, then, during the period from the Closing Date until the day prior to the Initial Board Date, Parent shall invite Vimal Kavuru to attend all meetings of the Parent Board in a non-voting observer capacity and, in this respect, shall give Vimal Kavuru copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that Vimal Kavuru shall agree to hold in confidence and trust all such information so provided; and provided, further, that Parent reserves the right to withhold any information and to exclude Vimal Kavuru from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

(b)          Notwithstanding anything to the contrary contained herein, Parent shall not be required to take any action in furtherance of this Section 7.26 that would violate or be inconsistent with applicable Law, the applicable rules and regulations of any national stock exchange or self-regulatory organization or the Governing Documents of Parent.

Section 7.27.         Termination of Lease. Prior to the Closing, the lease, dated December 30, 2015, between Citgen and Seller I, shall be terminated, and shall have no further force and effect.

Section 7.28.         Insurance. To the extent that the Purchased Products and Related Assets were insured under Insurance Policies of the Sellers prior to the Closing Date, following the Closing, (a) Purchasers may, or at Purchasers’ written request Sellers shall, make claims under such policies with respect to occurrences, events, conditions, or circumstances relating to the Purchased Products and Related Assets that occurred or existed prior to the Closing and (b) if Sellers receive any amounts under any such Insurance Policy with respect to any occurrence, event, condition, or circumstance relating to the Purchased Products and Related Assets that occurred or existed prior to the Closing, Sellers shall promptly forward such amounts to the Purchasers (net of reasonable costs of recovery of Sellers or their respective Affiliates); provided that any such amounts actually recovered shall reduce dollar for dollar any amount required to be paid thereafter pursuant to Article IX.  Sellers do not represent, warrant or covenant that (i) such Insurance Policies will provide coverage for any claims reported after the Closing that Purchasers may elect to make, (ii) issuers of such Insurance Policies will not wrongfully refuse to honor any such claims and (iii) Sellers will maintain any of such Insurance Policies following the Closing Date (except with respect to the run-off policies required to be purchased hereunder). Sellers shall provide reasonable assistance to Purchasers in connection with the tendering of such claims to the applicable insurers under such Insurance Policies, including providing Purchasers with a copy of the applicable policy upon reasonable request. In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable Insurance Policies shall govern.

Section 7.29.         Subordination Agreement. Prior to the Closing, the Sellers shall execute and deliver to Parent and the Financing Sources a subordination agreement, in the form and substance of the subordination agreement attached hereto as Exhibit E (the “Subordination Agreement”), with such changes thereto as the parties thereto shall mutually agree.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1.          Conditions to the Obligations of Purchasers, Parent, Sellers and Members. The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Parent and Agent to the extent legally permissible) prior to the Closing of the following conditions precedent:

(a)          No Injunction. There shall be no Governmental Order or Law in existence that prohibits or restrains the transactions contemplated by this Agreement or the Ancillary Agreements, and there shall be no Proceeding pending by any Governmental Authority seeking such a Governmental Order; and

(b)          Regulatory Compliance. All waiting periods applicable to the transactions contemplated hereby under the HSR Act or any other Competition Law shall have expired or been terminated, and all Governmental Authorizations required from any Governmental Authority under any Competition Law for the consummation of the transactions contemplated hereby shall have been issued or obtained.

Section 8.2.          Conditions to the Obligations of Purchasers and Parent. The obligations of Purchasers and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Parent to the extent legally permissible) prior to the Closing of the following conditions precedent:

(a)          Representations and Warranties. Each of the Sellers’ Fundamental Representations, each of the Members’ Fundamental Representations and each of the representations and warranties set forth in Section 3.6(d) (Absence of Material Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (or, for representations and warranties that refer specifically to an earlier date, shall have been true and correct in all respects as of such specified date). Each representation and warranty contained in ARTICLE III and ARTICLE IV, other than the Sellers’ Fundamental Representations, the Members’ Fundamental Representations and the representations and warranties set forth in Section 3.6(d) (Absence of Material Changes), shall be true and correct in all material respects (disregarding all qualifications of materiality, Material Adverse Effect or similar qualifiers) as of the date hereof and as of the Closing Date as though made on and as of such date and time (or, for such of these representations and warranties that refer specifically to an earlier date, shall have been true and correct in all material respects (disregarding all qualifications of materiality, Material Adverse Effect or similar qualifiers) as of such specified date).

(b)          Performance. Each Seller and each Member shall have performed and complied in all material respects with all covenants, agreements and obligations contained in this Agreement and each Ancillary Agreement to which such Seller or such Member is a party required to be performed by him, her or it at or before the Closing.

(c)          Required Third Party Consents. All Required Third Party Consents shall have been obtained.

(d)          No Material Adverse Effect. No event, state of facts, occurrence, non-occurrence, circumstance, development or change shall have occurred since the Balance Sheet Date, which individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to either Seller, any Member, the Business or the Purchased Products and Related Assets.

(e)          Supplier Event. No Supplier Event shall have occurred.

(f)          Certificate. Purchasers shall have received (i) a certificate of each Seller, dated as of the Closing Date and signed by a duly authorized executive officer of such Seller in such capacity, (ii) a certificate of each Direct Member that is an entity, dated as of the Closing Date and signed by a duly authorized executive officer or manager of such Direct Member in such capacity, (iii) a certificate of each Direct Member that is a natural Person, dated as of the Closing Date and signed by such natural Person, (iv) a certificate of each Indirect Entity Member, dated as of the Closing Date and signed by a duly authorized executive officer or manager of such Indirect Entity Member in such capacity, and (v) a certificate of each Indirect Individual Member, dated as of the Closing Date and signed by such Indirect Individual Member, in each case, certifying as to the fulfillment of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), and Section 8.2(h).

(g)          Closing Deliverables. Sellers and Members shall have delivered or caused to be delivered to Purchasers and Parent, as applicable, each of the items required to be delivered pursuant to Section 2.1(c)(i).

(h)          Signing Agreements. Each Signing Agreement shall be enforceable against Sellers, Members and, as applicable, their respective Affiliates, as of the Closing and (except with the prior written consent of Parent, irrespective of whether Parent’s consent is required thereunder) shall not have been amended or otherwise modified as of the Closing and no party thereto shall have indicated in writing or otherwise that such party is, or shall have become, unable or unwilling to perform its obligations thereunder. No party to the New Supply Agreement or the Prior Supply Agreement shall be in material breach of its obligations thereunder. The Prior Supply Agreement and the New Supply Agreement shall be enforceable against Supplier as of the Closing and (except with the prior written consent of Parent, irrespective of whether Parent’s consent is required thereunder) shall not have been amended or otherwise modified as of the Closing and Supplier shall not have indicated in writing or otherwise that Supplier is, or shall have become, unable or unwilling to perform its obligations thereunder.

(i)           Inventory Count. The Inventory Count shall have taken place in accordance with Section 1.9 and Sellers shall (and Members shall have taken all applicable steps to cause Sellers to) have executed and tendered to Purchasers the Inventory Acknowledgement.

(j)           No Financing Failure. No Financing Failure shall have occurred.

(k)          Bulk Transfer Laws. The Purchasers shall have received a notification from the Department pursuant to the New Jersey Bulk Sale Law (N.J.S.A. 54:50-38) setting forth the amount of the Purchase Price to be set aside in the Tax Escrow, or stating that no Tax Escrow is required.

(l)           Specified Event. No Specified Event shall have occurred.

Section 8.3.          Conditions to the Obligations of Sellers and Members. The obligations of Sellers and Members to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Agent to the extent legally permissible) prior to the Closing of the following conditions precedent:

(a)          Representations and Warranties. Each of Purchasers’ Fundamental Representations and each of Parent’s Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (or, for representations and warranties that refer specifically to an earlier date, shall have been true and correct in all respects as of such specified date). Each representation and warranty contained in ARTICLE V and ARTICLE VI, other than Purchasers’ Fundamental Representations and Parent’s Fundamental Representations, shall be true and correct as of the date hereof and as of the Closing Date in all material respects as though made on and as of such date and time (or, for representations and warranties that refer specifically to an earlier date, shall have been true and correct in all material respects as of such specified date).

(b)          Performance. Each Purchaser and Parent shall have performed and complied in all material respects with all covenants, agreements and obligations contained in this Agreement and each Ancillary Agreement to which it is a party required to be performed by it at or before the Closing.

(c)          Certificate. Sellers shall have received a certificate of Purchasers and Parent, dated as of the Closing Date and signed by a duly authorized executive officer of Purchasers and Parent in such capacity, certifying as to the fulfillment of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(e).

(d)          Closing Deliverables. Purchasers and Parent shall have delivered or caused to be delivered to Sellers and Members, as applicable, each of the items required to be delivered pursuant to Section 2.1(c)(ii).

(e)          Certain Signing Agreements. The Stockholders’ Rights Agreement, the Voting Agreement and the Employment Agreements shall be enforceable against Purchasers, Parent, and, as applicable, their respective Affiliates, as of the Closing and (except with the prior written consent of Agent, irrespective of whether Agent’s consent is required thereunder) shall not have been amended or otherwise modified as of the Closing.

Section 8.4.          Frustration of Closing Conditions. None of Sellers, Members, Purchasers or Parent may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 7.3, Section 7.4 and Section 7.5.

ARTICLE IX

INDEMNIFICATION

Section 9.1.          Indemnification by Sellers and Members.

(a)          Subject to the provisions of this ARTICLE IX, from and after the Closing, Sellers and Members agree, jointly and severally (subject to the limitation set forth in Section 9.4(d) with respect to the maximum liability of Vimal Kavuru and Subha Sri Thogarchedu), to defend, indemnify and hold harmless Purchasers, Parent and their respective Affiliates, and, if applicable, their respective directors, officers, managers, agents, employees, successors and assigns, each in their capacity as such (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses, to the extent arising or resulting from:

(i)          any breach of any representation or warranty of a Seller or a Member contained in this Agreement, the Restrictive Covenants Agreement, the Administration Services Agreement, the Joint Development Definitive Agreements, the Voting Agreement or the Stockholders’ Rights Agreement, or in any certificate, instrument, agreement or other document (other than any Ancillary Agreement, except for the foregoing Ancillary Agreements) delivered by or on behalf of any of them pursuant hereto or thereto;

(ii)         any breach by a Seller or a Member of any of its covenants or agreements contained in this Agreement, the Restrictive Covenants Agreement, the Administration Services Agreement, the Joint Development Definitive Agreements, the Voting Agreement or the Stockholders’ Rights Agreement, or in any certificate, instrument, agreement or other document (other than any Ancillary Agreement, except for the foregoing Ancillary Agreements) delivered by or on behalf of any of them pursuant hereto or thereto, and any breach by Citgen of its obligations under the Real Estate Lease Agreement;

(iii)        any Retained Liability (including, for the avoidance of doubt, any Excluded Taxes solely to the extent that such Taxes were not taken into account in the Closing Statement) or any Excluded Asset;

(iv)        any Existing Indebtedness, solely to the extent that such Existing Indebtedness was not included in the computation of the Closing Payment pursuant to Section 1.7(a);

(v)         any Transaction Expense, solely to the extent that such Transaction Expense was not included in the computation of the Closing Payment pursuant to Section 1.7(a);

(vi)        all Liabilities under the WARN Act and similar state, local or foreign federal Laws resulting prior to or from the Closing;

(vii)       any customer claim against any of Purchasers, Parent or their respective Affiliates for a failure to supply (or similar claim relating to the non-fulfillment of orders or a shortage of inventory) any of the Products during the six (6) month period immediately following the Closing to the extent resulting solely from (i) Seller’s failure to transfer sufficient Inventory pursuant hereto that meets the specifications set forth in Section 7.24 and has an expiration date of longer than twelve (12) months from the date of its delivery to the customer, or (ii) the return of Products which, when sold to Sellers’ customers, had an expiration date of less than twelve (12) months; and

(viii)      all Liabilities arising from, in connection with or relating in any way to a Specified Event.

(b)          For purposes of calculating the dollar amounts of Losses (other than the dollar amount of Losses with respect to the Sellers’ Fundamental Representations and the Members’ Fundamental Representations that are not Litigation and Compliance Representations, the representations and warranties set forth in Section 3.6 (Absence of Material Changes) and the representations and warranties set forth in Section 3.36 (Full Disclosure)) to which a Purchaser Indemnified Party is entitled as a result of any breach or inaccuracy in respect of any representation, warranty or covenant of Sellers or Members pursuant to this Section 9.1 (but not for purposes of determining the existence of any such breach or inaccuracy), such representation, warranty or covenant shall not be deemed qualified or limited by, and each of the following shall be disregarded, any “material”, “materially”, “materiality”, “Material Adverse Effect” or other similar materiality qualification or limitation, including references to dollar amounts.

Section 9.2.          Indemnification by Purchasers and Parent.

(a)          Subject to the provisions of this ARTICLE IX, from and after the Closing, Purchasers and Parent agree, jointly and severally, to defend, indemnify and hold harmless Sellers, Members and their respective Affiliates, and, if applicable, their respective directors, officers, managers, agents, employees, successors and assigns, each in their capacity as such (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising or resulting from:

(i)          any breach of any representation or warranty of Purchasers or Parent contained in this Agreement, the Administration Services Agreement or the Stockholders’ Rights Agreement or in any certificate, instrument, agreement or other document (other than any Ancillary Agreement, except for the foregoing Ancillary Agreements), delivered by or on behalf of any of them pursuant hereto or thereto;

(ii)         any breach by Purchasers or Parent of any of its covenants or agreements in this Agreement, the Administration Services Agreement or the Stockholders’ Rights Agreement or in any certificate, instrument, agreement or other document delivered by or on behalf of any of them pursuant hereto or thereto, and any breach by Rising of its obligations under the Real Estate Lease Agreement; and

(iii)        any Assumed Liabilities.

(b)          For purposes of calculating the Losses to which a Seller Indemnified Party is entitled as a result of any breach or inaccuracy in respect of any representation, warranty or covenant of Sellers or Members pursuant to this Section 9.2 (but not for purposes of determining the existence of any such breach or inaccuracy), such representation, warranty or covenant shall not be deemed qualified or limited by, and each of the following shall be disregarded, any “material”, “materially”, “materiality”, “Material Adverse Effect” or other similar materiality qualification or limitation, including references to dollar amounts.

Section 9.3.          Expiration.

(a)          Each Party’s representations and warranties contained in this Agreement, and, except to the extent otherwise provided therein, the Restrictive Covenants Agreement, the Administration Services Agreement, the Voting Agreement and the Stockholders’ Rights Agreement or in any certificate, instrument, agreement or other document (other than any Ancillary Agreement, except for the foregoing Ancillary Agreements) delivered by or on behalf of such Party pursuant hereto or thereto, and all indemnification rights relating to such representations and warranties shall survive the Closing until they terminate on the date that is the twelve (12) month anniversary of the Closing Date; provided, that (i) Sellers’ Fundamental Representations, Members’ Fundamental Representations, Purchasers’ Fundamental Representations and Parent’s Fundamental Representations shall survive indefinitely, (ii) the representations and warranties set forth in Section 3.14 (Taxes), Section 3.20 (Benefit Plans; ERISA), Section 3.21 (Employment Matters) and Section 3.23 (Environmental Matters) (the foregoing representations and warranties in this clause (ii), the “Statutory Representations”)) shall survive until the date that is sixty (60) calendar days after the expiration of the applicable statute of limitations, and (iii) the representations and warranties set forth in Section 3.9 (Product Registrations; Regulatory Compliance), Section 3.10 (Product Distribution Practices) and Section 3.11 (Products; Product Liability) shall survive for eighteen (18) months following the Closing. Notwithstanding the foregoing, in each case, if a claim of the type described in the first sentence of this Section 9.3(a) is asserted in writing prior to the applicable survival date (including with respect to Losses that could be, or are after such date, incurred with respect to any Third-Party Claims), such obligation to indemnify shall continue until such claims are resolved in accordance with this ARTICLE IX.

(b)          All covenants set forth herein, in any Ancillary Agreement or in any certificate, instrument, agreement or other document delivered by or on behalf of any Party pursuant hereto or thereto, shall survive in accordance with their terms.

Section 9.4.          Limitations on Indemnification.

(a)          Threshold. Notwithstanding any provision herein to the contrary:

(i)          None of Sellers or Members shall be liable, pursuant to Section 9.1(a)(i), for any Losses suffered by any Purchaser Indemnified Party unless the aggregate amount of all Losses suffered by the Purchaser Indemnified Parties exceeds, on a cumulative basis, an amount equal to $2,000,000 (the “Indemnity Threshold”), in which case, Sellers and Members shall only be liable for Losses in excess of the Indemnity Threshold; provided, that the Indemnity Threshold shall not apply with respect to (A) any Excluded Claim, (B) any claim for a breach of any Tax Indemnity, or (C) any claim for indemnification in connection with breaches of Sellers’ Fundamental Representations, Members’ Fundamental Representations or any Statutory Representations.

(ii)         None of Purchasers or Parent shall be liable, pursuant to Section 9.2(a)(i), for any Losses suffered by any Seller Indemnified Party unless the aggregate amount of all Losses suffered by the Seller Indemnified Parties exceeds, on a cumulative basis, the Indemnity Threshold, in which case, Purchasers and Parent shall only be liable for Losses in excess of the Indemnity Threshold; provided, that the Indemnity Threshold shall not apply with respect to any Excluded Claim or any claim for indemnification in connection with breaches of Purchasers’ Fundamental Representations or Parent’s Fundamental Representations.

(b)          Cap.

(i)          In no event shall Sellers or Members collectively be liable to indemnify the Purchaser Indemnified Parties pursuant to Section 9.1(a)(i) for Losses in the aggregate in excess of an amount equal to $25,000,000, other than (x) in connection with any Excluded Claims or any breaches of any Tax Indemnity, in which case, Sellers will be liable to the Purchaser Indemnified Parties for all such Losses, or (y) in connection with breaches of any Sellers’ Fundamental Representations or Members’ Fundamental Representations, in which case, Sellers and Members will be collectively liable to Purchaser Indemnified Parties for all such Losses in an aggregate amount not to exceed the Purchase Price (the “Purchase Price Cap”).

(ii)         In no event shall Purchasers or Parent collectively be liable to indemnify the Seller Indemnified Parties pursuant to Section 9.2(a)(i), for Losses in the aggregate in excess of an amount equal to the $25,000,000, other than (x) in connection with any Excluded Claims, in which case Purchasers and Parent will be liable to the Seller Indemnified Parties for all such Losses, or (y) in connection with breaches of any Purchasers’ Fundamental Representations or Parent’s Fundamental Representations, in which case, Purchasers and Parent will be collectively liable to the Seller Indemnified Parties for all such Losses in an aggregate amount not to exceed the Purchase Price Cap.

(c)          Excluded Claims. For the purposes of this Agreement, “Excluded Claims” means claims for indemnification relating to a Person’s fraud, knowing and intentional breach or willful misconduct.

(d)          Payments. Subject to the other provisions of this ARTICLE IX, including Section 9.3 and this Section 9.4, the Purchaser Indemnified Parties shall be entitled to recover the amount of any Losses (i) pursuant to Section 9.1(a)(i), through and including the Offset Date, solely by a Deferred Payment Amount Reduction in an aggregate amount that shall not exceed $25,000,000 (together with the pro rata portion of any interest accrued on the amount of such Deferred Payment Amount Reduction), except with respect to any Losses resulting from a breach of a Statutory Representation, an Excluded Claim, a Sellers’ Fundamental Representation and/or a Members’ Fundamental Representation, which shall be governed by the immediately following clause (ii), and (ii) resulting from a breach of a Statutory Representation, an Excluded Claim, a Sellers’ Fundamental Representation and/or a Members’ Fundamental Representation, and pursuant to Section 9.1(a)(ii), (iii), (iv), (v), (vi), (vii) and (viii) from the following, in any order: (A) through and including the Offset Date, by a Deferred Payment Amount Reduction (together with the pro rata portion of any interest accrued on the amount of such Deferred Payment Amount Reduction); (B) until the Second Issuance Date, through an Equity Consideration Reduction pursuant to Section 9.9(a); and (C) after the sooner of the Second Issuance Date or the first time at which the amount of the Stock Consideration not yet issued hereunder has been entirely depleted pursuant to one or more Equity Consideration Reductions, if the Deferred Payment Amount has been reduced by $25,000,000 in the aggregate pursuant to one or more Deferred Payment Amount Reductions or in the event that the aggregate amount of any then unpaid indemnification claims pursuant to this ARTICLE IX exceeds the portion of the Deferred Payment Amount then available for reduction pursuant to Section 9.9(b) or the amount of the remaining Stock Consideration against which claims have been asserted, directly from Sellers and Members (provided that, other than with respect to any Excluded Claims, in no event shall the Purchaser Indemnified Parties recover, in the aggregate, in excess of $96,000,000 directly from Vimal Kavuru pursuant to clause (C) of this Section 9.4(d), or in excess of $224,000,000 directly from Subha Sri Thogarchedu pursuant to clause (C) of this Section 9.4(d), nor shall any Seller or Member other than Vimal Kavuru be liable for any breach of the Joint Development Definitive Agreements pursuant to clause (C) of this Section 9.4(d).

(e)          Effect of Knowledge. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE VIII. The waiver of a condition to Closing set forth in Section 8.2(a) or Section 8.3(a) shall not affect a Party’s right to indemnification.

(f)          No Double Indemnity. No claim for indemnification may be made by a Purchaser Indemnified Party or a Seller Indemnified Party and no indemnification shall be required to the extent that the Loss sustained or incurred by such Purchaser Indemnified Party or Seller Indemnified Party, as applicable, was (i) accrued or reserved for on the Closing Statement, as finally determined pursuant to Section 1.13(b), or (ii) otherwise adjusted for in the calculation of the Adjusted Closing Payment Amount. None of the Purchaser Indemnified Parties or the Seller Indemnified Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, have already indefeasibly recovered Losses with respect to such matter pursuant to other provisions of this Agreement.

(g)          Mitigation. Notwithstanding anything to the contrary contained herein, no Indemnified Party seeking indemnity under this ARTICLE IX shall be under any obligation to mitigate any Losses for which indemnification may be available pursuant to this ARTICLE IX; provided, that to the extent an Indemnified Party has actual knowledge of a Loss indemnifiable under Section 9.1(a)(i) (other than with respect to Sellers’ Fundamental Representations, Members’ Fundamental Representations and Excluded Claims) for which indemnification may be sought under this Agreement, is able to use commercially reasonable efforts to mitigate such Loss in a manner known to such Indemnified Party and fails to do so when reasonably requested in writing by Agent to take a specific mitigation step, then the applicable Indemnifying Party shall not be required to indemnify the Indemnified Party under this ARTICLE IX for the amount of any incremental Losses incurred solely as a result of the Indemnified Party’s failure to use its commercially reasonable efforts to mitigate such Losses.

(h)          Calculation of Losses. The amount of any Loss for which indemnification is provided under this ARTICLE IX shall be net of any amounts actually recovered by any Indemnified Party under insurance policies or any other source of indemnification with respect to such Loss, less any expenses incurred in pursuing such insurance proceeds or other source of indemnification; provided, that the Indemnified Party shall not be obligated to commence any Proceeding to obtain any such remedy.

Section 9.5.          Procedures for Third-Party Claims.

(a)          In the event any claim or demand for which any Seller Indemnified Party or Purchaser Indemnified Party (the “Indemnified Party”) may have Liability is or may be asserted against, or sought to be collected from, any Indemnified Party by a third party (a “Third-Party Claim”) and for which such Indemnified Party may seek indemnity under this ARTICLE IX such Indemnified Party shall promptly deliver a Claim Notice in accordance with Section 9.6 to the Party responsible for indemnification (such responsible Party, the “Indemnifying Party”) describing such Third-Party Claim; provided, however, when the Indemnifying Party is a Seller or Member, such Claim Notice only need be given to the Agent. A failure by the Indemnified Party to give a Claim Notice and to tender the conduct or defense of the action or suit in a timely manner pursuant to this Section 9.5(a) shall not limit the obligation of the Indemnifying Party under this ARTICLE IX, except (i) to the extent such Indemnifying Party is actually and materially prejudiced by failure to give such Claim Notice, or (ii) to the extent the Claim Notice has not been given pursuant to this Section 9.5(a) prior to the expiration or termination of the applicable survival period provided in Section 9.3 (in which case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party hereunder). Subject to the other provisions of this Section 9.5, the Indemnifying Party shall have thirty (30) calendar days (or such lesser number of days as set forth in the Claim Notice as may be required by court Proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim; provided, however, that the Indemnifying Party may only assume the defense of such Third-Party Claim if the Indemnifying Party agrees in a writing acceptable to the Indemnified Party that it accepts full and unconditional liability for the indemnification thereof under this Agreement.

(b)          In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim and so agrees to indemnify the Indemnified Party in connection therewith, the Indemnifying Party shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by reputable counsel reasonably acceptable to the Indemnified Party, and to control, defend against or otherwise deal with such Third-Party Claim; provided, however, that the Indemnified Party may participate in (but not control) any such Proceeding with counsel of its choice and at its expense; but the Indemnifying Party shall control the investigation, defense and settlement thereof; provided, further, however, that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (i) the Third-Party Claim relates to or arises in connection with any criminal or regulatory Proceeding; (ii) the Indemnifying Party is one or more Sellers or one or more Members and the Third-Party Claim relates to or is attributable to any Taxes or Tax Returns, unless such Third-Party Claim relates solely to Excluded Taxes and unless agreed to by Purchasers in writing; (iii) based on the advice of counsel to the Indemnified Party, a conflict (including the availability of different or additional defenses) exists between the Indemnified Party and the Indemnifying Party in connection with such Third-Party Claim or conduct of a claim by the Indemnifying Party would compromise any legal privilege or similar doctrine with respect to the Indemnified Party or any of its Affiliates; (iv) the Third-Party Claim seeks (A) an injunction against the Indemnified Party, or (B) where the Indemnified Party is a Purchaser Indemnified Party, equitable relief requiring the taking of action or the refraining from taking actions by Purchasers or any of their Affiliates; or (v) the Indemnifying Party fails to promptly assume the defense of such Third Party Claim.

(c)          To the extent the Indemnifying Party (i) elects not to assume the defense of such matter, including by not giving the Indemnified Party timely notice of its desire to so defend, (ii) is not permitted to assume the defense of such matter pursuant to Section 9.5(b), or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps to defend diligently such Third-Party Claim within ten (10) calendar days (or such shorter period to avoid missing a deadline in any Proceeding) after receiving written notice from the Indemnified Party of the Indemnified Party’s reasonable and good faith determination that the Indemnifying Party has so failed, then the Indemnified Party may retain counsel, at the expense of the Indemnifying Party, and control the defense of such Proceeding; provided, however, that the Indemnifying Party shall be obligated pursuant to this Section 9.5(c) to pay for only one firm of counsel for all Indemnified Parties in addition to any local counsel who may need to be retained; and it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim; provided, further, however, that (i) the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, and (ii) with respect to the defense of a matter pursuant to Section 9.5(b)(ii) that relates to Excluded Taxes, but also to taxes for any other tax period (or portion thereof), Sellers shall have the right to participate in (but not control), at their own expense, the defense of the Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of any Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(d)          If the Indemnifying Party has the right and does elect to defend any Third-Party Claim, the Indemnifying Party shall conduct the defense of such Third-Party Claim with reasonable diligence and promptly inform the Indemnified Party of the status of the claim, including all settlement negotiations, and all material developments with respect to such Third-Party Claim, and the Indemnified Party shall be entitled to participate in any discussions relating to the litigation strategy implemented with respect to the defense of such Third-Party Claim at its own expense; provided, that the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 9.5, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any pending or threatened Third-Party Claim on a basis that would not include an unconditional release of the Indemnified Party or would (i) exceed the balance of the Indemnifying Party’s indemnity obligations hereunder (and, in the case of any Purchaser Indemnified Party, would exceed the portion of the Deferred Payment Amount then available for reduction pursuant to Section 9.9(b)), (ii) result in the imposition of a Governmental Order that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) result in a finding or admission of a violation of requirements of Laws or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iv) impose ongoing obligations on the Indemnified Party following the date of such settlement or compromise.

(e)          The Parties shall cooperate fully and in good faith in connection with the defense, negotiation or settlement of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of each Party’s respective records and information that are reasonably relevant to such Third-Party Claim, and (ii) making employees and other Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production or other disclosure of confidential information (consistent with applicable Laws), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 9.6.          Procedures for Inter-Party Claims.

(a)          If any Party (the “Claimant”) elects to assert an indemnification claim against another Party hereto, the Claimant shall promptly deliver to such other Party (except where the other Party is a Seller Indemnified Party, notice only need be given to the Agent) a written notice (a “Claim Notice”) setting forth: (i) the section or sections of this Agreement (or any other applicable Ancillary Agreement) pursuant to which it seeks indemnification, including, if applicable, the specific representation and warranty or covenant alleged to have been breached by such other Party; (ii) a detailed description of the facts and circumstances giving rise to the indemnification claim (to the extent then known to the Claimant), including, if applicable, the alleged breach of such representation and warranty or covenant; and (iii) to the extent reasonably practicable under the circumstances, and only if then known, a detailed description and estimate of the total amount of the Losses actually incurred by the Claimant. Following delivery of a Claim Notice, the Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(b)          Subject to Section 9.4(d), the Indemnifying Party shall pay all amounts payable pursuant to this ARTICLE IX by wire transfer of immediately available funds, to an account specified in writing by the Indemnified Party promptly following receipt from an Indemnified Party of an invoice with respect to a Loss in respect to a claim for which the Indemnified Party timely delivered a Claim Notice, together with reasonably detailed supporting documentation, unless the Indemnifying Party in good faith disputes the Loss or its obligation to provide indemnification with respect thereto, in which event, it shall so notify the Indemnified Party reasonably promptly following receipt of such invoice, setting forth in reasonable detail, and with supporting documentation (if any), the basis for such dispute. Any amount of such Loss that is not so disputed shall be due and payable by the Indemnifying Party within five (5) Business Days following the Indemnifying Party’s receipt of the invoice and supporting documentation in respect of such Loss. With respect to any such Loss that the Indemnifying Party disputes in good faith, the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of up to thirty (30) days regarding the resolution of any disputed claims for Losses; provided, that such thirty (30) day period shall not preclude commencement of any Proceeding to enforce the Claimant’s rights. If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall be entitled to seek available remedies in accordance with the terms hereof in accordance with applicable Law. No later than three (3) Business Days following the Final Determination of the amount of any Losses claimed by the Indemnified Party and the Indemnifying Party’s liability therefor, the Indemnifying Party shall pay such Losses to the Indemnified Party by wire transfer of immediately available funds, to an account specified by the Indemnified Party. In the event that the Indemnified Party is required to institute Proceedings in order to recover Losses hereunder, the cost of such Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Losses payable to the Indemnified Party if the Indemnified Party recovers Losses in such Proceedings, except as otherwise provided in a Final Determination with respect thereto. In the event that a Party claiming to be an Indemnified Party institutes Proceedings in order to recover Losses hereunder and the applicable court refuses to award any Losses to such Party, such Party shall reimburse the defending Party for the cost of such Proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements). A “Final Determination” shall exist when the parties to the dispute have reached an agreement in writing or a court of competent jurisdiction shall have entered a final and non-appealable Governmental Order resolving such dispute.

Section 9.7.          Sole and Exclusive Remedy. Should the Closing occur, the remedies provided for in this ARTICLE IX shall be the sole and exclusive remedies of any Indemnified Party in respect of this Agreement, the Restrictive Covenants Agreement (other than the Restrictive Covenants Agreement executed and delivered by Ashok Mayya), the Administration Services Agreement, the Joint Development Definitive Agreements, the Voting Agreement, the Stockholders’ Rights Agreement, the Purchased Products and Related Assets, the Products, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or the transactions contemplated hereby or by the Restrictive Covenants Agreement, the Administration Services Agreement, the Joint Development Definitive Agreements, the Voting Agreement and the Stockholders’ Rights Agreement, other than (a) for actions for specific performance or other equitable remedies, (b) with respect to resolving any Disputed Amounts, which shall be governed by the procedures set forth in Section 1.13, (c) with respect to resolving any dispute regarding the Earn-Out Amount, which shall be governed by the procedures set forth in Section 1.14, (d) for Excluded Claims, or (e) available remedies under the Real Estate Lease Agreement; in the case of clauses (a), (b), (c), (d) and (e), all remedies at Law or in equity shall be cumulative.

Section 9.8.          Tax Treatment of Indemnification Payments. All payments made pursuant to this ARTICLE IX shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

Section 9.9.          Equity Consideration Reduction; Deferred Payment Amount Reduction.

(a)          Prior to the Second Issuance Date, Parent shall have the right, in its sole and absolute discretion, from time to time, to reduce the aggregate number of Parent Shares that comprise the Equity Consideration by a number of Parent Shares equal to the quotient (rounded to the nearest whole number) of (i) the sum of (x) the portion of the Downward Adjustment Amount, if any, owed pursuant to Section 1.13(c)(i), plus, (y) any or all Losses that any Purchaser Indemnified Party is entitled to recover pursuant to this ARTICLE IX based on a Final Determination thereof, plus (z) any other obligation of any Seller or Member owed to Purchasers, Parent or any of their respective Affiliates pursuant to this Agreement, the Administration Services Agreement or the Joint Development Definitive Agreements, divided by (ii) the greater of (x) the volume-weighted average price of the Common Stock on the NASDAQ Global Select Market during the thirty (30) consecutive calendar day period ending on the Business Day immediately prior to the delivery by Parent to Agent of written notice of the reduction described in this Section 9.9, and (y) $20.50 (an “Equity Consideration Reduction”). An Equity Consideration Reduction shall satisfy the portion of the payment obligation described in clause (i) of the immediately preceding sentence, but only to the extent of the value of the Equity Consideration Reduction based on the amount set forth in clause (ii) of such sentence. Except as set forth in Schedule 9.9, the right of the Sellers to receive all or a portion of the Equity Consideration pursuant to Section 1.8 and this Section 9.9(a) shall not be assigned by any Seller to any other Person.

(b)          On or before the Offset Date, Parent shall have the right, in its sole and absolute discretion, from time to time, to reduce the Deferred Payment Amount, dollar for dollar, by (x) the portion of the Downward Adjustment Amount, if any, owed pursuant to Section 1.13(c)(i), and (y) any or all Losses that any Purchaser Indemnified Party is entitled to recover pursuant to this ARTICLE IX based on a Final Determination thereof (a “Deferred Payment Amount Reduction”). Notwithstanding the foregoing, immediately after the Offset Date, the Deferred Payment Amount shall be deemed absolute and unconditional and not subject to any further set-off, defense, counterclaim, rescission, recoupment or adjustment whatsoever (other than, for the avoidance of doubt, any Deferred Payment Amount Reduction with respect to the Final Determination of any then Pending Claim, and any prior Deferred Payment Amount Reduction that has been effected). Except as set forth in Schedule 9.9, the right of the Sellers to receive all or a portion of the Deferred Payment Amount pursuant to Section 1.15 and this Section 9.9(b) shall not be assigned by any Seller to any other Person.

ARTICLE X

TERMINATION

Section 10.1.          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of Parent and Agent;

(b)          by Parent or Agent, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to June 30, 2017 (the “Outside Date”); provided that: (i)(x) if all of the conditions set forth in ARTICLE VIII have been satisfied (other than those conditions that, by their nature, are to be satisfied by actions to be taken on the Closing Date) by the close of business on March 30, 2017, and (y) the Marketing Period has not ended by the close of business on March 30, 2017, then the Agent shall have the one-time right to terminate this Agreement from and after March 31, 2017, until 11:59 p.m., New York City time, on April 5, 2017, provided that Agent gives Parent written notice of termination on or before 11:59 p.m., New York City time, on April 5, 2017 (for the avoidance of doubt, this Section 10.1(b) (other than clause (ii) below) shall not apply if such failure to consummate the Closing is caused by a breach of this Agreement by Agent, Sellers, Members or any of their Affiliates, if Agent is the terminating Party, or by Purchasers or Parent, if Parent is the terminating Party); or (ii) if a Condition Failure Notification is delivered by Agent to Purchasers and Parent pursuant to Section 7.19(b) and the Extension Date would occur after the Outside Date, then the Outside Date shall be automatically extended, without further action, notice or deed, until the third (3rd) Business Day after the Extension Date.

(c)          by Agent, by giving written notice of such termination to Parent, if (i) there exists a breach of any representation or warranty of Purchasers or Parent contained in this Agreement such that the condition set forth in Section 8.3(a) would not reasonably be expected to be satisfied, or (ii) Purchasers or Parent shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 8.3(b) would not reasonably be expected to be satisfied, and, in the case of either (i) or (ii), such breach is incapable of being cured by the Outside Date or not cured within thirty (30) days after written notice thereof from Agent detailing the nature of such breach; provided, however, that Agent may not terminate this Agreement pursuant to this Section 10.1(c) if any Seller or any Member is in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d)          by Parent, by giving written notice of such termination to Agent, if (i) there exists a breach of any representation or warranty of Sellers or Members contained in this Agreement such that the condition set forth in Section 8.2(a) would not reasonably be expected to be satisfied, or (ii) either Seller or any Member shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 8.2(b) would not reasonably be expected to be satisfied, and, in the case of either (i) or (ii), such breach is incapable of being cured by the Outside Date or not cured within thirty (30) days after written notice thereof from Parent detailing the nature of such breach; provided, however, that Parent may not terminate this Agreement pursuant to this Section 10.1(d) if either Purchaser or Parent is in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(e)          by either Agent or Parent, by giving written notice of such termination, if any Governmental Order or Law becomes effective (or non-appealable in the case of a court order) restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; or

(f)          by Parent, by giving written notice of such termination to Agent, if a Specified Event occurs.

Section 10.2.          Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Parties or their respective Affiliates, owners, members (including Members), directors, managers, officers or employees; provided, that (a) the obligations of the Parties contained in this Section 10.2, Section 7.18 (Public Announcements), Section 12.1 (Notices), Section 12.5 (Parties in Interest), the first sentence of Section 12.6(a) (Expenses, Transfer Taxes and Property Taxes; Cooperation), Section 12.7 (Governing Law; Jurisdiction), Section 12.8 (Waiver of Jury Trial) and Section 12.12 (Non-Recourse) of this Agreement shall survive notwithstanding any such termination, and (b) nothing herein shall relieve any Party from Liability for fraud, willful misconduct or any knowing and intentional breach of this Agreement prior to such termination.

ARTICLE XI

AGENT

Section 11.1.          Appointment of Agent. Agent is hereby irrevocably appointed by each Seller and Member as the agent and attorney in fact of each of Sellers and Members, and the initial Agent hereby accepts such appointment, to take the actions herein: (a) to consummate the transactions contemplated hereby and cause or authorize the payment of Sellers’ and Members’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement); (b) to give and receive notices and communications; (c) to authorize or object to delivery to Purchasers or any other Purchaser Indemnified Party of cash in satisfaction of claims by Purchasers or any other Purchaser Indemnified Party and to distribute any funds payable by Parent or Purchasers under this Agreement that are for the benefit of Sellers pursuant to the provisions of this Agreement; (d) to deduct and/or hold back any funds that may be payable to either Seller pursuant to the terms of this Agreement in order to pay any amount that may be payable by such Seller hereunder, in each case, on a basis consistent with their Pro Rata Share; (e) to make any determinations, agree to, negotiate, enter into settlements and compromises of, any matters contemplated by this Agreement, including in connection with the determination or the adjustment of, or any other matter pertaining to, the Purchase Price except for any breach by a Seller or Member hereunder for which recovery sought may be in excess of the Limitation Amount; (f) to assert any claim to recover Losses of Sellers, Members or other Seller Indemnified Parties, including claims for indemnification pursuant to ARTICLE IX; (g) to execute and deliver on behalf of such Seller or Member any amendment or waiver to the terms of this Agreement; (h) to retain funds for reasonably anticipated expenses and liabilities and to disburse funds to third parties for expenses and liabilities; (i) to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing; and (j) to do each and every act and exercise any and all rights which such Seller, or any or all Sellers collectively, or such Member, or any or all Members collectively, are permitted or required to do or exercise under this Agreement; provided, that such Seller and such Member (and not Agent) shall control any and all claims against such Seller or such Member, as applicable, for breaches of such Seller’s or such Member’s representations and warranties set forth in ARTICLE III or ARTICLE IV, as applicable, or any covenant of such Seller or such Member, as applicable, hereunder if not completely covered by the Limitation Amount. A decision, act, consent or instruction of Agent shall constitute a decision of all Sellers and all Members and shall be final, binding and conclusive upon each such Seller and each such Member, and Parent and Purchasers may rely upon any decision, act, consent or instruction of Agent as being the decision, act, consent or instruction of each and every such Seller and each and every such Member without any independent obligation to investigate the Agent’s authority, and irrespective of any knowledge that they may have or should have with respect to the subject matter of such action. Parent and Purchasers are hereby irrevocably relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Agent. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on Sellers and Members as a matter of contract Law. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by either Seller or any Member or by operation of Law. A new Agent may be designated by the then existing Indirect Individual Members at any time after not less than ten (10) days’ prior written notice to Parent and Purchasers, with such designation only to become effective upon Parent’s and Purchasers’ actual receipt of such notice. No bond shall be required of Agent, and Agent shall receive no compensation for its services from Purchasers or any of their Affiliates after the Closing. Notices or communications to or from Agent shall constitute notice to or from each Seller and each Member for all purposes. Each Seller and each Member hereby agrees to receive correspondence from Agent, including by e-mail transmission to any e-mail address set forth in the notice provisions of this Agreement or subsequently provided to Agent by such Seller or such Member, as applicable.

Section 11.2.          Liability of Agent. Agent shall not be liable to any Seller or Member for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Sellers and Members shall jointly and severally indemnify and hold Agent harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of Agent and arising out of or in connection with the acceptance or administration of its duties hereunder.

Section 11.3.          Reimbursement of Expenses. Agent shall be entitled to reimbursement from Sellers of all reasonable expenses incurred by him, her or it in connection with fulfilling his, her or its duties as set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1.          Notices. All notices or other communications hereunder shall be deemed to have been duly given and effective upon delivery if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or electronic mail; provided, that the facsimile or electronic mail is promptly confirmed by telephone confirmation thereof or followed by one of the other foregoing permitted means of notice (other than facsimile or electronic mail), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To either Seller or to Agent:

Citron Pharma LLC

2 Tower Center Blvd., Suite 1101

East Brunswick, NJ, 08816
Attention: Vimal Kavuru

E-mail: vkavuru@citronpharma.com

with a copy to:

Reed Smith LLP

599 Lexington Avenue

22nd Floor

New York, NY 10022

Attn: Niket Rele, Esq.

Facsimile: (212) 521-5400

E-mail: nrele@reedsmith.com

and

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

Attn: Courtney Murray, Esq.
Facsimile: (412) 288-3063

E-mail: cmurray@reedsmith.com

To each Member at the address set forth opposite such Member’s name on Schedule 12.1.

To Purchasers or Parent:

Aceto Corporation

4 Tri Harbor Ct.

Port Washington, NY 11050
Attn: Steven S. Rogers, Chief Legal Officer
Facsimile No.: (516) 478-9857
Email: srogers@aceto.com

with a copy to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Attn: Steven E. Siesser, Esq.
Facsimile No.: (973) 597-2507
Email: ssiesser@lowenstein.com

Section 12.2.          Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchasers and Agent, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver in any one instance shall be effective with respect to any other instance or create a course of dealing. Notwithstanding anything to the contrary contained herein, Section 6.10, Section 7.1, Section 7.10, Section 10.2, this Section 12.2, Section 12.5, Section 12.7, Section 12.8, Section 12.11 and Section 12.12 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or modification of such provision would modify the substance of the foregoing provisions) may not be amended or waived in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

Section 12.3.          Assignment. Except as specifically provided in Section 9.9, no Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of Parent and Agent; provided, that the foregoing shall not prohibit Parent or each Purchaser from making any assignment (a) to any of its Affiliates so long as such Affiliate agrees in writing to be bound by all of the terms, conditions, and provisions contained in this Agreement applicable to Parent or each Purchaser, as the case may be, (b) following Closing to any successors to all or substantially all of the Purchased Products and Related Assets or otherwise to any successors to all or substantially all of the business and assets of Parent or such Purchaser, whether in a merger, consolidation, sale of substantially all assets or other similar transaction, or (c) to any Financing Source or lender as collateral security following Closing. Any purported assignment, hypothecation or transfer in breach of this Section 12.3 shall be null and void. This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by the Parties hereto and their successors and permitted assigns.

Section 12.4.          Entire Agreement. This Agreement and the Ancillary Agreements (in each case, including all Schedules, Exhibits and Appendices hereto and thereto) contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for: (a) the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein; provided, that notwithstanding the foregoing, the Confidentiality Agreement shall terminate upon the Closing without further action by the parties thereto; and (b) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 12.5.          Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, Purchasers, Sellers, Members or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that (a) the provisions of ARTICLE IX shall inure to the benefit of the Purchaser Indemnified Parties and the Seller Indemnified Parties, as applicable, (b) the provisions of Section 12.12 shall inure to the benefit of the Persons referenced therein, (c) the provisions of ARTICLE XI shall inure to the benefit of the Agent and (d) the provisions of Section 6.10, Section 7.1, Section 7.10, Section 10.2, Section 12.2, this Section 12.5, Section 12.7, Section 12.8 and Section 12.11 shall inure to the benefit of the Financing Sources.

Section 12.6.          Expenses, Transfer Taxes and Property Taxes; Cooperation.

(a)          Except as otherwise expressly provided in this Agreement (including all filing fees in connection with the filings made pursuant to Section 7.3), whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. Notwithstanding the foregoing, the Purchasers shall pay fifty percent (50%), on the one hand, and the Sellers shall pay fifty percent (50%), on the other hand, of all Transfer Taxes. Purchasers shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection therewith, to the extent permitted by applicable Law. Sellers shall (and Members shall take all applicable steps to cause Sellers to) cooperate with the Purchasers in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes.

(b)          In the case of any taxable period that includes (but does not end on) the Closing Date, (i) real, personal and intangible property Taxes and similar Taxes imposed with respect to the Purchased Products and Related Assets or Related to the Business (“Property Taxes”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis, and (ii) all other Taxes imposed with respect to the Purchased Products and Related Assets or Related to the Business (other than Transfer Taxes which shall be borne as provided in Section 12.6(a)) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period as though the taxable period terminated as of the effective time of the Closing. Sellers and Purchasers shall promptly reimburse each other in accordance with such allocation for any such Property Taxes which any Party is required to pay under applicable Law, with such reimbursement to be reflected in the Payout Spreadsheet and treated as a Purchase Price adjustment. For the avoidance of doubt, notwithstanding this Section 12.6(b), Purchasers shall not assume any Liability for any Excluded Taxes.

(c)          Sellers, on the one hand, and Purchasers, on the other hand, shall (i) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative Proceeding relating to Liability for Taxes in connection with the Business or the Purchased Products and Related Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, Proceeding or determination, and (iii) inform the other of any final determination of any such Proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

Section 12.7.          Governing Law; Jurisdiction. (a) This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all Proceedings that may be based upon, arise out of, or relate to this Agreement, or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York regardless of Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)          Each Party hereto hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any Proceeding based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby, including any Proceeding arising out of or relating in any way to the Commitment Letter or the performance thereof, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any state or federal court sitting in New York County, New York; (ii) consents that any such Proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Party hereto at its, his or her address set forth in Section 12.1 of this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 12.1; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. The provisions of this Section 12.7 shall be enforceable by each Financing Source.

Section 12.8.          WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.9.          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, portable document format (.pdf) or otherwise) to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 12.10.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 12.11.         Specific Performance.

(a)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 12.11(b), each Party agrees that in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, whether in Law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Subject to Section 12.11(b), each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Subject to Section 12.11(b), any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)          The Parties agree that Sellers shall be entitled to specific performance against Parent and Purchasers to cause Parent and Purchasers to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, only to the extent each of the following conditions is satisfied: (x) the Marketing Period has ended and all conditions in Section 8.1 and Section 8.2 were satisfied (other than those conditions that can only be satisfied on the Closing Date and which were, at the time Closing would have been required to occur pursuant to Section 2.1, capable of being satisfied) at the time when the Closing would have been required to occur pursuant to Section 2.1, but for the failure of the Financing to be funded; (y) Sellers have irrevocably confirmed that if specific performance is granted, then the transactions contemplated by this Agreement will be consummated; and (z) no Financing Failure shall have occurred; provided, however, none of Parent, Purchasers or their respective Affiliates shall be required to commence any Proceeding against any Financing Source or other lender to enforce the Commitment Letter; provided, further that none of the Sellers, Members, the Agent, their respective Representatives, or any of their respective successors or assigns, shall be entitled to seek specific performance (A) of any rights of Parent or Purchasers to cause the Financing to be funded or (B) against any Financing Source.

Section 12.12.         Non-Recourse.

(a)          This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as Parties (which for the avoidance of doubt, does not include any Financing Source) and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Financing Source shall have any Liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or Liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith. Notwithstanding anything to the contrary contained herein, each of Sellers, Members, the Agent, and each of their respective Representatives and their respective successors and assigns (each, a “Waiving Party”) hereby waive any rights or claims against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter or Definitive Agreements, whether at law or equity, in contract, in tort or otherwise, and each Waiving Party agrees not to commence or join in with any claim, cause of action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby (including any claim, cause of action or proceeding relating to the Financing, the Commitment Letter or the Definitive Agreements). The Waiving Parties each acknowledge and agree to the confidentiality provisions contained in the Commitment Letter and the Redacted Fee Letters with respect thereto.

(b)          The provisions of this Section 12.12 are intended to be for the benefit of, and enforceable by, the directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys and other Representatives of the Parties and the Financing Sources, and each such Person shall be an express intended third party beneficiary of this Section 12.12.

Section 12.13.         Joint Obligations of Purchasers and Parent. Any Liability hereunder of Purchasers or Parent shall be joint and several as between Purchasers and Parent.

Section 12.14.         Interpretive Provisions. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(a)          The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)          Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)          The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d)          The exhibits, appendices and schedules to this Agreement are incorporated herein by reference and made a part hereof for all purposes. Any capitalized term used in any exhibit or schedule, but not otherwise defined therein, shall have the respective meaning set forth in this Agreement.

(e)          The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(g)          An accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP. All financial calculations and financial statements required by, or described in, this Agreement, including the Estimated Statement of Specified Assets and Liabilities, the Closing Statement of Specified Assets and Liabilities, the Closing Statement, the Audited Financial Statements, the Reviewed Financial Statements and the Financial Statements shall be, except as otherwise expressly provided herein, calculated or prepared, as the case may be, in accordance with GAAP.

(h)          A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i)           The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the Ancillary Agreements.

(j)           All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(k)          All references to “day” or “days” shall constitute calendar days unless there is an express reference to “Business Days”, in which case the reference shall be deemed to refer to Business Days and not calendar days.

(l)           The terms of this Section 12.14 and the terms defined in Appendix A shall apply to the Disclosure Schedule and each other schedule delivered herewith, to each document included in the exhibits attached hereto and to the Ancillary Agreements unless expressly otherwise stated therein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

SELLERS:

CITRON PHARMA LLC

By:	/s/ Vimal Kavuru
Name: Vimal Kavuru
Title: Manager and Chief Executive Officer

LUCID PHARMA LLC

By:	/s/ Vimal Kavuru
Name: Vimal Kavuru
Title: Manager and Chief Executive Officer

[SIGNATURE PAGE TO PRODUCT PURCHASE AGREEMENT]

DIRECT MEMBERS:

CITGEN PHARMA HOLDING LLC

By:	/s/ Vimal Kavuru
Name: Vimal Kavuru
Title: Manager

SUDHA KAVURU

/s/ Sudha Kavuru
Sudha Kavuru

GENSOURCE PHARMA LLC

By:	/s/ Vimal Kavuru
Name: Vimal Kavuru
Title: Manager

[SIGNATURE PAGE TO PRODUCT PURCHASE AGREEMENT]

INDIRECT MEMBERS:

VIMAL KAVURU

/s/ Vimal Kavuru
Vimal Kavuru

SUBHA SRI THOGARCHEDU

/s/ Subha Sri Thogarchedu
Subha Sri Thogarchedu

SS PHARMA LLC

By:	/s/ Subha Sri Thogarchedu
Name: Subha Sri Thogarchedu
Title: Sole Member

SHORE PHARMA LLC

By:	/s/ Vimal Kavuru
Name: Vimal Kavuru
Title: Sole Member

PHARMA REACH LLC

By:	/s/ Subha Sri Thogarchedu
Name: Subha Sri Thogarchedu
Title: Sole Member

[SIGNATURE PAGE TO PRODUCT PURCHASE AGREEMENT]

ROMEO CHARLIE ACQUISITION I, LLC

By:	/s/ Salvatore J. Guccione
Name: Salvatore J. Guccione
Title: Chief Executive Officer

ROMEO CHARLIE ACQUISITION II, LLC

By:	/s/ Salvatore J. Guccione
Name: Salvatore J. Guccione
Title: Chief Executive Officer

ACETO CORPORATION

By:	/s/ Albert L. Eilender
Name: Albert L. Eilender
Title: Executive Chairman

[SIGNATURE PAGE TO PRODUCT PURCHASE AGREEMENT]

AGENT:

VIMAL KAVURU

/s/ Vimal Kavuru
Vimal Kavuru

[SIGNATURE PAGE TO PRODUCT PURCHASE AGREEMENT]

Appendix A

Defined Terms

General. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“2015 Quarterly Financial Statements” shall have the meaning set forth in Section 3.16.

“AAA” has the meaning set forth in Section 7.19(b).

“Acceleration Request” shall have the meaning set forth in Section 1.8(d).

“Accounting Firm” shall have the meaning set forth in Section 1.13(b)(i).

“Accounts Receivable” shall have the meaning set forth in Section 3.19.

“Accrued Expenses” means expenses that have been incurred, but for which there is not yet any disbursement in the Books and Records of the applicable Seller.

“Acquisition Proposal” shall have the meaning set forth in Section 7.13(c).

“Additional Reviewed Statements” shall have the meaning set forth in Section 7.20.

“Adjusted Closing Payment Amount” shall have the meaning set forth in Section 1.13(c)(i).

“Adjusted Gross Profit” means: (i) Net Sales; minus (ii) Product Cost; minus (iii) Partner Profit Split.

“Administration Services Agreement” shall have the meaning set forth in the recitals.

“Adverse Legal Change” shall have the meaning set forth in Section 1.8(d).

“Adverse Tax Change” shall have the meaning set forth in Section 1.8(d).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Affiliate” also includes any “associate” of a Person (as such term is defined in the Securities Act). For purposes of clarity, none of Sellers or Members shall be deemed to be Affiliates of Parent or Purchasers by virtue of this Agreement, any service on the board of directors of Parent or ownership of any Parent Shares.

A-1

“Agent” shall have the meaning set forth in the preamble.

“Aggregate Closing Date Cash Payment” shall have the meaning set forth in Section 1.6.

“Agreement” means this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means, collectively, each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed by Parent, Purchasers or a Seller or Member, or as applicable, Agent, in connection with the transactions contemplated hereby, including the Trademark Assignment Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Subordination Agreement and the Signing Agreements.

“ANDA” means an Abbreviated New Drug Application as defined in the FDCA.

“Applicable Tax Allocation Statement” shall have the meaning set forth in Section 1.11(b).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in the form of Exhibit F attached hereto.

“Assumed Contracts” means the Contracts set forth in Schedule 1.1(a), together with any comparable agreement entered into by either Seller following the date hereof and prior to the Closing in accordance with the terms of this Agreement.

“Assumed Liability” shall have the meaning set forth in Section 1.4.

“Audited Financial Statements” shall have the meaning set forth in Section 3.16.

“Balance Sheet” means the balance sheet for each Seller as of and for the quarterly period ended on the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2016.

“Beneficial Rights” shall have the meaning set forth in Section 1.2.

“Bill of Sale” means an assignment and bill of sale in the form of Exhibit G attached hereto.

A-2

“Books and Records” means all of the following, but only to the extent Related to the Business: (a) books, records, documents, invoices, inventory records, product specifications, customer lists, cost and pricing information, physician lists, supplier lists, business plans, catalogs, customer literature, quality control records and manuals and credit records of customers; (b) research, design and development files, engineering drawings, records and laboratory books (including raw data, technical data, pharmacology data, pharmacovigilance data, chemistry and pharmaceutical data relating to drug substance and drug product (including analytical and product characterization data) and toxicology data) and stability and clinical studies; (c) data relevant to the manufacturing of each of the Products; (d) Regulatory Documentation; (e) Registration Information; and (f) Promotional Materials (including all data and other information stored on discs, tapes or other media); provided, that “Books and Records” does not include any records related or attributable to (i) Taxes or Tax Returns of a Seller if such records are related or attributable solely to a Seller’s (or its Members’) income Tax liability (and, for the avoidance of doubt, are not sales Tax Returns or other records relating or attributable solely to Taxes Related to the Business), (ii) Excluded Assets, or (iii) Retained Liabilities.

“Branded Products Business” means the branded products business as conducted by Seller I and its Affiliates.

“Business” means the developing, commercializing, using, Labeling, packaging, marketing, promoting, storage, importing, investigating, contemplating developing, transporting, selling and distributing the Products as conducted by Sellers, but excluding in any event the Branded Products Business and the Veterinary Products Business (provided that the Business shall expressly include any development, commercialization, use, Labeling, packaging, marketing, promotion, storage, importation, investigation, contemplation, transport, sale and distribution of any Products which have one or more veterinary applications and one or more non-veterinary applications).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or obligated by applicable Law or executive order to close.

“Citgen” shall have the meaning set forth in the recitals.

“Cash Amount” shall have the meaning set forth in Section 1.6.

“Cash and Cash Equivalents” means all cash on hand, cash in bank accounts, certificates of deposit, commercial paper, treasury bills and notes, marketable securities and other cash equivalents of Sellers, and all other items included as cash or cash equivalents in the Financial Statements.

“CIM Information” shall have the meaning ascribed to such term in the definition of Marketing Period.

“Claim Notice” shall have the meaning set forth in Section 9.6(a).

“Claimant” shall have the meaning set forth in Section 9.6(a).

“Closing” means the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

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“Closing Accounts Receivable Amount” shall have the meaning set forth in Section 1.13(b)(i).

“Closing Accrued Expenses Amount” shall have the meaning set forth in Section 1.13(b)(i).

“Closing Aggregate Amount” means the sum of (i) the amount, if any, by which the Closing Accounts Receivable Amount exceeds the Target Accounts Receivable Amount; plus (ii) the amount, if any, by which the Closing Inventory Amount exceeds the Target Inventory Amount; plus (iii) the amount, if any, by which the Closing Prepaid Assets Amount exceeds the Target Prepaid Assets Amount; plus (iv) the amount, if any, by which the Target Trade Payables Amount exceeds the Closing Trade Payables Amount; plus (v) the amount, if any, by which the Target Accrued Expenses Amount exceeds the Closing Accrued Expenses Amount; minus (vi) the amount, if any, by which the Target Accounts Receivable Amount exceeds the Closing Accounts Receivable Amount; minus (vii) the amount, if any, by which the Target Inventory Amount exceeds the Closing Inventory Amount; minus (viii) the amount, if any, by which the Target Prepaid Assets Amount exceeds the Closing Prepaid Assets Amount; minus (ix) the amount, if any, by which the Closing Trade Payables Amount exceeds the Target Trade Payables Amount; minus (x) the amount, if any, by which the Closing Accrued Expenses Amount exceeds the Targeted Accrued Expenses Amount. If the Closing Aggregate Amount is a positive number, it shall be referred to as the “Positive Closing Aggregate Amount” and if the Closing Aggregate Amount is a negative number, the absolute value of such number shall be referred to as the “Negative Closing Aggregate Amount”.

“Closing Calculations” shall have the meaning set forth in Section 1.13(b)(ii).

“Closing Cash Contribution” means the Closing Payment and any amounts payable pursuant to Section 1.7 and any fees and expenses incurred by Parent and Purchasers in connection with the transactions contemplated by this Agreement, in each case, to the extent not funded from the proceeds of the Financing or the existing revolver on the date hereof.

“Closing Date” shall have the meaning set forth in Section 2.1(a).

“Closing Indebtedness Amount” shall have the meaning set forth in Section 1.13(b)(i).

“Closing Inventory Amount” shall have the meaning set forth in Section 1.13(b)(i).

“Closing Payment” shall have the meaning set forth in Section 1.7(a).

“Closing Prepaid Assets Amount” shall have the meaning set forth in Section 1.13(b)(i).

“Closing Statement” shall have the meaning set forth in Section 1.13(b)(i).

“Closing Statement of Specified Assets and Liabilities” shall have the meaning set forth in Section 1.13(b)(i).

A-4

“Closing Trade Payables Amount” shall have the meaning set forth in Section 1.13(b)(i).

“Closing Transaction Expense Amount” shall have the meaning set forth in Section 1.13(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Rebates” shall have the meaning ascribed to such term in the Administration Services Agreement.

“Commitment Letter” shall have the meaning set forth in Section 6.10(a).

“Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

“Competition Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local or non-United States statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws, each as amended from time-to-time, that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, after giving effect to all supplements or updates thereto, (a) the Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case, with respect to any of the Sellers, Members or the Business, necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information were made, not materially misleading, (b) no audit opinion with respect to any financial statements contained in the Required Information shall have been withdrawn, amended or qualified, and (c) the financial statements and other financial information (other than any projections, budgets, forecasts, other forward looking information and information of an industry specific nature) included in the Required Information (x) are sufficient to permit the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters with respect to such financial information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year and fiscal quarter for which historical financial statements are included) on any date during the Marketing Period and the auditors that have reviewed or audited such financial information have delivered drafts of customary comfort letters, including customary negative assurance comfort, reasonably acceptable to Parent, Purchasers and the Financing Sources, and consent letters required by applicable United States securities Laws and such auditors have confirmed they are prepared to and if requested will issue such comfort letters and consent letters on any pricing dates, prospectus filing dates and closing dates relating to the Financing and any other offering of securities by Purchasers and/or any of their Affiliates occurring during the Marketing Period, and (y) have been prepared in accordance with GAAP, and (z) present fairly in all material respects the financial condition of the Sellers for the periods covered thereby (in each case of clauses (y) and (z), subject in the case of unaudited financial statements to (x) the absence of footnote disclosure and other presentation items, and (y) changes resulting from normal year-end adjustments).

A-5

“Condition Failure Notification” has the meaning set forth in Section 7.19(b).

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement by and between Seller I, Seller II and Parent, dated December 4, 2015, as amended or supplemented from time to time.

“Contract” means any binding written or oral contract, agreement, arrangement, commitment, franchise, indenture, lease, license, note, bond or mortgage.

“Copyright Rights” means all rights, anywhere in the world, in or to published and unpublished works of authorship, whether copyrightable or not (including software, data, databases and other compilations of information), copyrights, copyright registrations and applications, and renewals, extensions, restorations and reversions thereof.

“Covenant Parties” means Sellers, Members and Ashok Mayya.

“Creator” shall have the meaning set forth in Section 3.12(i).

“Declaration” shall have the meaning set forth in Section 7.7(b).

“Default Rate” means eight percent (8%) per annum.

“Deferred Payment Amount” shall have the meaning set forth in Section 1.15.

“Deferred Payment Amount Reduction” shall have the meaning set forth in Section 9.9(b).

“Deferred Payment Date” shall have the meaning set forth in Section 1.15.

“Deferred Payment Default” means any of the following events: (a) failure of the Purchasers to pay to Sellers on the Interest Payment Date therefor, any interest payable pursuant to Section 1.15; (b) failure of the Purchasers to pay to Sellers the Deferred Payment Amount on the Deferred Payment Date; or (c) with respect to the amount of any Pending Claim retained by Purchasers past the Deferred Payment Date, if any, the failure of Purchasers to pay to Sellers such portion of the Deferred Payment Amount due to Sellers, if any, no later than five (5) days after the Final Determination of such Pending Claim.

“Definitive Agreements” shall have the meaning set forth in Section 7.10(a).

“Department” shall have the meaning set forth in Section 7.7(b).

A-6

“Development Costs” means the costs and expenses incurred by Parent and/or Purchasers, or any of their respective Affiliates, in connection with any research and development activities related to the development of any Earn-Out Product through preclinical and clinical stages, including costs of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of such Earn-Out Product, whether conducted internally or by external investigators, including the cost of clinical supplies used in connection therewith, and the preparation of applications and materials to be submitted to regulatory authorities in connection with obtaining, maintaining and/or expanding marketing approval of such product, regulatory and validation activities for manufacturing plant and product, including GMP certification, process development, process improvement and scale-up and recovery costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a Governmental Authority to obtain, maintain and/or expand marketing approval of such product. Development Costs shall be determined in a manner consistent with Parent’s standard cost accounting practices as generally applied in its pharmaceutical business.

“Direct Members” shall have the meaning set forth in the preamble.

“Disclosure Schedule” shall have the meaning set forth in ARTICLE III.

“Discontinuation Period” shall have the meaning set forth in Section 7.25.

“Disputed Amounts” shall have the meaning set forth in Section 1.13(b)(ii).

“Distribution Activities” shall have the meaning set forth in Section 7.15(d).

“Downward Adjustment Amount” shall have the meaning set forth in Section 1.13(c)(i).

“Earn-Out Amount” shall have the meaning set forth in Section 1.14(a).

“Earn-Out End Date” shall have the meaning set forth in Section 1.14(a).

“Earn-Out Objection Notice” shall have the meaning set forth in Section 1.14(b).

“Earn-Out Payment” shall have the meaning set forth in Section 1.14(a).

“Earn-Out Product” shall have the meaning set forth in Section 1.14(a).

“Earn-Out Statement” shall have the meaning set forth in Section 1.14(b).

“Eligibility Event” means any of the following: (a) the breach by Vimal Kavuru of any provision of the Restrictive Covenants Agreement; (b) following the expiration of the “Restricted Period” (as defined in the Restrictive Covenants Agreement), Vimal Kavuru (or one or more of his Affiliates) acquires any product, or proprietary or confidential process that is competitive (in field of use or otherwise) with any product, or proprietary or confidential process that Parent and/or Purchasers is investigating or contemplating developing, manufacturing, distributing, marketing or selling at or after the time of such acquisition; (c) Vimal Kavuru is terminated for “cause” or resigns without “good reason” (each as defined in Vimal Kavuru’s Employment Agreement); (d) Vimal Kavuru resigns from the Parent Board or refuses to stand for election or reelection to the Parent Board; (e) the failure of Vimal Kavuru to be elected to the Parent Board by the stockholders of Parent after being nominated for such position by a committee of the Parent Board or by the Parent Board; or (f) the occurrence of a Parent Change of Control Event.

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“Employee Benefit Plans” means: (a) “employee benefit plans,” as such term is defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated; (b) personnel policies; and (c) fringe or other benefit, employment, consulting, or other compensation plans, policies, programs, agreements and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including stock bonus or other equity compensation, deferred compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive and health, disability and welfare plans, policies, programs or arrangements.

“Employment Agreement” shall have the meaning set forth in the recitals.

“Environmental Laws” means all Governmental Orders and Laws relating to environmental protection, pollution, and/or the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any Hazardous Materials. Without limiting the generality of the foregoing, Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act, (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; ISRA, N.J.S.A. 13:1k-6 et seq.; the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq.; the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq.; and the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1.1 et seq., each as amended, together with the regulations promulgated and guidance issued thereunder.

“Environmental Liabilities” means a Liability arising under Environmental Law.

“Environmental Permits” shall have the meaning set forth in Section 3.23(a).

“Equity Consideration” shall have the meaning set forth in Section 1.8(a).

“Equity Consideration Reduction” shall have the meaning set forth in Section 9.9(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any Person that is or could be or at any relevant time was or could have been treated as a single employer with any Seller under Section 414 of the Code.

“Estimated Accounts Receivable Amount” shall have the meaning set forth in Section 1.13(a).

“Estimated Accrued Expenses Amount” shall have the meaning set forth in Section 1.13(a).

“Estimated Aggregate Amount” means the sum of (i) the amount, if any, by which the Estimated Accounts Receivable Amount exceeds the Target Accounts Receivable Amount; plus (ii) the amount, if any, by which the Estimated Inventory Amount exceeds the Target Inventory Amount; plus (iii) the amount, if any, by which the Estimated Prepaid Assets Amount exceeds the Target Prepaid Assets Amount; plus (iv) the amount, if any, by which the Target Trade Payables Amount exceeds the Estimated Trade Payables Amount; plus (v) the amount, if any, by which the Target Accrued Expenses Amount exceeds the Estimated Accrued Expenses Amount; minus (vi) the amount, if any, by which the Target Accounts Receivable Amount exceeds the Estimated Accounts Receivable Amount; minus (vii) the amount, if any, by which the Target Inventory Amount exceeds the Estimated Inventory Amount; minus (viii) the amount, if any, by which the Target Prepaid Assets Amount exceeds the Estimated Prepaid Assets Amount; minus (ix) the amount, if any, by which the Estimated Trade Payables Amount exceeds the Target Trade Payables Amount; minus (x) the amount, if any, by which the Estimated Accrued Expenses Amount exceeds the Targeted Accrued Expenses Amount. If the Estimated Aggregate Amount is a positive number, it shall be referred to as the “Positive Estimated Aggregate Amount” and if the Estimated Aggregate Amount is a negative number, the absolute value of such number shall be referred to as the “Negative Estimated Aggregate Amount”.

“Estimated Calculation” shall have the meaning set forth in Section 1.13(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 1.13(a).

“Estimated Indebtedness Amount” shall have the meaning set forth in Section 1.13(a).

“Estimated Inventory Amount” shall have the meaning set forth in Section 1.13(a).

“Estimated Prepaid Assets Amount” shall have the meaning set forth in Section 1.13(a).

“Estimated Statement of Specified Assets and Liabilities” shall have the meaning set forth in Section 1.13(a).

“Estimated Trade Payables Amount” shall have the meaning set forth in Section 1.13(a).

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“Estimated Transaction Expense Amount” shall have the meaning set forth in Section 1.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Excluded Claim” or “Excluded Claims” shall have the meaning set forth in Section 9.4(c).

“Excluded Contracts” means all Contracts of Sellers and their Affiliates, including the Contracts set forth in Schedule 1.1(b), but excluding any Assumed Contracts.

“Excluded Taxes” shall have the meaning set forth in Section 1.5(f).

“Existing Indebtedness” means all Indebtedness of Sellers affecting, or otherwise secured by, the Purchased Products and Related Assets, including the Indebtedness set forth in Schedule 1.1(c).

“Extension Date” shall have the meaning set forth in Section 7.19(b).

“family member” or “familial relationship” means, with respect to a natural person, his or her spouse, child (natural or adopted), or any other direct lineal descendant of such natural person (or his or her spouse).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration or a successor thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Final Determination” shall have the meaning set forth in Section 9.6(b).

“Financial Statements” shall have the meaning set forth in Section 3.16.

“Financing” shall have the meaning set forth in Section 6.10(a).

“Financing Failure” means a refusal or other failure on the part of any Financing Source, or on the part of any other Person obligated or expected at any time to provide a portion of the Financing, to provide all or a portion of such Financing, as a result of, or in connection with, (a) the occurrence of a “Target Material Adverse Effect” (as defined in the Commitment Letter), (b) any event, state of facts, occurrence, non-occurrence, circumstance, development or change, individually or in combination with any other event, state of facts, occurrence, non-occurrence, circumstance, development or change, relating to one or more of the Sellers, Members or their respective Affiliates that is material and adverse to any of them, or any action, inaction or omission by or relating to one or more of Sellers, Members or their respective Affiliates that is material and adverse to any of them, (c) the occurrence of a Force Majeure Event, (d) the failure of the Sellers to timely provide their financial information required by paragraph 6 of Exhibit C of the Commitment Letter, (e) the failure of the condition (for the avoidance of doubt, subject to the Limited Conditionality Provision as defined in the Commitment Letter) set forth in paragraph 8 of Exhibit C to the Commitment Letter, or (f) Sellers’, Members’ or their respective Affiliates’ failure to timely provide the documentation and other information required by paragraph 12 of Exhibit C to the Commitment Letter.

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“Financing Source” means each Person (including each agent and arranger) (other than Purchasers or any of their Affiliates) that has committed to provide or otherwise entered into agreements in connection with the Financing in connection with the transactions contemplated hereby, including the Commitment Letter and the fee letters contemplated therein and all engagement letters, underwriting or agency agreements, purchase agreements, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each Representative of each such Person or Affiliate and their respective successors and assigns.

“First Issuance Date” shall have the meaning set forth in Section 1.8(b).

“First Month End Date” shall have the meaning set forth in Section 1.14(a).

“Force Majeure Event” means any of the following events: (a) any material and adverse change in the U.S. economy or securities or financial markets or change in general political or economic conditions that results in a disruption (other than a short term disruption) in the U.S. capital markets; (b) the commencement, occurrence, continuation or intensification or reduction or cessation of any war (whether or not declared), sabotage, armed hostilities or acts or threats of terrorism; (c) earthquakes, hurricanes or other natural disasters, epidemics or other outbreaks of disease; (d) action by any Governmental Authority that either temporarily or permanently delays, impedes, impairs, prohibits or makes impracticable the consummation of the Financing; or (e) any regional, U.S., foreign, or global emergency; and such event materially delays, impedes, impairs, prohibits or makes impracticable the consummation of the Financing.

“Foreign International Trade Law” means foreign Laws: (a) to the extent governing the import or export of commodities, software or technology into any country or from any country in which the Business is conducted and the payment of required duties and tariffs in connection with same; and (b) to the extent that compliance with such Laws is permissible under U.S. Laws.

“Form C-9600” shall have the meaning set forth in Section 7.7(b).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its certificate of limited partnership and limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and operating agreement or the equivalents of the foregoing if titled differently in a given jurisdiction. Governing Documents also shall include all Contracts between one or more owners of a Person (other than an individual) which relate to their ownership interest, including any of their governance, voting, transfer, registration, pre-emptive, economic and other similar rights, including stockholders agreements, buy-sell agreements, investor rights agreements, co-sale agreements, registration rights agreements, voting and proxy agreements and published governance polices adopted by such Persons’ governing body pursuant to applicable Law.

A-11

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government owned or controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Antitrust Entity” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any supranational, national, federal, state, local, commonwealth, province, territory, county or municipal, or judicial, legislative, executive or regulatory, authority, or any court, administrative body or other governmental or quasi-governmental entity of any nature including any multinational organization or body, or any instrumentality or subdivision thereof, or any public, private or quasi-public self-regulatory organization, national securities exchange, investigative body, arbitral body, or trade organization or association.

“Governmental Authorizations” means all licenses, permits, certificates, franchises, consents, orders, clearances, registrations and other authorizations and approvals granted or otherwise made available by or under the applicable Laws of any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, restriction or award enacted, issued, promulgated, enforced or entered by or with any Governmental Authority.

“Hazardous Materials” means any substance, material, waste, pollutant, contaminant, gas, or particulate matter which: (a) is regulated by any Governmental Authority under any Environmental Law; (b) the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of, is prohibited, controlled or regulated by any Environmental Law; (c) requires investigation or remediation under any Environmental Law; or (d) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous. Such term includes any material or substance which is: (i) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “hazardous chemical,” “hazardous air pollutant,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic pollutant,” “byproduct,” or “source material,” or any like or similar term under any applicable Environmental Law; (ii) oil and petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; (iii) asbestos or asbestos-containing material; (iv) polychlorinated biphenyls; or (v) radioactive material.

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“Health Care Laws” means all applicable health care Laws and Governmental Orders, including the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the federal False Claims Act, 31 U.S.C. §§ 3729 et seq., the federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7b(a), the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq., the exclusion Laws, 42 U.S.C. § 1320a-7, the FDCA and related FDA regulations, the Public Health Service Act, the Controlled Substances Act, Medicare, Title XVIII of the Social Security Act, and Medicaid, Title XIX of the Social Security Act.

“Hired Employees” shall have the meaning set forth in Section 7.9(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means an Investigational New Drug Application pursuant to 21 C.F.R. Part 312.

“Indebtedness” means, with respect to each Seller and without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums or penalties, and fees and expenses related to discharge and pay-off, payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of either Seller consisting of: (a) all indebtedness for borrowed money (including the current portion thereof), together with all prepayment premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith; (b) all Liabilities under any reimbursement obligation relating to a bankers’ acceptance, note purchase facility or letter of credit; (c) all Liabilities evidenced by a bond, note, debenture or other debt security (including a purchase money obligation); (d) Liabilities for the deferred purchase price of property, goods or services in respect of which either Seller is liable (including any earn-out, seller note or other deferred purchase price, or royalty or licensing arrangement, however structured, but excluding trade payables incurred in the Ordinary Course of Business); (e) all Liabilities for accrued but unpaid distributions or other monetary obligations in respect of its limited liability company interests; (f) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing; (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by either Seller (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (h) all indebtedness of any Person (whether or not a Seller) secured by any Lien on any property or assets of either Seller (even if a Seller has not assumed or become liable for the payment of such indebtedness); (i) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which Seller is liable as lessee; (j) all Liabilities under securitization or receivables factoring arrangements or transactions; and (k) all Liabilities of any third party of the types described above that are guaranteed, directly or indirectly, by a Seller. Notwithstanding the foregoing, “Indebtedness” shall not include any amounts taken into account in calculating Transaction Expenses, Accrued Expenses or Trade Payables.

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“Indemnified Party” shall have the meaning set forth in Section 9.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.5(a).

“Indemnity Threshold” shall have the meaning set forth in Section 9.4(a)(i).

“Indirect Entity Members” shall have the meaning set forth in the preamble.

“Indirect Individual Members” shall have the meaning set forth in the preamble.

“Indirect Members” shall have the meaning set forth in the preamble.

“Initial Board Date” means the later of January 1, 2017, and the Closing Date.

“Insurance Policies” shall have the meaning set forth in Section 3.26.

“Intellectual Property” means all rights anywhere in the world in or to: (a) Copyright Rights, (b) Patent Rights, (c) Trademark Rights, (d) Trade Secret Rights and (e) all other intellectual property rights.

“Intellectual Property Licenses” means the Contracts set forth in Schedule 1.1(e).

“Interest Payment Date” shall have the meaning set forth in Section 1.15.

“Interest Rate” means five percent (5%) per annum; provided, that upon the occurrence and during the continuance of any Deferred Payment Default, “Interest Rate” means the Default Rate.

“International Trade Law” means the sanctions and export control Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs Laws, the Foreign Asset Control Regulations, U.S. sanctions Laws, and any regulations or Governmental Orders issued thereunder, including the regulations administered by the Department of the Treasury’s Office of Foreign Assets Control.

“Intracompany Payables” means all accounts, notes or loans payable recorded or required by GAAP to be recorded on the books of any Seller or any Affiliate of any Seller for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business from a Seller, a Member or any Affiliate thereof, including amounts recorded on the Financial Statements as “due to affiliates”, whether current or non-current.

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“Intracompany Receivables” means all accounts, notes or loans receivable recorded or required by GAAP to be recorded on the books of Sellers or any of their respective Affiliates for goods or services sold or provided by the Business to either Seller, any Member or any of their respective Affiliates or advances (cash or otherwise) or any other extensions of credit made by the Business to either Seller, any Member or any of their respective Affiliates, including amounts recorded on the Financial Statements as “due from affiliates”, whether current or non-current.

“Inventory” means (a) all raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents, supplies, packaging, labels, inventoriable supplies, work in progress and finished goods owned by Sellers, any Member or any of their respective Affiliates, (b) finished goods of the Business, whether imported, procured from contract manufacturers, or otherwise, that are located at or in transit to or from third-party distribution sites, in each case, as of the Closing Date, and (c) any and all rights of either Seller, any Member or any of their respective Affiliates to the warranties received from its suppliers with respect to such inventory and related Proceedings, credits, and rights of recovery and set-off with respect thereto.

“Inventory Acknowledgment” shall have the meaning set forth in Section 1.9.

“Inventory Count” shall have the meaning set forth in Section 1.9.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et seq.

“Issuance Date” shall have the meaning set forth in Section 1.8(b).

“Joint Development Definitive Agreements” shall have the meaning set forth in the recitals.

“Knowledge of Members” means the actual knowledge of any of the individuals listed on Schedule 1.1(f), together with the knowledge that such individuals would have had after reasonable inquiry within the scope of their respective employment or capacity.

“Knowledge of Parent” means the actual knowledge of any of the individuals listed on Schedule 1.1(g), together with the knowledge that such individuals would have had after reasonable inquiry within the scope of their respective employment or capacity.

“Knowledge of Purchaser” means the actual knowledge of any of the individuals listed on Schedule 1.1(g), together with the knowledge that such individuals would have had after reasonable inquiry within the scope of their respective employment or capacity.

“Knowledge of Sellers” means the actual knowledge of any of the individuals listed on Schedule 1.1(f), together with the knowledge that such individuals would have had after reasonable inquiry within the scope of their respective employment or capacity.

“Labeling” (and the correlative terms “Label” and “Labeled”) shall have the meaning ascribed to such term in Section 201(m) of the FDCA (21 U.S.C. § 321(m)) relating to the subject matter thereof, including, with respect to each Product, such Product’s label, the packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

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“Launch Date” shall have the meaning set forth in Section 1.14(a).

“Laws” means any federal, state, foreign, provincial or local law, common law, statute, ordinance, rule (including listing and Marketplace rules), regulation, code, Governmental Order or other requirements of similar effect of any Governmental Authority.

“Leased Real Property” means Real Property in which a Seller holds an interest as a landlord, tenant, or direct or indirect subtenant.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether accrued or unaccrued, fixed, asserted or not asserted, known or unknown, absolute or contingent, liquidated or unliquidated, matured or unmatured, determined, determinable or otherwise, whenever or however arising (including those arising under any Law, those arising under any Contract, instrument, permit, franchise or undertaking and those arising as a result of any action or omission).

“Licensed Intellectual Property” shall have the meaning set forth in Section 3.12(b).

“Liens” means any lien, pledge, security interest, hypothecation, option, mortgage, license, lease, easement, covenant, deed of trust, right of first refusal, conditional sale agreement, title retention agreement, transfer restriction, defect of (or restriction on) title or other claim, charge or encumbrance of any nature whatsoever, including any restriction on the use, voting, receipt of income or other exercise of any attributes of ownership, whether presently in effect or springing into effect upon an event.

“Litigation and Compliance Representations” means the representations and warranties contained in Section 3.7, as they relate to Item 2 on Section 3.7(a) of the Disclosure Schedule and Section 3.7(c) of the Disclosure Schedule and the representations and warranties contained in Section 3.8, as they relate to Item 1 on Section 3.8(a) of the Disclosure Schedule.

“Limitation Amount” means an amount equal to $25,000,000 minus the aggregate sum, if any, of all Deferred Payment Amount Reductions.

“Loss” or “Losses” means all claims, losses, Liabilities, damages, actions, causes of action, awards, Proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, costs and expenses, including reasonable attorneys’ fees and disbursements; provided, that in no event will Losses include any indirect, incidental, consequential, punitive, remote, special, multiples of earnings or exemplary damages, opportunity costs, damages for, measured by or based on lost profits, loss of revenue, diminution in value, or loss of income, or other similar measures or for any loss of business reputation or opportunity that arises out of or relates to this Agreement, except in connection with any Third-Party Claim.

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“Marketing Period” means commencing from the date that is fourteen (14) Business Days after Sellers have provided Purchasers written notice that Sellers have delivered all of the information required by the definition of the term Required Information (determined as of such fourteenth (14th) Business Day), the period of twenty (20) consecutive Business Days, plus, upon the occurrence of the Structure Flex Date (as defined in the Redacted Fee Letters delivered on the date hereof),  an additional period of twenty-five (25) consecutive Business Days beginning immediately after the end of such twenty (20) consecutive Business Day period; provided that such period shall not include any date from November 21, 2016 through and including November 27, 2016, and December 19, 2016 through and including January 1, 2017; provided further that if such period has not ended on or prior to December 19, 2016, such period shall continue on and after January 2, 2017 for the greater of (a) the remaining Business Days in the Marketing Period and (b) ten (10) consecutive Business Days; provided further that if at any time after receipt of the aforesaid written notice from Sellers, Purchasers in good faith reasonably believe that Sellers have not delivered all of the information required by the definition of the term Required Information, then within two (2) Business after receipt of such written notice from Sellers, Purchasers shall deliver a written notice to Sellers to that effect (stating with specificity which information is required pursuant to the definition of the term Required Information) and the Marketing Period shall not commence until the specified information has been so delivered.

“Material Adverse Effect” means, with respect to Sellers, Members or the Business, any event, state of facts, occurrence, non-occurrence, circumstance, development or change, individually or in combination with any other event, state of facts, occurrence, non-occurrence, circumstance, development or change, that (a) has had or would reasonably be expected to have a materially adverse effect on the business, operations, prospects, assets, liabilities, results of operations or condition (financial or otherwise) of the Business or, as applicable, Members or Sellers, taken as a whole, (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, or (c) arises from, is in connection with or relates in any way to a Specified Event, other than, with respect to clauses (a) and (b), events, states of fact, occurrences, non-occurrences, circumstances, developments or changes to the extent resulting from any of the following: (i) any change or effect that is generally applicable in the economy of any country in which the Business has substantial operations; (ii) any change in political or economic conditions or capital or financial markets generally, including interest or exchange rates; (iii) after the date hereof, any change in GAAP or applicable Law, or the enforcement or interpretation thereof; (iv) any condition, including political condition or development, change or effect that arises out of or is attributable to the commencement, occurrence, continuation, escalation, worsening, intensification or reduction or cessation of any war (whether or not declared), sabotage, hostilities, act of terrorism, or military or police action; (v) the announcement or the pendency or anticipated consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Parent or Purchasers; (vi) any change or effect that arises out of or is attributable to an earthquake, hurricane or other natural disaster, epidemic or other outbreak of disease; (vii) any change or effect that relates to any failure by a Seller to meet internal projections or forecasts for any period (including with respect to the Business); (viii) any action taken or not taken by a Seller or Member at Parent’s or Purchasers’ written direction (with the written consent of the Financing Sources) or the failure of a Seller or Member to take any action that is specifically prohibited by the terms of this Agreement to the extent Parent (with the written consent of the Financing Sources) fails to give its consent thereto after a written request therefor pursuant to Section 7.2; provided, however, that any event, state of facts, occurrence, non-occurrence, circumstance, development or change set forth in the foregoing clauses (i), (ii), (iii), (iv) and (vi) shall be taken into account in determining whether a “Material Adverse Effect” has occurred, or would reasonably be expected to occur, if such event, state of facts, occurrence, non-occurrence, circumstance, development or change, individually or in the aggregate, has a disproportionate effect on the business, operations, prospects, assets, liabilities, results of operations or condition (financial or otherwise) of the Business or Members or Sellers, as applicable, taken as a whole, relative to other Persons engaged in the same industries in which the Business operates.

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“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Material Customer” shall have the meaning set forth in Section 3.24.

“Material Supplier” shall have the meaning set forth in Section 3.24.

“Member I” shall have the meaning set forth in the preamble.

“Member II” shall have the meaning set forth in the preamble.

“Member III” shall have the meaning set forth in the preamble.

“Members” shall have the meaning set forth in the preamble.

“Members’ Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Good Standing and Qualification), Section 4.2 (Authority; Binding Effect), Section 4.5 (Litigation) and Section 4.6 (Brokers).

“Names” means any company names and assumed names of Sellers or, solely if Related to the Business, any of their Affiliates, and any related logos.

“NDA” means any new drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. Part 314 et seq., and any foreign equivalent application filed with any Governmental Authority.

“NDC Number” means the unique identifying number assigned to a drug product, including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the FDCA and applicable FDA rules and regulations.

“Negative Closing Aggregate Amount” shall have the meaning ascribed to such term in the definition of Closing Aggregate Amount.

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“Negative Closing Shortfall” shall have the meaning set forth in Section 1.13(d).

“Negative Determination” shall have the meaning set forth in Section 1.14(h).

“Negative Estimated Aggregate Amount” shall have the meaning ascribed to such term in the definition of Estimated Aggregate Amount.

“Negative Estimated Shortfall” shall have the meaning set forth in Section 1.6.

“Negotiation Period” has the meaning set forth in Section 7.19(b).

“Net Sales” means, with respect to a given period of measurement described in clauses (x) and (y) in Section 1.14(a), as determined in accordance with GAAP: (a) the net royalties or commissions earned by Parent and Purchasers (taken together) from the sale of the Earn-Out Products during such period; plus (b) the amount sold or invoiced by Parent or its Affiliates (including Purchaser) to any third party (whether an end-user, a distributor or otherwise) for an Earn-Out Product sale during such period; minus (c) customary deductions and accruals with respect to such Earn-Out Product sold during such period (without duplication), including (i) customary trade, Cash and Cash Equivalents and quantity discounts, allowances and credits, (ii) credits or allowances actually granted for damaged goods or returns, (iii) all charge-back payments, discounts and rebates mandated or otherwise granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursers or to trade customers, including wholesalers, chain, and pharmacy buying groups, (iv) commissions paid to third parties and sales agents, and (v) failure to supply payments made to, and similar charges by, a customer for failure to fully deliver field service fees and expenses, field service fees, data service fees, stocking allowances, promotion and tradeshow fees and distribution fees.

“New Supply Agreement” shall have the meaning set forth in the recitals.

“Nontransferred Assets” shall have the meaning set forth in Section 1.2.

“Notice Period” shall have the meaning set forth in Section 9.5(a).

“Objection Notice” shall have the meaning set forth in Section 1.13(b)(ii).

“Offering Documentation” shall have the meaning set forth in Section 7.10(d).

“Offset Date” means the first (1st) anniversary of the Closing Date.

“One Year Anniversary Date” shall have the meaning set forth in Section 1.14(a).

“Ordinary Course of Business” means the ordinary course of business of Sellers, consistent with their past custom and practice (including with respect to quantity and frequency).

“Outside Date” shall have the meaning set forth in Section 10.1(b).

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“Owned Real Property” means Real Property that is not Leased Real Property and in which a Seller or Citgen holds an interest, including the parcel of land owned by Citgen located at 650 Randolph Road, Township of Franklin, County of Somerset, State of New Jersey, and designated as Block 517.01, Lot 2.01 on the tax maps for the Township of Franklin and all buildings, fixtures, structures and improvements thereon

“Parent” shall have the meaning set forth in the preamble.

“Parent Board” shall have the meaning set forth in Section 1.8(b).

“Parent Change of Control Event” means (a) any Person (other than Parent’s Affiliates and Sellers, Members or their Affiliates as of the date hereof) shall become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the voting equity securities of Parent on a fully-diluted basis; or (b) any merger or consolidation to which Parent is a party in which Parent is not the continuing or surviving corporation or pursuant to which Parent’s Common Stock would be converted into cash, securities, and/or other property, other than a merger of Parent in which holders of Parent’s Common Stock immediately prior to the merger have either the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the Common Stock immediately before or have a majority of the combined voting power of the surviving corporation.

“Parent Change Request” shall have the meaning set forth in Section 1.8(d).

“Parent Shares” means 5,121,951 shares of Parent’s Common Stock, subject to appropriate adjustment in the event that any stock dividend, stock split, combination or other similar recapitalization with respect to Parent’s Common Stock is effected prior to the applicable Issuance Date.

“Parent’s Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Good Standing and Qualification), Section 6.2 (Authority; Binding Effect), Section 6.8 (Parent Shares) and Section 6.9 (Brokers).

“Partner Profit Split” means the amount payable to contracted partners for particular Earn-Out Products, calculated in accordance with the Contracts specified on Schedule 1.1(h).

“Party” means, as applicable, Purchasers, Parent, each Seller, each Member and Agent.

“Patent Rights” means all rights, anywhere in the world, in or to patents and patent applications, together with any extensions, supplemental protection certificates, reexaminations, reissues, renewals, divisions and continuations and foreign counterparts claiming priority to any of the foregoing.

“Payout Spreadsheet” shall have the meaning set forth in Section 7.21.

“Pending Claim” shall have the meaning set forth in Section 1.15.

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“Permitted Encumbrances” means: (a) Liens for Taxes not yet due or payable or that are being contested in good faith by appropriate Proceedings and, in each case, for which appropriate reserves under GAAP have been established in the Financial Statements; and (b) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are incurred in the Ordinary Course of Business and are not delinquent, and any statutory Liens arising by operation of Law with respect to a Liability incurred in the Ordinary Course of Business and that is not delinquent, in each case, that do not, and would not reasonably be expected to, individually or in the aggregate, materially adversely affect the value, or the continued use, of the Purchased Products and Related Assets in the same or similar manner as currently, and as of the Closing Date, being used by, or materially impairs the operations of, Sellers.

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Personal Data” shall have the meaning set forth in Section 3.12(k).

“Positive Closing Aggregate Amount” shall have the meaning ascribed to such term in the definition of Closing Aggregate Amount.

“Positive Closing Surplus” shall have the meaning set forth in Section 1.13(c).

“Positive Estimated Aggregate Amount” shall have the meaning ascribed to such term in the definition of Estimated Aggregate Amount.

“Positive Estimated Surplus” shall have the meaning set forth in Section 1.6.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Prepaid Assets” means expenses of Sellers which are paid in advance.

“Pricing Allowances” shall have the meaning ascribed to such term in note four (4) to the Audited Financial Statements of Seller I for the fiscal year ended December 31, 2015.

“Prior Supply Agreement” shall have the meaning set forth in Section 1.5(s).

“Proceeding” means any claim, demand, suit, action, cause of action, lawsuit, arbitration, hearing, investigation, enforcement action, audit, inquiry, examination or proceeding (whether in contract, in tort, at law, or otherwise), including being named in a subpoena in any of the foregoing.

“Product Cost” means the purchase or transfer price for a particular Earn-Out Product plus, if not already included in such purchase or transfer price, in-bound freight, customs, duties, freight insurance, distribution fees and third party logistics costs, each calculated in accordance with GAAP.

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“Product Registrations” means all Governmental Authorizations (including ANDAs, NDAs and INDs) and comparable regulatory filings granted to Sellers or any of their Affiliates by, or applications therefor pending with, any Governmental Authority (including applications that are in the process of being prepared by Sellers or any of their Affiliates) required to manufacture, commercialize, develop, package, Label, store, use, market, import, export, distribute and/or sell any of the Products.

“Products” means the products listed on Schedule 1.1(i).

“Promotional Materials” means, collectively, all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials (including all underlying designs, samples, charts, diagrams, photos and electronic files related to the foregoing) and all training materials, in each case, in whatever form or medium (e.g., audio, visual, digital or print), to the extent Related to the Business and that are in Sellers’ or any of their Affiliates’ physical possession or under its or their control or that are located at or in transit to or from third-party distribution sites, in each case, as of the Closing Date.

“Property Taxes” shall have the meaning set forth in Section 12.6(b).

“Pro Rata Share” means the percentage set forth opposite each Seller’s name on Schedule 1.1(j) hereto.

“Purchase Price” shall have the meaning set forth in Section 1.6.

“Purchase Price Cap” shall have the meaning set forth in Section 9.4(b)(i).

“Purchased Products and Related Assets” shall have the meaning set forth in Section 1.1.

“Purchased Intellectual Property” means all Registered Intellectual Property and any other Intellectual Property owned by any Seller and solely Related to the Business, including the Intellectual Property set forth in Section 3.12(a) of the Disclosure Schedule.

“Purchaser Benefit Plans” shall have the meaning set forth in Section 7.9(d).

“Purchaser I” shall have the meaning set forth in the preamble.

“Purchaser II” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.1(a).

“Purchaser Welfare Plans” shall have the meaning set forth in Section 7.9(e).

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“Purchasers” shall have the meaning set forth in the preamble.

“Purchasers’ Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Good Standing and Qualification), the Litigation and Compliance Representations, Section 5.2 (Authority; Binding Effect) and Section 5.6 (Brokers).

“Real Estate Lease Agreement” shall have the meaning set forth in the recitals.

“Real Property” means all property considered real property under the laws of the State of New Jersey and the State of Illinois, including estates in land, leasehold interests, easements and licenses to utilize any of the foregoing.

“Real Property Lease” means a lease, sublease, or other instrument creating an interest in Leased Real Property (other than the Real Estate Lease Agreement).

“Rebates and Chargebacks Allowance” shall have the meaning ascribed to such term in the Administration Services Agreement.

“Redacted Fee Letters” means the fee letters from the Financing Sources related to the Commitment Letter in which the only redactions relate to fees, hold levels, or “market flex” provisions and other economic provisions that are customarily redacted in connection with acquisition agreements of this type; provided, that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate net principal amount of the Financing or other funding being made available by Financing Sources, except (in the case of aggregate net principal amount) to the extent a reduction from such Financing Source would be offset by an increase in the Financing or other funding being made available by such Financing Source or another Financing Source, in each case, pursuant to the terms of the Commitment Letter.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Intellectual Property” means all Intellectual Property of Sellers that is Registered, including the Registered Intellectual Property listed in Section 3.12(a)(i) of the Disclosure Schedule.

“Registration Information” means any and all original Product Registrations, together with copies of related correspondence between any of the manufacturers or marketers of the Products and the applicable Governmental Authority, current approved packaging relating to any of the Products and any other existing files and dossiers relating to any of the Products, including the underlying data or information used to support, maintain or obtain marketing authorization with respect to any of the Products.

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“Regulatory Documentation” means, to the extent Related to the Business, (a) all regulatory filings and supporting documents, chemistry, manufacturing and controls data and documentation, preclinical and clinical studies and tests, (b) any ANDA, any NDA and all regulatory files and foreign equivalents related thereto, (c) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Authority, including all IND applications, IND annual and safety reports, drug master files, FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including any responses to such reports), any correspondence with the Office of Prescription Drug Promotion, periodic safety update reports, complaint files, and annual product quality reviews, (d) the complete complaint, adverse event and medical inquiry filings with respect to the Products as required by applicable Laws and Related to the Business, including the Product Registrations, and (e) all equivalent, comparable or analogous documentation with respect to any other country outside the United States.

“Related Party” means: (a) Sellers and Members; (b) any Affiliate of a Seller or a Member; (c) any director, officer, manager or employee of a Seller or a Member or of any Affiliate of a Seller or a Member; (d) any family member of any of the foregoing who is a natural person; (e) trusts for family members of any of the foregoing; or (f) any Person (other than an individual) in which all or a majority of the owners are the Persons described in clause (a) through and including (e).

“Related to the Business” means, directly or indirectly, related to, owned or used in connection with or intended to be used in connection with, the Business as conducted by Sellers at any time prior to the Closing, but excluding anything related to the Branded Products Business or the Veterinary Products Business.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, attorneys, accountants, representatives, financial advisors, lenders, agents and consultants of such Person.

“Required Information” means all financial and other pertinent information regarding the Business, Sellers and Members as is required to allow Parent and/or Purchasers to satisfy the conditions set forth in paragraph 6 clauses (b) and (d) of Exhibit C to the Commitment Letter.

“Required Third Party Consents” means the consents and approvals set forth in Section 8.2(c) of the Schedules to the Purchase Agreement.

“Reserves Provision” shall have the meaning ascribed to such term in the Administration Services Agreement.

“Restrictive Covenants Agreement” shall have the meaning set forth in the recitals.

“Retained Liabilities” shall have the meaning set forth in Section 1.5.

“Retained Products” means the products set forth in Schedule 1.1(k).

“Returns” shall have the meaning ascribed to such term in the Administration Services Agreement.

“Reviewed Financial Statements” shall have the meaning set forth in Section 3.16.

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“Rising” shall have the meaning set forth in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements, schedules, exhibits and other documents filed by Parent with the SEC.

“Second Issuance Date” shall have the meaning set forth in Section 1.8(b).

“Second Month End Date” shall have the meaning set forth in Section 1.14(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” shall have the meaning set forth in the preamble.

“Seller Employee Benefit Plans” shall have the meaning set forth in Section 3.20(a).

“Seller I” shall have the meaning set forth in the preamble.

“Seller II” shall have the meaning set forth in the preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Seller-Labeled Products” shall have the meaning set forth in Section 7.15(a).

“Sellers’ Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Good Standing and Qualification), Section 3.2 (Authority; Binding Effect), Section 3.3 (Capitalization), the first sentence of Section 3.13 (Purchased Products and Related Assets), and Section 3.31 (Brokers).

“Signing Agreements” means the Real Estate Lease Agreement, the Administration Services Agreement, the Joint Development Definitive Agreements, the Employment Agreement, the Restrictive Covenants Agreement, the Voting Agreement, the Stockholders’ Rights Agreement, the Transition Services Agreement and the New Supply Agreement.

“Specified Event” means any event, act omission or development, either alone or as part of a related or unrelated series, which serves as a basis (or, if Closing has not then occurred, would serve as a basis, had the occurrence thereof been after Closing, ceteris paribus) for a termination of Vimal Kavuru’s employment for “Cause” (as defined in the Employment Agreement) by Rising under Section 7.1(e) of the Employment Agreement, as determined by the Parent Board in its reasonable discretion.

“Statutory Representations” shall have the meaning set forth in Section 9.3(a).

“Stock Consideration” shall have the meaning set forth in Section 1.8(a).

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“Stockholders’ Rights Agreement” shall have the meaning set forth in the recitals.

“Subordination Agreement” shall have the meaning set forth in Section 7.29.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Supplier” shall have the meaning set forth in the recitals.

“Supplier Bankruptcy or Insolvency Event” means (a) the Supplier commences any Proceeding under any existing or future U.S. debtor relief law or any foreign equivalent thereof, seeking (i) to have an order for relief entered with respect to it, (ii) to adjudicate it as bankrupt or insolvent, (iii) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (iv) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, (b) the Supplier makes a general assignment for the benefit of its creditors or any foreign equivalent thereof, (c) there is commenced against the Supplier in a court of competent jurisdiction any Proceeding of a nature referred to in clause (a)(i) above which (x) results in the entry of an order for relief or any such adjudication or appointment, or (y) remains undismissed, undischarged, unstayed or unbonded for thirty (30) days, (d) there is commenced against the Supplier any Proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof, (e) the Supplier is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due, or (f) the Supplier takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (c), (d) or (e) above.

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“Supplier Change of Control” means any of the following: (a) any Person shall become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the voting equity securities of the Supplier on a fully-diluted basis (other than any beneficial owner of thirty percent (30%) or more of the voting equity securities of the Supplier on a fully-diluted basis as of the date hereof); (b) any merger, share exchange, business combination, scheme of arrangement, amalgamation, reorganization, recapitalization, investment, joint venture or consolidation or similar transaction if, immediately thereafter, any Person shall become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the voting equity securities of the Supplier on a fully-diluted basis; (c) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the voting equity securities of the Supplier on a fully-diluted basis; (d) any liquidation, dissolution or winding-up, or the foreign equivalent thereof, of the Supplier; (e) any sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Supplier; (f) the individuals who constituted the board of directors or other similar governing body of the Supplier cease, for any reason or no reason, to constitute at least a majority of the board of directors or other similar governing body of the Supplier; or (g) the public announcement of, or the public announcement of an intention to effect, any of the foregoing by the Supplier or any other Person.

“Supplier Event” means any of the following: (a) the material breach by the Supplier of the New Supply Agreement or the Prior Supply Agreement, or the failure of the Prior Supply Agreement or the New Supply Agreement to remain in full force and effect; (b) the Supplier becomes unable, or advises any of Sellers, Members, Purchasers or Parent that it is unwilling or unable, or anticipates that it will become unwilling or unable, to supply the Products to Purchasers as required by the terms and provisions of the New Supply Agreement, the Prior Supply Agreement or pursuant to any other Assumed Contract between either Seller and the Supplier, in each case, whether as a result of the occurrence of a Force Majeure Event or for any other reason or for no reason which has, or could reasonably be expected to have, a material and adverse impact on the Business; (c) the Supplier becomes party, or otherwise subject, to any material regulatory, criminal, or product liability Proceeding, or any civil investigation, in each case, by or involving any U.S. federal, state, local or foreign Governmental Authority, in each case, that is materially adverse to the Business; (d) a Supplier Change of Control occurs; or (e) a Supplier Bankruptcy or Insolvency Event occurs.

“Target Accounts Receivable Amount” means $34,149,518.

“Target Accrued Expenses Amount” means $1,836,849.

“Target Inventory Amount” means $29,468,834.

“Target Prepaid Assets Amount” means $1,007,796.

“Target Trade Payables Amount” means $41,289,299.

“Tax” or “Taxes” means (a) all federal, state, provincial, county, municipal, local or foreign taxes, charges, fees, imposts, levies or other assessments, however denominated, including all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, shares, license, services, withholding, payroll, employment, social security, unemployment, worker’s compensation, healthcare, disability, excise, severance, stamp, occupation, registration, net worth, property, estimated, environmental, windfall profits, customs duties, fees, or other like assessments and charges in the nature of taxes, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case, whether or not disputed.

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“Tax Escrow” shall have the meaning set forth in Section 7.7(b).

“Tax Indemnity” means the indemnification rights contained in ARTICLE IX with respect to any breach of the representations and warranties contained in Section 3.14 (Taxes) or contained in Section 3.6(b) (Absence of Material Changes) in respect of the items contemplated by Section 7.2(b)(xix).

“Tax Return” or “Tax Returns” means any return, report, declaration, election, notice, form, designation, information return, statement or other document filed or required to be filed with any Taxing Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including any schedule or attachment thereto, claim for refund, amended return, or declaration of estimated Tax.

“Taxing Authority” means any Governmental Authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third-Party Claim” shall have the meaning set forth in Section 9.5(a).

“Trade Payables” means trade payables billed to a Seller by its suppliers.

“Trade Secret Rights” means all rights, anywhere in the world, in or to trade secrets, inventions, discoveries, formulae, know-how, ideas, processes, designs, data, databases, customer and other contact information, and other proprietary information, in each case, whether or not patentable or copyrightable.

“Trademark Assignment Agreement” means a trademark assignment agreement in the form and substance of Exhibit H attached hereto.

“Trademark Rights” means all rights, anywhere in the world, in or to trademarks, service marks, brand names, certification marks, collective marks, (including fictitious, assumed, and d/b/a names), Internet domain names, e-mail addresses, social media handles and accounts, social media pages and other websites, logos, symbols, trade dress, trade names, and other indicia of origin, all registrations and applications for any of the foregoing, including extensions, modifications, divisions or renewals of such registrations or applications, and including the goodwill associated with or symbolized by any of the foregoing.

“Trading Market” means the NASDAQ Global Select Market, or such other national securities exchange on which the Common Stock is, at the time of determination, listed for trading.

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“Transaction Expenses” means, without duplication, (a) the collective amount payable by Sellers and Members to outside legal counsel, accountants, advisors, financial advisors, investment bankers (including J.P. Morgan Securities LLC), brokers and other third parties for all fees, commissions and similar compensation items, and out-of-pocket costs and expenses incurred by either Seller in connection with the sale of the equity of Sellers or all or substantially all of the assets of Sellers and the negotiation, documentation and consummation thereof, plus (b) any change of control payment, consent fee or other similar payment, expense or fee that accrues or becomes payable to any third party by either Seller as a result of the execution and delivery of this Agreement and/or consummation of the transactions contemplated hereby, plus (c) the employer portion of any employment Taxes due in connection with the amounts described in clause (b).

“Transfer Taxes” means any sales, use, transfer, value added, conveyance, excise, documentary transfer, real estate transfer, filing, stamp, recording, registration, duty or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the transactions contemplated by this Agreement and the Real Estate Lease Agreement or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transition Services Agreement” shall have the meaning set forth in the recitals.

“Treasury Regulations” mean the regulations promulgated by the U.S. Treasury Department under the Code.

“Two Year Anniversary Date” shall have the meaning set forth in Section 1.14(a).

“Upward Adjustment Amount” shall have the meaning set forth in Section 1.13(c)(ii).

“Veterinary Products Business” means the veterinary products business as conducted by Seller II and its Affiliates.

“Voting Agreement” shall have the meaning set forth in the recitals.

“Waiving Party” shall have the meaning set forth in Section 12.12(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

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EXHIBIT A

LIST OF INSTRUMENTS AND DOCUMENTS TO BE PROVIDED BY SELLERS

(the items identified with an asterisk below are to be in form reasonably acceptable to Parent)

(i)          the certificate referred to in Section 8.2(f);*

(ii)         a receipt for payment of the Purchase Price at Closing;*

(iii)        the Trademark Assignment Agreement, duly executed by an authorized officer of each Seller;

(iv)        the Assignment and Assumption Agreement, duly executed by an authorized officer of each of Seller;

(v)         the Bill of Sale, duly executed by an authorized officer of each Seller;

(vi)        the Subordination Agreement;

(vii)       pay-off letters with respect to the Indebtedness subtracted from the Closing Payment pursuant to Section 1.7(a)(iii);*

(viii)      invoices with respect to the Transaction Expenses incurred and payable as of the Closing subtracted from the Closing Payment pursuant to Section 1.7(b)(vi);*

(ix)         the Required Third Party Consents, duly executed by an authorized officer of the relevant contractual counterparty;*

(x)          the release and assignment with respect to the Hired Employees contemplated by Section 7.9(a);*

(xi)         the Inventory Acknowledgment;*

(xii)        evidence that the company names of Sellers and their Affiliates have been changed to names that do not incorporate and are not similar to any of the Names; and

(xiii)       non-foreign affidavits under Treasury Regulations Section 1.1445-2.*

EXHIBIT B

LIST OF INSTRUMENTS AND DOCUMENTS TO BE PROVIDED BY MEMBERS

(the items identified with an asterisk below are to be in form reasonably acceptable to Parent)

(i)          the certificate referred to in Section 8.2(f);* and

(ii)         non-foreign affidavits under Treasury Regulations Section 1.1445-2.*.

EXHIBIT C

LIST OF INSTRUMENTS AND DOCUMENTS
TO BE PROVIDED BY PARENT

(the items identified with an asterisk below are to be in form reasonably acceptable to Agent)

(i)          the certificate referred to in Section 8.3(c).*

EXHIBIT D

LIST OF INSTRUMENTS AND DOCUMENTS
TO BE PROVIDED BY PURCHASERS

(the items identified with an asterisk below are to be in form reasonably acceptable to Agent)

(i)          the certificate referred to in Section 8.3(c);*

(ii)         the Trademark Assignment Agreement, duly executed by an authorized officer of Purchasers;

(iii)        the Assignment and Assumption Agreement, duly executed by an authorized officer of Purchasers;

(iv)        the Inventory Acknowledgment;* and

(v)         the Bill of Sale, duly executed by an authorized officer of Purchasers.

EXHIBIT E

FORM OF
SELLER SUBORDINATION AGREEMENT

This SELLER SUBORDINATION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [●], among the holders of the Subordinated Debt (as defined below) signatory hereto and their permitted successors and assigns (each a “Subordinated Creditor” and collectively, the “Subordinated Creditors”), ACETO CORPORATION, a New York corporation (“Borrower”), the other Loan Parties (as defined below) party hereto and WELLS FARGO BANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of itself and the other Secured Parties.

RECITALS

A.          The Subordinated Creditors have entered into that certain Product Purchase Agreement dated as of November 2, 2016 (as amended, modified, supplemented, restated or refinanced from time to time, the “Purchase Agreement”), by and among the Subordinated Creditors, Citgen Pharma Holding LLC, a New Jersey limited liability company (“Member I”), Gensource Pharma LLC, a Delaware limited liability company (“Member II”), and Sudha Kavuru, an individual (“Member III” and collectively with Member I and Member II, “Direct Members”), SS Pharma LLC, a New Jersey limited liability company, Shore Pharma LLC, a New Jersey limited liability company, and Pharma Reach LLC, a New Jersey limited liability company (collectively, “Indirect Entity Members”), Vimal Kavuru and Subha Sri Thogarchedu (together, “Indirect Individual Members” and collectively with Indirect Entity Members, “Indirect Members;” and Indirect Members collectively with Direct Members, “Members”), the Borrower, certain Subsidiaries of the Borrower, and Vimal Kavuru, as Agent (“Agent”) for Members and the Subordinated Creditors.

B.           The Borrower has entered into that certain Second Amended and Restated Credit Agreement dated as the date hereof (as amended, modified, supplemented, restated or refinanced from time to time, the “Credit Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

C.           As a condition to the Administrative Agent and the Lenders entering into the Credit Agreement and making the loans and extensions of credit thereunder, the Administrative Agent and the Lenders have required, and the Borrower and the Subordinated Creditors have each agreed, to enter into this Agreement.

In consideration of the loans or other extensions of credit made or to be made by the Senior Creditors (as defined below) to the Borrower under the Credit Agreement, as well as for other good and valuable consideration, the Subordinated Creditors, the Administrative Agent, the Borrower and the Loan Parties do hereby agree as follows:

1.          Definitions. (a) When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Insolvency Proceeding” means any insolvency or receivership proceeding, any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, any assignment by a Loan Party or any of its Subsidiaries for the benefit of its creditors, the application for, or consent to, the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer or the readjustment, reorganization, composition or extension of debts and which is brought by or against or with respect to any Loan Party or any of its Subsidiaries.

“Senior Creditors” means the Secured Parties and the Administrative Agent.

“Senior Debt” means any and all Secured Obligations.

“Subordinated Debt” means the Deferred Payment Amount (as defined in the Purchase Agreement) and all interest thereon owing by the Borrower or any of its Subsidiaries to the Subordinated Creditors pursuant to Section 1.15 of the Purchase Agreement.

“Subordinated Debt Maturity Date” means the date that is five (5) years and six (6) months after the date hereof.

“Termination Date” means the date on which (a) the Commitments shall have expired or been terminated, (b) the principal of and interest on each Loan and all fees, expenses and other Secured Obligations shall have been paid in full (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), (c) all Letters of Credit shall have expired or terminated, in each case without any pending draw and (d) all LC Disbursements shall have been reimbursed.

(b)        Unless otherwise defined herein, all terms used herein shall have the respective meanings given such terms in the Credit Agreement.

2.          Payment Subordination Provisions. So long as this Agreement is in effect:

(a)        All payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the Senior Debt. Except to the extent expressly permitted pursuant to subsection (b) below, no payments or other distributions whatsoever in respect of the Subordinated Debt shall be made by the Borrower or any of its Subsidiaries or received or retained by any Subordinated Creditor, and (except as permitted pursuant to Section 3) no other action may be taken by any Subordinated Creditor to collect or enforce payment of the Subordinated Debt prior to the Termination Date.

(b)        Notwithstanding subsection (a) above, the Borrower and its Subsidiaries may make (and the Subordinated Creditors may accept and retain) (i) scheduled payments of interest on the Subordinated Debt under the terms of Section 1.15 of the Purchase Agreement and (ii) payments of principal of the Subordinated Debt on and after the Subordinated Debt Maturity Date; provided that, in each case, no Default or Event of Default shall have occurred and be continuing or would result from any such payment. The Borrower may resume making interest payments and principal payments on the Subordinated Debt (and may make any such payments of the Subordinated Debt missed due to the foregoing sentence, and the Subordinated Creditors may accept and retain such payments) in the event such Default is no longer continuing (so long as there is no Event of Default) or upon the waiver in writing of such Default or Event of Default in accordance with the terms of the Credit Agreement.

(c)        Should any payment be received by any Subordinated Creditor as prohibited in subsection (a) above and not permitted in subsection (b) above, such Subordinated Creditor forthwith shall deliver the same to the Administrative Agent in the form received (but with the endorsement of such Subordinated Creditor, without recourse, where necessary for the collection thereof by the Administrative Agent) for application on the Senior Debt, and each Subordinated Creditor agrees that, until so delivered, the same shall be deemed received by such Subordinated Creditor as agent and bailee for the Senior Creditors and such payment or prepayment shall be held in trust by such Subordinated Creditor as property of the Senior Creditors.

3.          No Enforcement by Subordinated Creditors. Until the Termination Date occurs, whether or not any Insolvency Proceeding has occurred, each of the Subordinated Creditors agrees not to (a) accelerate, make demand, otherwise make due and payable, sue upon, or to collect, or to receive payment (except as permitted pursuant to Section 2(b)) of any Subordinated Debt or (b) enforce or apply any security now or hereafter existing therefor, nor to file or join in any petition to commence any Insolvency Proceeding until, in the case of clause (a) or (b), the earlier to occur of (i) the Subordinated Debt Maturity Date and (ii) the date that is 180 days following receipt by the Administrative Agent of written notice from the Subordinated Creditors of a payment default by the Borrower or any of its Subsidiaries under the Subordinated Debt.

4.          Modification of Subordinated Debt. So long as this Agreement is in effect, the payment terms or interest rate of the Subordinated Debt shall not be modified without in each such case the express prior written consent of the Administrative Agent. Each Subordinated Creditor agrees that (a) it hereafter will not accept any security or collateral of any kind for or with respect to the Subordinated Debt and (b) in the event any Subordinated Creditor does obtain any security or collateral for the Subordinated Debt (whether in breach hereof or otherwise), it shall provide notice thereof to the Administrative Agent and, at the request of the Administrative Agent, execute and deliver to the Administrative Agent (and the Administrative Agent hereby authorizes the Administrative Agent to prepare and record) such termination statements and releases as the Administrative Agent shall reasonably request or require to release any security interest in or lien on any such property or assets. Each Subordinated Creditor agrees that any lien or security interest that it may now or hereafter have in any assets or property in contravention of the preceding sentence is subject and subordinate, to the extent and in the manner provided herein, to any and all liens and security interests that the Administrative Agent may now or hereafter have in such assets and property to secure the Senior Debt. Notwithstanding anything to the contrary herein, the Borrower and each Loan Party may elect and shall be permitted to offset all or a portion of any Pending Claim (as defined in the Purchase Agreement) against the right of each Subordinated Creditor to receive all or a portion of the Subordinated Debt if and to the extent permitted under the Purchase Agreement.

5.          Insolvency Proceedings. In any Insolvency Proceeding of any Loan Party, the Administrative Agent shall be entitled to collect and enforce the Subordinated Debt and to receive any distributions, dividends or other payments upon the Subordinated Debt for the benefit of the Subordinated Creditors by filing such claim, proof of debt or proof of claim as appropriate in the proceeding, in the Administrative Agent’s name or any Subordinated Creditor’s name. The Administrative Agent and any officer or employee designated by the Administrative Agent for such purpose is hereby constituted and appointed attorney-in-fact for such Subordinated Creditor with full power (which power, being coupled with an interest, shall be irrevocable so long as this Agreement is in effect) to file any claim, proof of debt or proof of claim in any such proceeding in the event that such Subordinated Creditor fails to do so within five (5) Business Days prior to the deadline for filing any such claim or proof.

6.          Liquidation, Dissolution, Etc. In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Loan Party or the proceeds thereof, in whatever form, to creditors of such Loan Party, or upon any indebtedness of such Loan Party, by reason of the liquidation, dissolution or other winding up of such Loan Party or such Loan Party’s business, or by reason of any Insolvency Proceeding of such Loan Party, then and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Subordinated Debt (including without limitation any such payment or distribution which may be payable or deliverable by virtue of the provisions of any securities which are subordinate and junior in right of payment to the Subordinated Debt) shall not be paid or delivered to any Subordinated Creditor until the occurrence of the Termination Date.

7.          Waivers. Each Subordinated Creditor agrees and consents (a) to waive, and does hereby waive, any and all notice of the creation, renewal, extension, modification, compromise or release of any of the Senior Debt or any collateral therefor or guaranties thereof, in whole or in part; (b) that without further notice to or further assent by such Subordinated Creditor, the liability of any Loan Party or any other party or parties for or upon any of the Senior Debt may, from time to time, in whole or in part, be renewed, increased, extended, modified, compromised or released by the Senior Creditors as they may deem advisable; and (c) that any collateral for or guaranties of the Senior Debt, or any part of the Senior Debt, may, from time to time, in whole or in part, be modified, released, collected, sold or otherwise disposed of by the Senior Creditors as they may deem advisable and that any balance of funds with any Senior Creditor at any time standing to the credit of any Loan Party may, from time to time, in whole or in part, be surrendered or released by such Senior Creditor as it may deem advisable. Notwithstanding the provisions set forth in this Section 7, the Senior Creditors shall not modify the negative covenants (other than any financial covenants or as otherwise permitted pursuant to the terms of the Joint Fee Letter) to the Senior Debt in a manner that would prohibit (i) the payment of interest on the Subordinated Debt or (ii) the payment of principal of the Subordinated Debt on or after the Subordinated Debt Maturity Date, unless in each case, a Default or an Event of Default has occurred and is continuing.

8.          Pledge or Transfer of Subordinated Debt. Each Subordinated Creditor agrees not to assign, transfer, pledge, or grant a security interest in all or any part of the Subordinated Debt unless (a) such assignment, transfer, pledge or grant is made expressly subject to this Agreement and (b) such Subordinated Creditor’s assignee, transferee, pledgee or grantee expressly agrees in writing to assume such Subordinated Creditor’s obligations hereunder.

9.          Continuing Agreement and Termination.

(a)        This Agreement is a continuing agreement and this Agreement shall remain in full force and effect until the Termination Date regardless of whether the Senior Debt is from time to time reduced and thereafter increased or entirely extinguished and thereafter re-incurred or incurred anew. This Agreement shall remain in full force and effect and shall be irrevocable until and shall terminate on the Termination Date. No notice purporting to terminate this Agreement which is received by any Senior Creditor at any time prior to the Termination Date shall be effective, in any manner or at any time whatsoever, to terminate this Agreement.

(b)        This Agreement shall continue to be effective regardless of the solvency or insolvency of any Loan Party or any Subordinated Creditor; the liquidation or dissolution of any Loan Party or any Subordinated Creditor; the institution by or against any Loan Party or any Subordinated Creditor of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; the appointment of a receiver or trustee for any Loan Party or any property of any Loan Party or for any Subordinated Creditor or any of Subordinated Creditor’s property; any reorganization, merger or consolidation of any Loan Party or any Subordinated Creditor; or any other change in the ownership, composition or nature of any Loan Party or any Subordinated Creditor.

(c)        Until the Termination Date, this Agreement shall be and remain absolute and unconditional under any and all circumstances and no act or omission on the part of any Senior Creditor shall affect or impair the terms or conditions hereof unless directly in breach or violation hereof or unless expressly agreed upon in writing by the Administrative Agent to the extent not prohibited by the Credit Agreement. Without limiting the generality of the foregoing, the Senior Creditors may change any of the terms of the Credit Agreement or any of the other Loan Documents (other than this Agreement), may make new loans, issue new letters of credit, or extend other new credit to the Loan Parties, or grant renewals, increases, extensions or other indulgences of or with respect to Senior Debt or the Collateral or take any action for the enforcement of, or waive any rights with respect to, any of the Senior Debt or the Collateral, all without any requirement on any Senior Creditor’s part that it give notice of the same to the Subordinated Creditors or obtain the Subordinated Creditors’ consent thereto and all without affecting, impairing or releasing any of the Subordinated Creditors’ obligations under this Agreement.

10.        Loan Parties’ Acknowledgments, Consents and Agreements. Each of the Loan Parties hereby acknowledges and consents to the execution, delivery and performance of this Agreement by the Subordinated Creditors and the Administrative Agent (on behalf of itself and the Lenders) and each of the Loan Parties further agrees to be bound by the provisions of this Agreement as they relate to the relative rights, remedies and priorities of the Subordinated Creditors and the Senior Creditors and the respective obligations of the Loan Parties to them; provided, however that nothing in this Agreement shall amend, modify, change or supersede the respective terms of any of the Senior Debt or the Subordinated Debt as between the Loan Parties, on the one hand, and the Senior Creditors or the Subordinated Creditors, on the other hand, and in the event of any conflict or inconsistency between the terms of this Agreement and those of any agreement, note or other document evidencing or securing any of the Senior Debt, the Subordinated Debt or the Collateral, the provisions of such other agreement, instrument or document shall govern as between the Loan Parties, on the one hand, and the Senior Creditors or the Subordinated Creditors (as the case may be), on the other hand, and each of the Loan Parties further agrees that this Agreement shall not give any Loan Party any substantive rights relative to the Senior Creditors or the Subordinated Creditors and no Loan Party shall be entitled to raise any actions or inactions on the part of the Senior Creditors or the Subordinated Creditors hereunder as a defense, counterclaim or other claim against such party. In the event of any conflict between the terms of Section 1.15 of the Purchase Agreement and the terms of this Agreement, the terms of this Agreement will govern and control.

11.        Representations and Warranties.

(a)        The Borrower and the Subordinated Creditors hereby represent and warrant to the Administrative Agent, for the benefit of the Senior Creditors, that (i) the provisions of the Purchase Agreement represent the entire agreement amongst the Subordinated Creditors and the Loan Parties or any of their Subsidiaries with respect to the Subordinated Debt and supersede any and all previous agreements or understandings, oral or written, relating to the subject matter thereof; and (ii) there are no side letters, agreements or understandings, oral or written, that would modify or supplement any of the terms of the Subordinated Debt.

(b)        Each party hereto hereby represents and warrants to the other parties hereto that (i) it is duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, as applicable; (ii) it has the requisite corporate, limited liability company, limited partnership or other applicable power and authority to execute, deliver and perform its obligations under this Agreement, all of which have been duly authorized by all proper and necessary action; (iii) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles; and (iv) the execution, delivery and performance of this Agreement by it does not (A) contravene the terms of its applicable organization documents, (B) conflict with or result in any material breach or contravention of, or result in the creation of any lien under, any material contract or agreement to which such Person is a party or to which its property is subject or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) violate any law, rule or regulation binding upon such Person or its property.

(c)        The Subordinated Creditors represent and warrant to the Administrative Agent, for the benefit of the Senior Creditors, that the Subordinated Debt is unsecured.

(d)        The Subordinated Creditors further represent and warrant to the Administrative Agent that it has not previously assigned any interest in the Subordinated Debt, that no other person or entity owns an interest in the Subordinated Debt (whether as joint holders, participants or otherwise) and that the entire Subordinated Debt is owing only to the Subordinated Creditors in accordance with the terms and conditions of the Purchase Agreement.

(e)        The Subordinated Creditors and the Loan Parties acknowledge and agree that in making their respective extensions of credit to the Loan Parties under the Loan Documents, and incurring the Senior Debt, the Senior Creditors are entitled to rely, and have relied, on the representations and warranties contained in this Agreement.

12.	Miscellaneous.

(a)        Wherever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is prohibited or invalid under such law, such provision is to be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(b)        This Agreement shall be binding upon the Loan Parties, the Subordinated Creditors and their respective successors and assigns, and shall inure to the benefit of the Senior Creditors and their respective successors and assigns.

(c)        All singular terms used herein shall include the plural, and any pronouns used herein shall include all genders.

(d)        This Agreement constitutes the sole and entire agreement between the Subordinated Creditors and the Senior Creditors with respect to the subject matter hereof and supersedes and replaces any and all prior or concurrent agreements, understandings, negotiations or correspondence between them with respect thereto.

(e)        This Agreement may not be amended, supplemented or otherwise modified except by written instrument executed by the Subordinated Creditors, the Borrower, the other Loan Parties and the Administrative Agent. No waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective or binding upon the Senior Creditors unless the Administrative Agent (at the direction of the Required Lenders) shall first have given its written consent thereto.

(f)         This Agreement may be executed in one or more counterparts and each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

(g)        All sections headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(h)        All notices, demands and other communications hereunder to the Administrative Agent or any Subordinated Creditor shall be effective (i) if given by telecopy, when such communication is transmitted to the telecopy number set forth beneath such Person’s signature below (with such telecopy to be promptly confirmed by delivery of a copy thereof by personal delivery or United States mail as otherwise provided herein), (ii) if given by mail, three (3) Business Days after such communication is deposited in the United States mail with first class postage prepaid, return receipt requested, and addressed to such Person at its address set forth beneath its signature below, (iii) if sent for overnight delivery by Federal Express, United Parcel Service or other reputable national overnight delivery service, one (1) Business Day after such communication is entrusted to such service for overnight delivery and with recipient signature required, addressed as aforesaid, or (iv) if given by any other written means, when delivered at the address of such Person shown below. The Administrative Agent or each Subordinated Creditor may designate a different address or telecopy number for its receipt of such notices or other communications but no such change shall be effective unless and until the other party actually receives such written notice.

13.        Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.        Jurisdiction; Waiver of Jury Trial, Etc.

(a)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Borrower, any Loan Party or any Subordinated Creditor may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto or its properties in the courts of any jurisdiction.

(b)        Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12(h). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)        EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(d).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized officer or other signatory as of the date first above written above.

SUBORDINATED CREDITORS:

CITRON PHARMA LLC, a New Jersey limited liability company

By:
Name:
Title:

LUCID PHARMA LLC, a New Jersey limited liability company

By:
Name:
Title:

Address for notices:

Citron Pharma LLC
2 Tower Center Blvd., Suite 1101
East Brunswick, NJ, 08816
Attention: Vimal Kavuru
E-mail: vkavuru@citronpharma.com

with a copy to:

Reed Smith LLP
599 Lexington Avenue
22nd Floor
New York, NY 10022
Attn: Niket Rele, Esq.
Facsimile: (212) 521-5400
E-mail: nrele@reedsmith.com

and

Reed Smith LLP
225 Fifth Avenue
Pittsburgh, PA 15222
Attn: Courtney Murray, Esq.
Facsimile: (412) 288-3063
E-mail: cmurray@reedsmith.com

Aceto Corporation

Seller Subordination Agreement

Signature Page

BORROWER:

ACETO CORPORATION

By:
Name:
Title:

LOAN PARTIES:

[ADD LOAN PARTIES]

By:
Name:
Title:

Aceto Corporation

Seller Subordination Agreement

Signature Page

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address for notices:

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services

Aceto Corporation

Seller Subordination Agreement

Signature Page

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment Agreement”) is made as of [●], by and among [Citron Pharma LLC/Lucid Pharma LLC], a New Jersey limited liability company (“Assignor”), and [Romeo Charlie Acquisition I, LLC/ Romeo Charlie Acquisition II, LLC], a Delaware limited liability company (“Assignee” and together with Assignor, the “Parties” and each, a “Party”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Product Purchase Agreement (as defined below). This Assignment Agreement is one of the two Assignment and Assumption Agreements contemplated by the Product Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to that certain Product Purchase Agreement, dated as of November 2, 2016 (as amended, modified or supplemented from time to time, the “Product Purchase Agreement”), by and among Assignor, Assignee, [Citron Pharma LLC/Lucid Pharma LLC],1 a New Jersey limited liability company (together with Assignor, “Sellers”), [Romeo Charlie Acquisition I, LLC/ Romeo Charlie Acquisition II, LLC],2 a Delaware limited liability company, Aceto Corporation, a New York corporation, and the direct and indirect equity holders of Sellers and their agent, (a) Assignor has agreed to assign all of Assignor’s right, title and interest in and to the Assumed Contracts to Assignee (subject to the assumption by Assignee of the Assumed Liabilities), and (b) Assignee has agreed to accept such assignment and to assume from Assignor the Assumed Liabilities; and

WHEREAS, the execution and delivery of this Assignment Agreement by the Parties is a condition to the obligations of the parties to consummate the transactions contemplated by the Product Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1.          Assignment. On and subject to the terms and conditions of the Product Purchase Agreement, Assignor does hereby assign, sell, transfer, convey and deliver to Assignee all of Assignor’s right, title and interest in and to all of the Assumed Contracts, free and clear of all Liens (other than Permitted Encumbrances). For the avoidance of doubt, Assignee is not acquiring the Excluded Contracts.

2.          Acceptance and Assumption. On and subject to the terms and conditions of the Product Purchase Agreement, Assignee hereby accepts the foregoing assignment of the Assumed Contracts, and hereby assumes from Assignor and agrees to pay, perform, and discharge when due, all of the Assumed Liabilities. For the avoidance of doubt, Assignee is not assuming the Retained Liabilities.

1 The other Seller.

2 The other Purchaser

3.          Representations and Warranties. Except as specifically set forth in the Product Purchase Agreement, Assignor makes no representation or warranty with respect to the Assumed Contracts conveyed hereby, and the provisions of this Assignment Agreement shall not in any way modify, replace, amend or waive any of the representations, warranties, covenants and agreements of Assignor contained in the Product Purchase Agreement, this Assignment Agreement being intended solely to effect the assignment of the Assumed Contracts to, and the assumption of the Assumed Liabilities by, Assignee pursuant to the Product Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Product Purchase Agreement and the terms hereof, the terms of the Product Purchase Agreement shall govern.

4.          Parties in Interest. This Assignment Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, and nothing in this Assignment Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Assignment Agreement, including, without limitation, by way of subrogation.

5.          Further Assurances. From time to time after the date hereof, Assignor and Assignee agree to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be reasonably requested in order to carryout the purposes of this Assignment Agreement, and to do all other things and execute and deliver all other instruments and documents as may be required under the Product Purchase Agreement to carry out the purposes of this Assignment Agreement.

6.          Governing Law. This Assignment Agreement and its negotiation, execution, performance or non-performance, interpretation, construction and all Proceedings that may be based upon, arise out of, or relate to this Assignment Agreement, or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York regardless of Laws that might otherwise govern under any applicable conflict of Laws principles. Each Party hereto hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any Proceeding based upon, arising out of, or related to this Assignment Agreement and its negotiation, execution, performance, non-performance, interpretation, construction or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any state or federal court sitting in New York County, New York; (ii) consents that any such Proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Party hereto at its or his or her address set forth in Section 12.1 of the Product Purchase Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 12.1 of the Product Purchase Agreement; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Proceeding arising out of or relating to this Assignment Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.          Counterparts. This Assignment Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that the Parties need not sign the same counterpart.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Assignment Agreement to be duly executed and delivered as of the date first above written.

ASSIGNEE:

[ROMEO CHARLIE ACQUISITION I, LLC/ROMEO CHARLIE ACQUISITION II, LLC]

By:
Name:
Title:

ASSIGNOR:

[CITRON PHARMA LLC/LUCID PHARMA LLC]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT G

FORM OF ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (this “Bill of Sale”) is made as of [●], from [Citron Pharma LLC/Lucid Pharma LLC], a New Jersey limited liability company (“Seller [I][II]”), to [Romeo Charlie Acquisition I, LLC/Romeo Charlie Acquisition II, LLC], a Delaware limited liability company (“Purchaser [I][II]” and together with Seller [I][II], the “Parties” and each, a “Party”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Product Purchase Agreement (as defined below). This Bill of Sale is one of the two Bills of Sale contemplated by the Product Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to that certain Product Purchase Agreement, dated as of November 2, 2016 (as amended, modified or supplemented from time to time, the “Product Purchase Agreement”), by and among Seller [I][II], Purchaser [I][II], [Citron Pharma LLC/Lucid Pharma LLC],1 a New Jersey limited liability company (together with Seller [I][II], “Sellers”), [Romeo Charlie Acquisition I, LLC/Romeo Charlie Acquisition II, LLC],2 a Delaware limited liability company, Aceto Corporation, a New York corporation, and the direct and indirect equity holders of Sellers and their agent, Purchaser [I][II] has agreed to purchase from Seller [I][II] all of Seller [I][II]’s right, title and interest in and to the Purchased Products and Related Assets owned by Seller [I][II] and to be purchased by Purchaser [I][II] pursuant to the Product Purchase Agreement; and

WHEREAS, the execution and delivery of this Bill of Sale by the Parties is a condition to the obligations of the parties to consummate the transactions contemplated by the Product Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1.          Sale of Purchased Products and Related Assets. Seller [I][II] hereby sells, assigns, transfers, conveys and delivers to Purchaser [I][II] all of Seller [I][II]’s respective right, title and interest in and to the Purchased Products and Related Assets (which shall not include, and Purchaser [I][II] is not acquiring from Seller [I][II], any of the Excluded Assets, and Seller [I][II] shall retain ownership of all right, title and interest in and to its Excluded Assets), free and clear of all Liens (other than Permitted Encumbrances). This Bill of Sale is given pursuant to the Product Purchase Agreement, and the transfer of the property hereunder is made subject to the terms and provisions of the Product Purchase Agreement.

2.          Representations and Warranties. Except as specifically set forth in the Product Purchase Agreement, Seller [I][II] makes no representation or warranty with respect to the Purchased Products and Related Assets conveyed hereby, and the provisions of this Bill of Sale shall not in any way modify, replace, amend or waive any of the representations, warranties, covenants and agreements of Seller [I][II] contained in the Product Purchase Agreement, this Bill of Sale being intended solely to effect and evidence the transfer of the Purchased Products and Related Assets pursuant to the Product Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Product Purchase Agreement and the terms hereof, the terms of the Product Purchase Agreement shall govern.

1 The other Seller.

2 The other Purchaser.

3.          Parties in Interest. This Bill of Sale will be binding upon and inure solely to the benefit of Purchaser [I][II] and its respective successors and permitted assigns and be binding upon and enforceable against Seller [I][II] and each of its successors and permitted assigns. Nothing herein, express or implied, is intended to or will be construed to or will confer upon any other Person, any right, claim, cause of action, benefit or remedy of any nature whatsoever, under or by reason of this Bill of Sale, including, without limitation, by way of subrogation.

4.          Further Assurances. From time to time after the date hereof, Seller [I][II] and Purchaser [I][II] agree to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be reasonably requested in order to carryout the purposes of this Bill of Sale, and to do all other things and execute and deliver all other instruments and documents as may be required under the Product Purchase Agreement to carry out the purposes of this Bill of Sale.

5.          Governing Law. This Bill of Sale and its negotiation, execution, performance or non-performance, interpretation, construction and all Proceedings that may be based upon, arise out of, or relate to this Bill of Sale, or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York regardless of Laws that might otherwise govern under any applicable conflict of Laws principles. Each Party hereto hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any Proceeding based upon, arising out of, or related to this Bill of Sale and its negotiation, execution, performance, non-performance, interpretation, construction or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any state or federal court sitting in New York County, New York; (ii) consents that any such Proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Party hereto at its or his or her address set forth in Section 12.1 of the Product Purchase Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 12.1 of the Product Purchase Agreement; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Proceeding arising out of or relating to this Bill of Sale shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

6.          Counterparts. This Bill of Sale may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that the Parties need not sign the same counterpart.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Assignment and Bill of Sale has been duly executed and delivered by the Parties as of the date first written above.

[SELLER I/II:]

[CITRON PHARMA LLC/LUCID PHARMA LLC]

By:
Name:
Title:

[PURCHASER I/II:]

[ROMEO CHARLIE ACQUISITION I, LLC/ROMEO CHARLIE ACQUISITION II, LLC]

By:
Name:
Title:

[Signature page to Bill of Sale]

EXHIBIT H

FORM OF TRADEMARK ASSIGNMENT

THIS TRADEMARK ASSIGNMENT (this “Assignment”) is made as of [•], from [Citron Pharma LLC/Lucid Pharma LLC], a New Jersey limited liability company (“Assignor”), to [Romeo Charlie Acquisition I, LLC/Romeo Charlie Acquisition II, LLC], a Delaware limited liability company (the “Assignee” and together with Assignor, the “Parties” and each, a “Party”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Product Purchase Agreement (as defined below). This Assignment is one of the two Trademark Assignment Agreements contemplated by the Product Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to that certain Product Purchase Agreement, dated as of November 2, 2016 (as amended, modified or supplemented from time to time, the “Product Purchase Agreement”), by and among the Assignor, the Assignee, [Citron Pharma LLC/Lucid Pharma LLC],1 a New Jersey limited liability company (together with Assignor, “Sellers”), [Romeo Charlie Acquisition I, LLC/Romeo Charlie Acquisition II, LLC],2 a Delaware limited liability company, Aceto Corporation, a New York corporation, and the direct and indirect equity holders of Sellers and their agent, the Assignor has agreed, among other things, to sell, assign, transfer, convey and deliver to the Assignee, all of the Assignor’s right, title and interest in and to all of the Trademark Rights included in the Purchased Intellectual Property, existing as of the Closing Date, including, without limitation, the unregistered trademarks and those included in the Registered Intellectual Property, listed on the attached Schedule A hereto, together with the goodwill of the business associated therewith, excluding the Excluded Assets (collectively, the “Marks”); and

WHEREAS, the execution and delivery of this Assignment by the Parties is a condition to the obligations of the parties to consummate the transactions contemplated by the Product Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1.          Assignment. On and subject to the terms and conditions of the Product Purchase Agreement, the Assignor hereby irrevocably and unconditionally assigns, transfers and sets over to the Assignee: (a) all of the Assignor’s right, title, and interest in and to the Marks, together with the goodwill of the business associated therewith and symbolized thereby; (b) any and all legal actions and rights and remedies at law or in equity for past infringements, misappropriations, or other violations of the Marks, including the right to sue for, collect, and retain all damages, profits, proceeds, and all other remedies associated therewith; and (c) any and all income, royalties, and payments accruing on or after the Closing Date with respect to the Marks, for the Assignee’s own use and enjoyment and for the use and enjoyment of the Assignee’s successors, assigns, or other legal representatives. The Assignor agrees to give the Assignee and/or any Person designated by the Assignee all cooperation and assistance that may be required to perfect and record the rights conveyed by this Assignment.

1 The other Seller.

2 The other Purchaser.

2.          Registration. The Assignor authorizes and requests the Commissioner for Trademarks of the United States Patent and Trademark Office, and any other officials throughout the world whose duty is to register and record ownership in trademark registrations and applications for registration of trademarks, to record the Assignee as the assignee and owner of any and all of the Assignor’s rights in the Marks.

3.          Parties in Interest. This Assignment will be binding upon and inure solely to the benefit of the Assignee and its successors and permitted assigns and be binding upon and enforceable against the Assignor and the Assignor’s successors and assigns. Nothing herein, express or implied, is intended to or will be construed to or will confer upon any other Person, any right, claim, cause of action, benefit or remedy of any nature whatsoever, under or by reason of this Assignment, including, without limitation, by way of subrogation.

4.          Conflicts. In the event and to the extent that there is a conflict between the provisions of this Assignment and the provisions of the Product Purchase Agreement, the provisions of this Assignment shall control.

5.          Further Assurances. From time to time after the date hereof, the Assignor agrees to execute and deliver such instruments and documents as requested by the Assignee and necessary in order to carry out the purposes of this Assignment.

6.          Representations and Warranties. Except as specifically set forth in the Product Purchase Agreement, the Assignor does not make any representation or warranty with respect to the Marks assigned hereby, and the provisions of this Assignment shall not in any way modify, replace, amend or waive any of the representations, warranties, covenants and agreements of the Assignor contained in the Product Purchase Agreement, this Assignment being intended solely to effect the assignment of the Marks pursuant to the Product Purchase Agreement.

7.          Governing Law. This Assignment and its negotiation, execution, performance or non-performance, interpretation, construction and all Proceedings that may be based upon, arise out of, or relate to this Assignment, or the transactions contemplated hereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York regardless of Laws that might otherwise govern under any applicable conflict of Laws principles. Each Party hereto hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any Proceeding based upon, arising out of, or related to this Assignment and its negotiation, execution, performance, non-performance, interpretation, construction or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any state or federal court sitting in New York County, New York; (ii) consents that any such Proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any Party hereto at its or his or her address set forth in Section 12.1 of the Product Purchase Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with Section 12.1 of the Product Purchase Agreement; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law. Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Proceeding arising out of or relating to this Assignment shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

8.          Counterparts. This Assignment may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that the Parties need not sign the same counterpart.

[remainder of page intentionally left blank]

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed and delivered as of the date first written above.

ASSIGNOR

[CITRON PHARMA LLC/LUCID PHARMA LLC]

By:
Name:
Title:

Agreed to and Accepted:

ASSIGNEE

[ROMEO CHARLIE ACQUISITION I, LLC/ROMEO CHARLIE ACQUISITION II, LLC]

By:
Name:
Title:

[Signature page to Trademark Assignment]

Schedules Other than Disclosure Schedules to the Product Purchase Agreement

List of Schedules

Schedule	Title of Schedule
1.1(a)	Assumed Contracts
1.1(b)	Excluded Contracts
1.1(c)	Existing Indebtedness
1.1(e)	Intellectual Property Licenses
1.1(f)	Knowledge of Sellers and Members
1.1(g)	Knowledge of Purchasers and Parent
1.1(h)	Partner Profit Split
1.1(i)	Products
1.1(j)	Pro Rata Shares
1.1(k)	Retained Products
1.3(o)	Excluded Assets
1.8	Equity Consideration
1.13(a)(i)	Accounts Receivable, Inventory, Prepaid Assets, Accrued Expenses, Trade Payables; Methodology; Line Items
1.13(a)(ii)	Form of Estimated Closing Statement; Form of Closing Statement
1.14(a)	Earn-Out Products
6.8	Agreements Restricting Sellers’ or Members’ Rights Regarding the Parent Shares
8.2(c)	Required Third Party Consents
9.9	Permitted Assignees of the Equity Consideration
12.1	Addresses of Members

Parent undertakes to furnish supplementally a copy of the Schedules to the Product Purchase Agreement to the Commission upon request.

Disclosure Schedules to the Product Purchase Agreement

List of Schedules

Section	Representations and Warranties Regarding Sellers
3.1	Organization, Good Standing and Qualification
3.3	Capitalization
3.5	No Consents
3.6	Absence of Material Changes
3.7	Litigation
3.8	Compliance with Laws
3.9	Product Registrations; Regulatory Compliance
3.11	Products; Product Liability
3.12	Intellectual Property
3.13	Purchased Products and Related Assets
3.15	Contracts
3.16	Financial Statements
3.18	Inventory
3.19	Receivables
3.20	Benefit Plans; ERISA
3.21	Employment Matters
3.22	Real Property
3.23	Environmental Matters
3.24	Suppliers and Customers
3.26	Insurance
3.28	Bank Accounts
3.29	Related Party Transactions
3.30	Subsidiaries

Section	Covenant

7.2(a)	Conduct
7.2(b)	Conduct

Parent undertakes to furnish supplementally a copy of the Disclosure Schedules to the Product Purchase Agreement to the Commission upon request.